FAIRFAX FINANCIAL HOLDINGS LIMITED

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(as of March 6, 2009 except as otherwise indicated)

(Figures and amounts are in US$ and $ millions except per share amounts and as otherwise indicated. Figures may not add due to rounding.)

Notes: (1)	Readers of the Management’s Discussion and Analysis of Financial Condition and Results of Operations should review the entire Annual Report for additional commentary and information. Additional information relating to the company, including its annual information form, can be found on SEDAR at www.sedar.com, which can also be accessed from the company’s website www.fairfax.ca.

(2)	Management analyzes and assesses the underlying insurance, reinsurance and runoff operations and the financial position of the consolidated group in various ways. Certain of these measures provided in this Annual Report, which have been used historically and disclosed regularly in Fairfax’s Annual Reports and interim financial reporting, are non-GAAP measures. Where non-GAAP measures are provided, descriptions are clearly provided in the commentary as to the nature of the adjustments made.

(3)	The combined ratio – which may be calculated differently by different companies and is calculated by the company as the sum of the loss ratio (claims losses and loss adjustment expenses expressed as a percentage of net premiums earned) and the expense ratio (commissions, premium acquisition costs and other underwriting expenses as a percentage of net premiums earned) – is the traditional measure of underwriting results of property and casualty companies, but is regarded as a non-GAAP measure.

(4)	Other non-GAAP measures included in the Capital Resources and Management section of this Management’s Discussion and Analysis of Financial Condition include: net debt divided by total equity and non-controlling interests, net debt divided by net total capital and total debt divided by total capital. The company also calculates an interest coverage ratio as a measure of its ability to service its debt.

(5)	References in this MD&A to Fairfax’s insurance and reinsurance operations do not include Fairfax’s runoff operations.

Sources of Revenue

Revenues reflected in the consolidated financial statements for the most recent three years are shown in the table that follows (Other revenue comprised, in 2008, animal nutrition revenue earned by Ridley Inc. (“Ridley”) and, in 2007 and 2006, claims fees earned by Cunningham Lindsey Group Inc. (“Cunningham Lindsey”)).

	2008	2007	2006

Net premiums earned
Insurance – Canada (Northbridge)	1,076.1	1,017.1	1,025.8
– U.S. (Crum & Forster)	1,005.0	1,187.4	1,114.0
– Asia (Fairfax Asia)	84.6	68.7	67.3
Reinsurance – OdysseyRe	2,076.4	2,120.5	2,225.8
– Other	269.6	258.4	332.4
Runoff	17.4	(3.3)	85.3

	4,529.1	4,648.8	4,850.6
Interest and dividends	626.4	761.0	746.5
Net gains on investments	2,720.5	1,639.4	835.3
Other revenue	99.4	434.5	371.3

	7,975.4	7,483.7	6,803.7

Revenue in 2008 increased to $7,975.4 from $7,483.7 in 2007, principally as a result of increased net gains on investments, partially offset by decreases in other revenue, interest and dividends and net premiums earned. The decline in insurance and reinsurance premiums earned reflected the impact of reduced underwriting activity in increasingly competitive markets and the effect of the appreciation of the U.S. dollar on the translation of net premiums earned by the non-U.S. operations of the company, partially offset by a year-over-year increase in net premiums earned as a result of the consolidation of Advent. Increased net gains on investments included increased net gains related to equity and equity index total return swaps and credit default swaps, partially offset by increased other than temporary impairments recorded principally on equity securities. Decreased interest and dividends primarily reflected lower interest income resulting from the year-over-year decline in short term interest rates. Other revenue in 2008 comprised the revenue resulting from the consolidation of Ridley, whereas other revenue in 2007 comprised revenue of Cunningham Lindsey. Following the sale at the end of 2007 of a majority of the company’s interest in the operating companies of Cunningham Lindsey, and its resulting deconsolidation at the 2007 year-end, 2008 revenue did not include any revenue from those operating companies.

The decline in net premiums written in 2008 reflected the company’s disciplined response to increasingly competitive conditions and pricing trends in insurance and reinsurance markets where the company’s insurance and reinsurance companies compete. Net premiums written by Northbridge measured in U.S. dollars increased 10.3% (8.4% measured in local currency) in 2008 compared to 2007, principally as a result of changes to the 2008 reinsurance program that resulted in increased premium retention and reduced cessions to reinsurers by the Northbridge operating companies, partially offset by the impact of the year-over-year appreciation of the U.S. dollar relative to the Canadian dollar. Net premiums written by Crum & Forster in 2008 declined 20.2% in total, with declines across all major lines of business with the exception of accident and health, reflecting Crum & Forster’s disciplined response to deteriorating market conditions in the U.S. commercial lines business. Net premiums written by OdysseyRe in 2008 declined 2.8%, with declines in the Americas, EuroAsia and U.S. Insurance divisions partially offset by an increase in the London Market division. Appreciation of the U.S. dollar during 2008 relative to other currencies also contributed to the decline in OdysseyRe’s net premiums written compared to 2007. Reflecting the above mentioned factors, net premiums written by the company’s insurance and reinsurance operations in 2008 declined 4.2% to $4,321.1 from $4,508.8 in 2007.

Revenue in 2007 increased to $7,483.7 from $6,803.7 in 2006, principally as a result of increased investment income. Total investment income, including interest and dividends and net gains on investments, increased to $2,400.4 in 2007 from $1,581.8 in 2006, an increase of 51.8% (excluding the $69.7 gain on the OdysseyRe secondary offering in 2006, the increase was 58.7%), largely due to significantly increased net investment gains related to credit default

FAIRFAX FINANCIAL HOLDINGS LIMITED

swaps. The operating companies’ disciplined response to softening market conditions during 2007 contributed to a decline in gross premiums written by Northbridge, expressed in local currency, Crum & Forster and OdysseyRe by 9.4%, 7.9% and 3.3% respectively from 2006. Softening market conditions during 2007 also contributed to a decline in net premiums written by Northbridge, expressed in local currency, Crum & Forster and OdysseyRe by 6.3%, 8.0% and 4.5% respectively from 2006. Consolidated net premiums written in 2007 decreased by 6.1% to $4,498.4 from $4,789.7 in 2006. Net premiums earned from the insurance and reinsurance operations decreased by 2.4% to $4,652.1 in 2007 from $4,765.3 in 2006.

As presented in note 19 to the consolidated financial statements, on a geographic basis, United States, Canadian, and International operations accounted for 51.1%, 27.1% and 21.8%, respectively, of net premiums earned in 2008 compared with 53.8%, 26.3% and 19.9%, respectively, in 2007 and 55.1%, 25.2% and 19.7%, respectively, in 2006.

Net premiums earned in 2008 compared with 2007 declined in the United States (7.4%), increased in International (6.5%) and were relatively unchanged (increased 0.5%) in Canada, measured in U.S. dollars. Net premiums earned in Canada in 2008 primarily reflected a $50.0 increase at Northbridge, almost completely offset by a $42.5 decline in net premiums earned primarily by Group Re as a result of reduced cessions by Northbridge to Group Re in 2008 resulting from changes to Northbridge’s reinsurance programme. Net premiums earned in the U.S. in 2008 primarily included a $182.4 decrease at Crum & Forster and a $73.8 decrease at OdysseyRe’s Americas and U.S. Insurance divisions, partially offset by increases at Runoff and Northbridge and as a result of the consolidation of Advent. International net premiums earned in 2008 principally reflected increases at OdysseyRe ($31.2, representing an increase in the London Market division, partially offset by a decrease in the EuroAsia division), Fairfax Asia ($15.9) and Reinsurance – Other ($14.8, principally related to the consolidation of Advent).

Net premiums earned in 2007 compared with 2006 declined modestly in the United States (6.3%) and International (3.3%) and were relatively unchanged (decreased 0.2%) in Canada, measured in U.S. dollars. The decline in net reinsurance premiums earned primarily reflected decreased premiums generated by OdysseyRe’s reinsurance operations in Europe and Asia and declines across all geographic areas for Group Re due to increasingly competitive conditions in global reinsurance markets. The decline in net premiums earned by Runoff and the increase in U.S. insurance reflected the successful transition of the Fairmont business to Crum & Forster from the Fairmont legal entities that had been transferred to U.S. runoff in 2006. The modest decline in Canadian net premiums earned from $1,223.7 in 2006 to $1,221.3 in 2007 was attributable primarily to Group Re, and was partially offset by the strengthening of the Canadian dollar against the U.S. dollar.

Claims fees for 2007 increased by 17.0% over 2006, denominated in U.S. dollars. Claims fees denominated in their respective local currencies increased in 2007 compared to 2006 in the U.K., Canada and International divisions and declined modestly in the U.S. and European divisions.

Net Earnings

The company’s sources of net earnings and combined ratios by business segment were as set out below for the most recent three years. On January 1, 2008, nSpire Re’s Group Re business was reclassified from the Reinsurance – Other business segment to the Runoff business segment. On September 11, 2008, the company commenced consolidation of Advent following an increase in the company’s investment in Advent, as described in note 17 to the consolidated financial statements. The results for Advent are included in the Reinsurance – Other business segment. On November 4, 2008, the company commenced consolidation of Ridley following the acquisition of a 67.9% interest in Ridley, as described in note 17 to the consolidated financial statements. The results for Ridley are included in the Other business segment.

The following table presents the combined ratios and underwriting and operating results for each of the company’s insurance and reinsurance operations and, as applicable, for its runoff operations, as well as the earnings contributions from Ridley in 2008 and, up to December 31, 2007 from its claims adjusting, appraisal and loss management services business (Cunningham Lindsey). In that table, interest and dividends and net gains on investments on the consolidated statements of earnings are broken out so that those items are shown separately as they relate to the insurance and reinsurance operating results, and are included in Runoff and Corporate overhead and other as they relate to these segments.

	2008	2007	2006
	(1)(2)(3)

Combined ratios
Insurance – Canada (Northbridge)	107.3%	92.3%	98.0%
– U.S. (Crum & Forster)	117.6%	93.5%	92.3%
– Asia (Fairfax Asia)	92.1%	70.4%	78.4%
Reinsurance – OdysseyRe	103.5%	95.5%	96.5%
– Other	150.0%	95.6%	95.7%

Consolidated	110.1%	94.0%	95.5%

Sources of net earnings
Underwriting
Insurance – Canada (Northbridge)	(78.7)	78.0	20.5
– U.S. (Crum & Forster)	(177.2)	77.0	86.2
– Asia (Fairfax Asia)	6.7	20.3	14.5
Reinsurance – OdysseyRe	(73.5)	94.7	77.0
– Other	(135.0)	11.3	14.4

Underwriting income (loss)	(457.7)	281.3	212.6
Interest and dividends – insurance and reinsurance	476.1	604.4	586.1

Operating income	18.4	885.7	798.7
Net gains on investments – insurance and reinsurance	1,558.6	984.0	666.6
Runoff	392.6	187.6	(382.2)
Other(4)	1.4	25.4	17.6
Interest expense	(158.6)	(209.5)	(210.4)
Corporate overhead and other	631.9	287.2	(11.7)

Pre-tax income	2,444.3	2,160.4	878.6
Income taxes	(755.6)	(711.1)	(485.6)
Non-controlling interests	(214.9)	(353.5)	(165.5)

Net earnings	1,473.8	1,095.8	227.5

(1)	Excluding the effect of foreign currency movements, the 2008 combined ratios of Northbridge, OdysseyRe, Reinsurance – Other (foreign currency movements principally affected Advent) and Fairfax consolidated were 102.4%, 101.3%, 116.6% and 106.0% respectively.

(2)	Excluding the impact of Crum & Forster’s lawsuit settlement in the first quarter and Crum & Forster’s reinsurance commutation loss in the second quarter, the combined ratios in 2008 were 106.7% and 107.7% for Crum & Forster and Fairfax consolidated respectively.

(3)	Prior to giving effect to the above-mentioned foreign currency movements, the two above-mentioned items affecting Crum & Forster and catastrophe losses related to Hurricanes Ike and Gustav, the Fairfax consolidated combined ratio in 2008 was 96.2%.

(4)	Other comprises the pre-tax income before interest and other of the Ridley animal nutrition business for the year ended December 31, 2008 and the Cunningham Lindsey claims adjusting business for the years ended December 31, 2007 and 2006.

The company’s insurance and reinsurance operations had an underwriting loss of $457.7 and a combined ratio of 110.1% in 2008, compared to an underwriting profit of $281.3 and a combined ratio of 94.0% in 2007. Underwriting results in 2008 generally reflected the year-over-year deterioration in commercial lines pricing and market conditions, and in addition included a 10.3 combined ratio point impact of catastrophe losses totaling $462.0 (net of reinstatement premiums), including the impact in the third and fourth quarters of Hurricanes Ike and Gustav (7.2 combined ratio points, $326.3 net of reinstatement premiums), the impact of the Crum & Forster reinsurance commutation in the second quarter ($84.2 pre-tax, representing 1.9 combined ratio points of adverse prior years’

FAIRFAX FINANCIAL HOLDINGS LIMITED

reserve development) and the settlement of an asbestos-related lawsuit during the first quarter by Crum & Forster ($25.5 pre-tax, representing 0.6 combined ratio points of adverse prior years’ reserve development). Underwriting results in 2008 also included the effect of foreign currency movements (affecting both current year and prior years’ reserves) which added a total of 4.2 combined ratio points ($189.2) to the combined ratio of the company’s insurance and reinsurance operations (compared to a benefit of 0.9 combined ratio points ($41.3) in 2007). The company generally mitigates the impact of foreign currency movements on its foreign currency-denominated claims liabilities by holding foreign currency-denominated investments. As a result, the impact of foreign currency translation gains and losses included in incurred losses generally is partially or wholly mitigated by foreign currency translation gains and losses on investment assets that are included in financial results as investment income in net earnings or in other comprehensive income. Excluding the effect of foreign currency movements, the impact of the Hurricanes Ike and Gustav losses and Crum & Forster’s second quarter reinsurance commutation and first quarter lawsuit settlement, the combined ratio of the company’s insurance and reinsurance operations was 96.2% in 2008 (94.8% in 2007, excluding the effect of foreign currency movements). Underwriting results in 2008 included 3.6 combined ratio points ($162.5) of net adverse prior years’ reserve development, comprised of the adverse impact on prior years’ reserves of U.S. dollar strengthening relative to other currencies (3.9 combined ratio points, $176.7), partially offset by net favourable development (excluding the effects of currency translation) of prior years’ reserves of 0.3 combined ratio points ($14.2). The $14.2 benefit included net favourable development at Northbridge, Crum & Forster (excluding the commutation loss and the lawsuit settlement), OdysseyRe and Advent, partially offset by modest net adverse development at Fairfax Asia and Group Re. Catastrophe losses of 10.3 combined ratio points ($462.0), primarily reflecting the third and fourth quarter Hurricanes Ike and Gustav losses, also included the impact on OdysseyRe of winter storm and earthquake activity in China and the effects of storm events and weather severity on Crum & Forster and Northbridge, compared to 2.6 combined ratio points ($120.8) in 2007, principally related to the impact on OdysseyRe of the European windstorm Kyrill, Cyclone Gonu, Mexico floods, Jakarta floods, the Peru earthquake and U.K. floods and the effects of storm events on Crum & Forster.

Net earnings in 2008 were $1,473.8 ($80.38 per share, $79.53 per diluted share) compared to $1,095.8 ($61.20 per share, $58.38 per diluted share) in 2007. Improved net earnings in 2008 primarily reflected a $1,081.1 increase in net gains on investments to $2,720.5 (including net gains of $2,079.6 related to equity and equity index total return swaps and short positions, net gains of $1,290.5 related to credit default swaps, net gains on bonds of $273.7, net gains on common stocks of $20.6 and net gains of $60.2 related to foreign currency, partially offset by $996.4 recorded as other than temporary impairments on common stock and bond investments) compared to net gains on investments of $1,639.4 in 2007 (including net gains of $1,145.0 related to credit default swaps, a gain of $220.5 on the disposition of the company’s investment in Hub International Limited (“Hub”), net gains of $143.0 related to equity and equity index total return swaps and short positions, net gains on common stocks of $140.5, net gains of $51.2 related to foreign currency and net gains on bonds of $55.7, partially offset by $102.6 recorded as other than temporary impairments on common stock and bond investments), partially offset by a decline in underwriting results, from a $281.3 profit in 2007 to a $457.7 loss in 2008, and a $134.6 decrease in interest and dividends, principally arising from a year-over-year decline in short term interest rates.

Operating expenses in 2008, 2007 and 2006 in the consolidated statements of earnings included only the operating expenses of the company’s insurance, reinsurance and runoff operations and corporate overhead. Operating expenses also reflected the consolidation of Advent commencing on September 11, 2008. The $4.5 decrease in operating costs in 2008 (after excluding 2008 Advent operating expenses) primarily reflected decreased Fairfax and subsidiary holding companies corporate overhead costs and decreased operating expenses at Northbridge, partially offset by increased severance and related costs at Runoff.

The company’s insurance and reinsurance operations generated underwriting profit of $281.3 and a combined ratio of 94.0% in 2007, compared to $212.6 and 95.5% respectively in 2006. Improved underwriting results in 2007 included the benefit of 2.3 points ($109.0) of net favourable development of prior years’ reserves compared to 4.4 points ($209.3) of net unfavourable development included in the 2006 results (related principally to net adverse reserve development at OdysseyRe (2001 and prior year’s casualty losses), partially offset by net favourable reserve development at Crum & Forster). Catastrophe losses, principally incurred by OdysseyRe, negatively impacted underwriting results in 2007 by 2.6 points ($120.8) compared to 1.4 points ($66.7) in 2006.

Increased 2008 pre-tax income for Runoff of $392.6 resulted from increased net gains on investments of $472.8 and a reduced net operating loss of $80.2. The 2007 pre-tax income of $187.6 for Runoff included net gains on investments of $291.8, including net gains related to credit default swaps of $241.2, and a net operating loss of $104.2 (compared to a net operating loss of $102.3 in 2006, excluding the items described below). The 2006 pre-tax loss of $382.2 for Runoff included a $412.6 non-cash pre-tax and after-tax loss on the commutation of the Swiss Re corporate adverse development cover and a $111.6 pre-tax gain on OdysseyRe common shares sold by runoff companies to facilitate the company’s OdysseyRe secondary offering (a portion of which gain was eliminated on consolidation resulting in a $69.7 gain on a consolidated basis).

Net earnings in 2007 were $1,095.8 ($61.20 per share, $58.38 per diluted share) compared to net earnings of $227.5 ($12.17 per share, $11.92 per diluted share) in 2006. Increased earnings in 2007 reflected a significant increase in net gains on investments (described below), improved operating income of the insurance and reinsurance operations (operating income of $885.7 compared to $798.7 in 2006, reflecting a 32.3% increase in underwriting profit and a 3.1% increase in interest and dividend income) and an improved runoff result (pre-tax income of $187.6 compared to a pre-tax loss of $382.2 in 2006 primarily due to the $412.6 pre-tax loss on the 2006 commutation of the Swiss Re corporate adverse development cover). Net gains on investments in 2007 increased to $1,639.4 (including net gains of $1,145.0 related to credit default swaps and a $220.5 gain on the sale of the company’s investment in Hub International Limited) from $765.6 in 2006 (which included significant gains derived in large part from the sale of Asian equities and a $137.3 gain on the sale of the company’s remaining investment in Zenith National Insurance Corp., partially offset by net losses of $251.0 related to derivative positions including credit default swaps).

Net Earnings by Business Segment

The company’s sources of net earnings shown by business segment were as set out below for the most recent three years. The intercompany adjustment for gross premiums written eliminates premiums on reinsurance ceded within the group, primarily to OdysseyRe, nSpire Re and Group Re. The intercompany adjustment for net gains on investments eliminates gains or losses on purchase and sale transactions within the consolidated group.

Year ended December 31, 2008

		Crum &	Fairfax		Other	Ongoing				Corporate &
	Northbridge	Forster	Asia	OdysseyRe	Reinsurance	Operations	Runoff	Other(1)	Intercompany	Other	Consolidated

Gross premiums written	1,452.1	1,019.6	227.0	2,294.5	245.8	5,239.0	12.6	–	(190.2)	–	5,061.4

Net premiums written	1,099.5	878.2	86.5	2,030.8	226.1	4,321.1	11.1	–	–	–	4,332.2

Net premiums earned	1,076.1	1,005.0	84.6	2,076.4	269.6	4,511.7	17.4	–	–	–	4,529.1

Underwriting profit (loss)	(78.7)	(177.2)	6.7	(73.5)	(135.0)	(457.7)	–	–	–	–	(457.7)
Interest and dividends	107.9	86.2	1.6	250.3	30.1	476.1	–	–	–	–	476.1

Operating income (loss) before:	29.2	(91.0)	8.3	176.8	(104.9)	18.4	–	–	–	–	18.4
Net gains (losses) on investments	66.5	605.7	3.2	785.9	118.1	1,579.4	472.8	–	(20.8)	–	2,031.4
Runoff operating loss	–	–	–	–	–	–	(80.2)	–	–	–	(80.2)
Other(1)	–	–	–	–	–	–	–	1.4	–	–	1.4
Interest expense	–	(28.3)	–	(34.2)	(2.6)	(65.1)	–	(0.4)	–	(93.1)	(158.6)
Corporate overhead and other	(14.5)	(8.8)	(5.5)	(13.9)	(1.9)	(44.6)	–	–	–	676.5	631.9

Pre-tax income (loss)	81.2	477.6	6.0	914.6	8.7	1,488.1	392.6	1.0	(20.8)	583.4	2,444.3
Income taxes											(755.6)
Non-controlling interests											(214.9)

Net earnings											1,473.8

(1)	Other comprises the pre-tax income of the Ridley animal nutrition business for the year ended December 31, 2008 and the Cunningham Lindsey claims adjusting business for the years ended December 31, 2007 and 2006.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Year ended December 31, 2007

		Crum &	Fairfax		Other	Ongoing				Corporate &
	Northbridge	Forster	Asia	OdysseyRe	Reinsurance	Operations	Runoff	Other(1)	Intercompany	Other	Consolidated

Gross premiums written	1,531.3	1,245.0	171.2	2,282.7	250.2	5,480.4	8.0	–	(273.9)	–	5,214.5

Net premiums written	996.8	1,100.9	70.5	2,089.4	251.2	4,508.8	(10.4)	–	–	–	4,498.4

Net premiums earned	1,017.1	1,187.4	68.7	2,120.5	258.4	4,652.1	(3.3)	–	–	–	4,648.8

Underwriting profit	78.0	77.0	20.3	94.7	11.3	281.3	–	–	–	–	281.3
Interest and dividends	119.2	133.4	17.4	309.3	25.1	604.4	–	–	–	–	604.4

Operating income before:	197.2	210.4	37.7	404.0	36.4	885.7	–	–	–	–	885.7
Net gains (losses) on investments	188.2	250.3	(0.3)	554.6	8.5	1,001.3	291.8	–	(17.3)	–	1,275.8
Runoff operating loss	–	–	–	–	–	–	(104.2)	–	–	–	(104.2)
Other(1)	–	–	–	–	–	–	–	25.4	–	–	25.4
Interest expense	–	(51.0)	–	(37.7)	–	(88.7)	–	(15.7)	–	(105.1)	(209.5)
Corporate overhead and other	(12.4)	(9.6)	(3.2)	(13.8)	–	(39.0)	–	–	–	326.2	287.2

Pre-tax income (loss)	373.0	400.1	34.2	907.1	44.9	1,759.3	187.6	9.7	(17.3)	221.1	2,160.4
Income taxes											(711.1)
Non-controlling interests											(353.5)

Net earnings											1,095.8

(1)	Other comprises the pre-tax income of the Ridley animal nutrition business for the year ended December 31, 2008 and the Cunningham Lindsey claims adjusting business for the years ended December 31, 2007 and 2006.

Year ended December 31, 2006

		Crum &	Fairfax		Other	Ongoing				Corporate &
	Northbridge	Forster	Asia	OdysseyRe	Reinsurance	Operations	Runoff	Other(1)	Intercompany	Other	Consolidated

Gross premiums written	1,609.9	1,351.6	134.8	2,361.7	325.9	5,783.9	160.9	–	(458.2)	–	5,486.6

Net premiums written	1,012.3	1,196.5	60.5	2,186.9	314.5	4,770.7	19.0	–	–	–	4,789.7

Net premiums earned	1,025.8	1,114.0	67.3	2,225.8	332.4	4,765.3	85.3	–	–	–	4,850.6

Underwriting profit	20.5	86.2	14.5	77.0	14.4	212.6	–	–	–	–	212.6
Interest and dividends	100.8	156.5	3.3	298.4	27.1	586.1	–	–	–	–	586.1

Operating income before:	121.3	242.7	17.8	375.4	41.5	798.7	–	–	–	–	798.7
Net gains (losses) on investments	115.1	271.4	14.2	358.9	18.9	778.5	132.7	–	(111.9)	–	799.3
Runoff operating loss	–	–	–	–	–	–	(514.9)	–	–	–	(514.9)
Other(1)	–	–	–	–	–	–	–	17.6	–	–	17.6
Interest expense	–	(33.0)	–	(37.5)	–	(70.5)	–	(14.7)	–	(125.2)	(210.4)
Corporate overhead and other	(9.8)	(8.1)	(3.3)	(18.8)	–	(40.0)	–	–	–	28.3	(11.7)

Pre-tax income (loss)	226.6	473.0	28.7	678.0	60.4	1,466.7	(382.2)	2.9	(111.9)	(96.9)	878.6
Income taxes											(485.6)
Non-controlling interests											(165.5)

Net earnings											227.5

(1)	Other comprises the pre-tax income of the Ridley animal nutrition business for the year ended December 31, 2008 and the Cunningham Lindsey claims adjusting business for the years ended December 31, 2007 and 2006.

Segmented Balance Sheets

The company’s segmented balance sheets as at December 31, 2008 and 2007 present the assets and liabilities of, and the capital invested by the company in, each of the company’s major segments. The segmented balance sheets have been prepared on the following basis:

(a)	The balance sheet for each segment is on a legal entity basis for the subsidiaries within the segment (except for nSpire Re in Runoff, which excludes intercompany balances related to U.S. acquisition financing), prepared in accordance with Canadian GAAP and Fairfax’s accounting policies and basis of accounting. Accordingly, these segmented balance sheets differ from those published by Crum & Forster and OdysseyRe due to differences between Canadian and US GAAP.

(b)	Investments in Fairfax affiliates, which are carried at cost, are disclosed in the financial information accompanying the discussion of the company’s business segments. Affiliated insurance and reinsurance balances, including premiums receivable, reinsurance recoverable, deferred premium acquisition costs, funds withheld payable to reinsurers, provision for claims and unearned premiums are not shown separately but are eliminated in Corporate and Other.

(c)	Corporate and Other includes the Fairfax entity and its subsidiary intermediate holding companies as well as the consolidating and eliminating entries required under Canadian GAAP to prepare consolidated financial statements. The most significant of those entries are derived from the elimination of intercompany reinsurance (primarily consisting of reinsurance provided by Group Re, reinsurance between OdysseyRe and the primary insurers, and reinsurance related to pre-acquisition reinsurance arrangements), which affects recoverable from reinsurers, provision for claims and unearned premiums. The $1,060.6 Corporate and Other long term debt as at December 31, 2008 consists primarily of Fairfax debt of $869.6 (2007-$1,063.2), and other long term obligations consisting of TIG trust preferred securities of $17.9 (2007 - $17.9) and purchase consideration payable of $169.8 (2007 - $174.7) related to the TRG acquisition (see note 9 to the consolidated financial statements).

Segmented Balance Sheet as at December 31, 2008

	Insurance			Reinsurance
		Crum &	Fairfax			Operating			Corporate
	Northbridge	Forster	Asia	OdysseyRe	Other	Companies	Runoff	Other(1)	& Other	Consolidated

Assets
Holding company cash, short term investments and marketable securities	–	8.4	–	–	–	8.4	–	–	1,555.8	1,564.2
Accounts receivable and other	373.8	221.8	56.5	701.3	122.0	1,475.4	142.7	45.2	25.4	1,688.7
Recoverable from reinsurers	1,053.3	1,006.7	156.4	868.0	93.4	3,177.8	1,927.8	–	(871.4)	4,234.2
Portfolio investments	2,748.5	3,741.0	421.1	7,743.8	1,191.3	15,845.7	2,478.1	6.2	85.0	18,415.0
Deferred premium acquisition costs	113.6	52.7	–	139.1	17.7	323.1	0.1	–	(1.3)	321.9
Future income taxes	32.4	197.8	–	304.4	30.3	564.9	637.7	7.8	(511.0)	699.4
Premises and equipment	10.7	6.2	1.2	10.7	0.7	29.5	2.2	85.6	15.8	133.1
Goodwill and intangible assets	15.4	22.9	5.5	32.0	9.8	85.6	0.1	57.0	(19.5)	123.2
Due from affiliates	–	0.7	1.1	–	0.9	2.7	–	–	(2.7)	–
Other assets	4.2	11.4	–	20.9	2.3	38.8	20.5	60.8	5.6	125.7
Investments in Fairfax affiliates	28.2	94.3	–	124.7	75.9	323.1	274.4	–	(597.5)	–

Total assets	4,380.1	5,363.9	641.8	9,944.9	1,544.3	21,875.0	5,483.6	262.6	(315.8)	27,305.4

Liabilities
Subsidiary indebtedness	–	–	–	–	–	–	–	21.1	–	21.1
Accounts payable and accrued liabilities	141.7	254.8	89.1	398.3	11.8	895.7	243.3	59.4	128.1	1,326.5
Income taxes payable	–	165.6	6.0	238.1	–	409.7	2.5	–	244.1	656.3
Short sale and derivative obligations	–	–	–	8.6	–	8.6	11.6	–	9.2	29.4
Due to affiliates	0.1	–	–	0.6	–	0.7	5.3	–	(6.0)	–
Funds withheld payable to reinsurers	30.7	231.6	21.6	58.0	28.8	370.7	20.7	–	(36.3)	355.1
Provision for claims	2,414.2	2,987.7	179.6	5,250.5	856.5	11,688.5	3,806.2	–	(766.3)	14,728.4
Unearned premiums	669.8	366.4	92.8	702.0	153.5	1,984.5	0.4	–	(94.3)	1,890.6
Future income taxes payable	2.8	–	–	–	–	2.8	–	28.6	(31.4)	–
Long term debt	–	305.2	–	486.5	93.4	885.1	–	0.7	1,060.6	1,946.4

Total liabilities	3,259.3	4,311.3	389.1	7,142.6	1,144.0	16,246.3	4,090.0	109.8	507.7	20,953.8

Non-controlling interests	–	–	2.7	–	–	2.7	–	–	1,380.1	1,382.8

Shareholders’ equity	1,120.8	1,052.6	250.0	2,802.3	400.3	5,626.0	1,393.6	152.8	(2,203.6)	4,968.8

Total liabilities and shareholders’ equity	4,380.1	5,363.9	641.8	9,944.9	1,544.3	21,875.0	5,483.6	262.6	(315.8)	27,305.4

Capital
Debt	–	305.2	–	486.5	93.4	885.1	–	0.7	1,060.6	1,946.4
Non-controlling interests	394.1	–	–	896.8	40.2	1,331.1	–	49.0	2.7	1,382.8
Investments in Fairfax affiliates	28.2	94.3	–	124.7	75.9	323.1	274.4	–	(597.5)	–
Shareholders’ equity	698.5	958.3	250.0	1,780.8	284.2	3,971.8	1,119.2	103.8	(226.0)	4,968.8

Total capital	1,120.8	1,357.8	250.0	3,288.8	493.7	6,511.1	1,393.6	153.5	239.8	8,298.0

% of total capital	13.5%	16.4%	3.0%	39.6%	6.0%	78.5%	16.8%	1.8%	2.9%	100.0%

(1)	Other comprises the balance sheet of the Ridley animal nutrition business as at December 31, 2008.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Segmented Balance Sheet as at December 31, 2007

	Insurance			Reinsurance
		Crum &	Fairfax			Operating			Corporate
	Northbridge	Forster	Asia	OdysseyRe	Other	Companies	Runoff	Other(1)	& Other	Consolidated

Assets
Holding company cash, short term investments and marketable securities	–	12.3	–	–	–	12.3	–	–	959.5	971.8
Accounts receivable and other	463.9	296.2	41.5	724.2	67.8	1,593.6	209.0	143.6	(39.3)	1,906.9
Recoverable from reinsurers	1,274.6	1,571.3	109.9	787.2	12.4	3,755.4	2,319.6	–	(1,036.5)	5,038.5
Portfolio investments	3,613.6	4,316.6	375.9	7,635.1	898.2	16,839.4	2,171.2	58.8	22.3	19,091.7
Deferred premium acquisition costs	143.2	72.3	0.5	150.8	4.3	371.1	–	–	–	371.1
Future income taxes	48.6	85.3	–	50.3	1.1	185.3	679.6	–	(520.6)	344.3
Premises and equipment	13.7	5.1	1.0	12.5	0.6	32.9	2.8	–	18.1	53.8
Goodwill and intangible assets	13.8	9.2	5.7	16.5	–	45.2	0.2	–	44.0	89.4
Due from affiliates	–	–	–	–	–	–	13.7	–	(13.7)	–
Other assets	–	11.8	–	20.5	–	32.3	20.0	–	22.0	74.3
Investments in Fairfax affiliates	–	91.9	–	88.5	157.2	337.6	185.4	–	(523.0)	–

Total assets	5,571.4	6,472.0	534.5	9,485.6	1,141.6	23,205.1	5,601.5	202.4	(1,067.2)	27,941.8

Liabilities
Accounts payable and accrued liabilities	246.2	201.7	70.2	329.7	3.8	851.6	244.9	0.3	135.8	1,232.6
Income taxes payable	20.1	13.7	5.8	45.9	–	85.5	1.4	–	(18.0)	68.9
Short sale and derivative obligations	271.2	719.8	–	63.4	–	1,054.4	–	–	8.4	1,062.8
Due to affiliates	0.2	0.4	–	3.6	12.9	17.1	5.6	–	(22.7)	–
Funds withheld payable to reinsurers	52.3	256.5	1.3	88.0	3.6	401.7	22.0	–	(61.1)	362.6
Provision for claims	2,670.0	3,178.4	145.6	5,119.1	588.1	11,701.2	4,263.1	–	(916.2)	15,048.1
Unearned premiums	865.5	486.2	73.1	724.3	118.4	2,267.5	5.4	–	(119.9)	2,153.0
Future income taxes payable	6.7	–	0.7	–	–	7.4	–	–	(7.4)	–
Long term debt	–	307.2	–	489.2	–	796.4	–	126.7	1,247.7	2,170.8

Total liabilities	4,132.2	5,163.9	296.7	6,863.2	726.8	17,182.8	4,542.4	127.0	246.6	22,098.8

Non-controlling interests	–	–	2.1	–	–	2.1	–	–	1,582.9	1,585.0

Shareholders’ equity	1,439.2	1,308.1	235.7	2,622.4	414.8	6,020.2	1,059.1	75.4	(2,896.7)	4,258.0

Total liabilities and shareholders’ equity	5,571.4	6,472.0	534.5	9,485.6	1,141.6	23,205.1	5,601.5	202.4	(1,067.2)	27,941.8

Capital
Debt	–	307.2	–	489.2	–	796.4	–	126.7	1,247.7	2,170.8
Non-controlling interests	563.1	–	–	1,019.8	–	1,582.9	–	–	2.1	1,585.0
Investments in Fairfax affiliates	–	91.9	–	88.5	157.2	337.6	185.4	–	(523.0)	–
Shareholders’ equity	876.1	1,216.2	235.7	1,514.1	257.6	4,099.7	873.7	75.4	(790.8)	4,258.0

Total capital	1,439.2	1,615.3	235.7	3,111.6	414.8	6,816.6	1,059.1	202.1	(64.0)	8,013.8

% of total capital	18.0%	20.2%	2.9%	38.8%	5.2%	85.1%	13.2%	2.5%	(0.8)%	100.0%

(1)	Other comprises the balance sheet of the Cunningham Lindsey claims adjusting business as at December 31, 2007.

Holding company cash, short term investments and marketable securities increased to $1,564.2 at December 31, 2008 from $971.8 at the end of 2007, with the increase primarily resulting from the receipt of $608.7 in cash dividends from subsidiaries and $652.7 of investment income (including investment gains and losses recorded in net earnings or in other comprehensive income), partially offset by the repurchase of 1,066,601 subordinate voting shares at a net cost of $282.0, the payment of $99.0 of common and preferred share dividends, repayment at maturity of the outstanding $62.1 of the company’s 6.875% unsecured senior notes, and the repurchase of 2,000,000 Series A and B preferred shares at a cost of $48.0 (Cdn$50.0).

Accounts receivable and other declined to $1,688.7 at December 31, 2008 from $1,906.9 at the end of 2007, principally reflecting the collection of a note receivable due from the Cunningham Lindsey operating companies and the effect of the decline in operating activity, partially offset by increased income taxes receivable at Northbridge and the consolidation of Ridley’s trade receivables.

Reinsurance recoverables declined by $804.3 to $4,234.2 at December 31, 2008 from $5,038.5 at December 31, 2007, with the decrease related primarily to Crum & Forster’s reinsurance commutation in the second quarter (a reduction of $386.7), decreased reinsurance utilization by Northbridge in 2008 pursuant to its redesigned reinsurance program (part of a total Northbridge decline of $221.3), reduced underwriting activity as a result of the insurance and reinsurance operating companies’ disciplined response to the softening underwriting cycle and increasingly competitive market conditions (a net decline of $283.9 for the insurance and reinsurance operating companies, excluding the $386.7 decrease related to Crum & Forster’s reinsurance commutation and adjusted for the $93.0 increase due to the consolidation of Advent, but including the aforementioned Northbridge decrease), and continued progress by the runoff operations (a decrease of $391.8), partially offset by increased reinsurance utilization by OdysseyRe’s insurance operations and the consolidation of the $93.0 of reinsurance recoverable of Advent.

Future income taxes represent amounts expected to be recovered in future years. The future income taxes asset increased by $355.1 to $699.4 during 2008, the increase being primarily attributable to the increase in future taxes related to unrealized losses on investments and the consolidation of Advent, partially offset by the utilization of income tax losses at the Canadian holding companies and within the U.S. consolidated tax group. Income taxes payable increased by $587.4 to $656.3 during 2008, principally reflecting increased taxable income generated in 2008 compared to 2007.

At December 31, 2008 the future income taxes asset of $699.4 consisted of $196.7 relating to operating and capital losses, $667.7 of temporary differences which primarily represent income and expenses recorded in the consolidated financial statements but not yet included or deducted for income tax purposes, offset by a valuation allowance of $165.0. The tax-effected operating and capital losses (before valuation allowance) relate to losses in Canada of $43.6 (primarily the former Cunningham Lindsey companies and the Canadian holding company), losses in the U.S. of $15.9 (all related to Cunningham Lindsey) and losses of $137.2 in the U.K. and Ireland. Management expects that the recorded future income taxes asset will be realized in the normal course of operations.

As at December 31, 2008, management has recorded a valuation allowance against operating and capital losses and temporary differences of $165.0, of which $28.5 relates to losses in Canada, $120.6 relates to all of the losses carried forward and temporary differences in the U.K. and Ireland, and $15.9 relates to losses of Cunningham Lindsey in the U.S. The valuation allowance of $28.5 against operating and net capital losses in Canada relates primarily to the former Cunningham Lindsey companies. There are no valuation allowances related to the Canadian and U.S. insurance and reinsurance operating companies.

In determining the need for a valuation allowance, management primarily considers current and expected profitability of the companies. Management reviews the recoverability of the future income taxes asset and the valuation allowance on a quarterly basis. The temporary differences principally relate to insurance-related balances such as claims, deferred premium acquisition costs and unearned premiums and to investment-related balances such as realized and unrealized gains and losses. Such temporary differences are expected to continue for the foreseeable future in light of the company’s ongoing operations.

Portfolio investments comprise investments carried at fair value and investments carried at equity-accounted values (at December 31, 2008, these latter primarily included the company’s investment in ICICI Lombard and the company’s interest in the operating companies of Cunningham Lindsey), the aggregate carrying value of which was $18,415.0 at December 31, 2008 ($18,394.8 net of subsidiary short sale and derivative obligations), compared to an aggregate carrying value at December 31, 2007 of $19,091.7 ($18,037.3 net of subsidiary short sale and derivative obligations). During the fourth quarter of 2008 the company removed the hedges on its equity portfolio investments by closing out its equity and equity index total return swap contracts. The net $357.5 increase in the aggregate carrying value of portfolio investments (net of subsidiary short sale and derivative obligations) at December 31, 2008 compared to December 31, 2007 reflected the significant net investment gains recorded in 2008 (including subsidiary net gains on equity and equity index total return swaps of $1,291.9) and the consolidation of Advent and Ridley (the consolidation of Advent and Ridley added $535.7 and $6.2 respectively of portfolio investments at December 31, 2008), partially offset by subsidiary other than temporary impairment charges recorded on common stock and bond investments of $916.2, and the declines in the carrying value of available for sale investments in 2008 as a result of the declines in global equity and credit markets. Major changes to portfolio investments in 2008 included a net decrease of $5.4 billion in U.S. Treasury bonds, a net increase of $3.8 billion in U.S. state, municipal and other tax-exempt bonds (of $4.0 billion held at December 31, 2008, approximately $ 3.5 billion are fully insured by Berkshire Hathaway Assurance Corp. for the payment of interest and principal in the event of issuer default), a net increase in short term investments (principally U.S. Treasury securities) of $2.0 billion, a net increase of $1.2 billion in common stocks (principally U.S. equities) and a net change of $1.0 billion reflecting the covering of short sale obligations related to the company’s equity hedges. The unrecorded excess of fair value over the carrying value of investments carried at equity was $356.0 at December 31, 2008 ($77.7 at December 31, 2007), with the increase primarily related to the unrecognized appreciation in the value of the company’s investment in ICICI Lombard. Portfolio investments at December 31, 2008 included investments carried at equity-accounted values, which were primarily the company’s

FAIRFAX FINANCIAL HOLDINGS LIMITED

investments in 26.0%-owned ICICI Lombard of $73.1 (2007 – $62.6), and the company’s ownership of 45.7% (2007 – 44.6%) of the operating companies of Cunningham Lindsey with a carrying value of $83.9 (2007 – $58.8). The company’s equity accounted investments at December 31, 2007 also included then 44.5%-owned Advent with a carrying value of $100.6.

Goodwill and intangible assets increased to $123.2 at December 31, 2008 from $89.4 at December 31, 2007, principally as a result of the company’s acquisition of Ridley, OdysseyRe’s acquisition of CropUSA and an increase in other intangible assets.

Provision for claims decreased by $319.7 to $14,728.4 at December 31, 2008 from $15,048.1 at December 31, 2007, with the decrease related primarily to continued progress by the runoff operations (a decrease of $456.9) and to reduced underwriting activity as a result of the insurance and reinsurance operating companies’ disciplined response to the softening underwriting cycle and increasingly competitive market conditions (a net decline of $464.8 for the insurance and reinsurance operating companies, excluding the increase due to the consolidation of Advent), partially offset by the addition of $452.1 of claims provisions on the consolidation of Advent and increased catastrophe losses.

Components of Net Earnings

Underwriting and Operating Income

Set out and discussed below are the underwriting and operating results of Fairfax’s insurance and reinsurance operations on a company-by-company basis for the most recent three years.

Canadian Insurance – Northbridge

	2008	2007	2006

Underwriting profit (loss)	(78.7)	78.0	20.5

Combined ratio
Loss & LAE	80.1%	64.1%	71.8%
Commissions	10.7%	8.2%	8.1%
Underwriting expense	16.5%	20.0%	18.1%

	107.3%	92.3%	98.0%

Gross premiums written	1,452.1	1,531.3	1,609.9

Net premiums written	1,099.5	996.8	1,012.3

Net premiums earned	1,076.1	1,017.1	1,025.8

Underwriting profit (loss)	(78.7)	78.0	20.5
Interest and dividends	107.9	119.2	100.8

Operating income	29.2	197.2	121.3
Net gains on investments	66.5	188.2	115.1

Pre-tax income before interest and other	95.7	385.4	236.4

Net income after taxes	45.7	273.3	147.3

Northbridge had an underwriting loss of $78.7 and a combined ratio of 107.3% in 2008, compared to an underwriting profit of $78.0 and a combined ratio of 92.3% in 2007. Underwriting results in 2008 generally reflected the year-over-year deterioration in commercial lines pricing and market conditions, increased weather-related claims frequency and loss severity, and expected increased net commission expense resulting from reduced reinsurance ceding commission income following changes to Northbridge’s 2008 reinsurance programme, partially offset by lower general operating expenses. Current period catastrophe losses, primarily related to Hurricane Ike in the third quarter and the added impact in the twelve months of elevated levels of weather-related events, added 3.4 combined ratio points ($36.2) to 2008 underwriting results (catastrophe losses added 0.7 combined ratio points ($7.0) to 2007 underwriting results). Underwriting results in 2008 included the effect of foreign currency movements (affecting both current year and prior years’ reserves) which added a total of 4.9 points ($52.8) to the combined ratio (compared to a benefit of 4.1 combined ratio points ($41.3) in 2007). The company generally mitigates the impact of foreign currency movements on its foreign currency-denominated claims liabilities by holding foreign currency-denominated investments. As a result, the impact of foreign currency translation gains and losses included in incurred losses generally is partially or wholly mitigated by foreign currency translation gains and losses on investment assets that are included in financial results as investment income in net earnings or in other comprehensive income. Excluding the effect of foreign currency movements and the impact of Hurricane Ike losses (2.3 combined ratio points, $25.0), Northbridge’s combined ratio was 100.1% in 2008 (96.4% in 2007, excluding the effect of foreign currency movements). Underwriting results in 2008 also included 2.1 combined ratio points ($22.5) of net favourable development of prior years’ reserves, principally attributable to better than expected development across most lines of business in the most recent accident years (5.9 combined ratio points, $63.3), partially offset by the adverse impact of 3.8 combined ratio points ($40.7) from movement in the U.S. dollar-Canadian dollar exchange rate.

Northbridge’s underwriting results in 2007 improved relative to 2006, with increased underwriting profit of $78.0 and a combined ratio of 92.3% compared to $20.5 and 98.0% respectively in 2006. Underwriting results in 2007 included the benefit of 6.9 combined ratio points ($70.3) of net favourable development of prior years’ reserves, primarily attributable to the favourable impact of movement in the U.S. dollar-Canadian dollar exchange rate (4.0 combined ratio points, $39.6) and better than expected claims development on recent accident years (3.0 combined ratio points, $30.6), and the impact of large losses (1.1 combined ratio points, $11.7) incurred in 2007 within the exited portion of Commonwealth’s Energy & International business. Underwriting results in 2006 included the negative impact of 4.6 combined ratio points ($47.7) of net adverse reserve development, including 8.9 combined ratio points of adverse reserve development related to 2005 hurricane losses and 4.3 combined ratio points of otherwise net favourable reserve development. During 2006, Commonwealth Insurance substantially withdrew from the majority of the business formerly underwritten by its Energy & International division, which business had been a significant source of incurred catastrophe losses. Underwriting performance achieved by the Northbridge subsidiaries other than Commonwealth in 2006 was favourable, with combined ratios for Federated Insurance, Lombard Insurance and Markel Insurance of 84.0%, 90.1% and 91.2% respectively (compared to 90.7%, 88.5% and 88.2%, respectively in 2005). Commonwealth produced combined ratios of 153.7% in 2006 and 123.3% in 2005. Current period catastrophe losses had a modest impact on 2007 underwriting results ($7.0, 0.7 combined points), and there was similarly no significant impact in 2006 ($7.4, 0.7 combined ratio points).

Northbridge’s disciplined response to the softening underwriting cycle and increasing competition for new and renewal business contributed to a 6.8% decline in gross premiums written in 2008 in Canadian dollar terms compared to 2007. Net premiums written increased by 8.4% in 2008 compared to 2007 in Canadian dollar terms, reflecting changes to Northbridge’s 2008 reinsurance programme that resulted in increased premium retention through reduced cessions to reinsurers by the Northbridge operating companies. Underwriting activity in 2007 similarly reflected the company’s disciplined response to the softening underwriting cycle and increased competition for new business and renewal business, particularly at Markel and Commonwealth, where the year-over-year decline in Commonwealth’s premium volume also reflected its withdrawal from certain classes of business formerly written by its Energy and International division. Gross premiums written in 2007 declined in Canadian dollar terms compared to 2006 by 9.4%, and net premiums written declined by 6.3%.

Net gains on investments of $66.5 in 2008 primarily included net gains related to short equity and equity index positions of $232.2, net gains related to credit default swaps of $134.9, net gains related to foreign currency of $32.0, principally attributable to U.S. dollar cash and short term investments, and net gains on common stocks of $18.9, partially offset by $273.6 of other than temporary impairments recorded on common stock and bond investments and net losses on bonds of $83.5. Net investment gains of $188.2 in 2007 included $125.5 of net gains related to credit default swaps, an $87.7 pre-tax gain on the sale of the company’s investment in Hub and net gains of $30.1 on common stocks, partially offset by other than temporary impairments recorded on common stock and bond investments of $21.1, net foreign currency losses principally attributable to U.S. dollar cash and short term investments of $19.4, net losses on short equity and equity index positions of $9.9 and net losses on bonds of $9.7. The $121.7 decline in net gains on investments, an $11.3 decrease in interest and dividends and the deterioration in underwriting results contributed to a $227.6 decrease in net income in 2008 compared to 2007. Net investment gains of $115.1 in 2006 included net gains of $97.9 on common stocks, net gains of $55.1 on bonds, and net losses of $36.4 related to derivative securities, including credit default swaps. Increased operating income in 2007, derived from the $57.5 increase in underwriting profit and the 18.3% increase in interest and dividend income, and

FAIRFAX FINANCIAL HOLDINGS LIMITED

significantly increased net investment gains contributed to a $126.0 increase in net income in 2007 compared to 2006.

Cash provided by operating activities in 2008 was $144.0 compared to $187.6 in 2007, with the decrease primarily attributable to reduced underwriting cash flows and decreased investment income. Cash used in investing activities declined to $192.0 in 2008 from $382.7 in 2007, largely as a result of the greater net purchases of investment securities in 2007 (primarily government bonds). Cash used in investing activities during 2008 included $253.9 used in the second quarter to close certain equity index short positions, as the company changed its approach to equity hedging by substituting equity index total return swaps for short sales. Cash used in financing activities in 2008 increased to $94.5 from $68.5 in 2007, primarily reflecting greater repurchases by Northbridge of its common shares in 2008. Cash flow provided by operating activities in 2007 was $187.6 compared to $189.4 in 2006, with the decrease primarily attributable to increased claims payments and reduced premium volumes written, partially offset by increased receipts of amounts receivable and recoverable from reinsurers, reduced income tax payments and the timing of proceeds on investment securities sold.

Northbridge’s fiscal year 2008 financial results produced a book value per share at December 31, 2008 of Cdn$29.21, compared to Cdn$28.59 at December 31, 2007, and Northbridge’s 2008 results produced a return on average equity, while remaining debt free, of 3.3% (2007 – 22.2%) (expressed in Canadian dollars). Northbridge’s average annual return on average equity over the past 23 years since inception in 1985 is 16.1% (2007 – 16.7%) (expressed in Canadian dollars).

In early 2009, pursuant to a transaction described in note 17 to the consolidated financial statements, the company completed the acquisition of all of the outstanding common shares of Northbridge not already owned by Fairfax and its affiliates, and Northbridge became a wholly-owned subsidiary of the company.

Set out below are the balance sheets (in U.S. dollars) for Northbridge as at December 31, 2008 and 2007.

	2008	2007

Assets
Accounts receivable and other	373.8	463.9
Recoverable from reinsurers	1,053.3	1,274.6
Portfolio investments	2,748.5	3,613.6
Deferred premium acquisition costs	113.6	143.2
Future income taxes	32.4	48.6
Premises and equipment	10.7	13.7
Goodwill and intangible assets	15.4	13.8
Other assets	4.2	–
Investment in Fairfax affiliates	28.2	–

Total assets	4,380.1	5,571.4

Liabilities
Accounts payable and accrued liabilities	141.7	246.2
Income taxes payable	–	20.1
Short sale and derivative obligations	–	271.2
Due to affiliates	0.1	0.2
Funds withheld payable to reinsurers	30.7	52.3
Provision for claims	2,414.2	2,670.0
Unearned premiums	669.8	865.5
Future income taxes payable	2.8	6.7

Total liabilities	3,259.3	4,132.2
Shareholders’ equity	1,120.8	1,439.2

Total liabilities and shareholders’ equity	4,380.1	5,571.4

Northbridge’s balance sheet in U.S. dollars as at December 31, 2008 compared to December 31, 2007 reflected the currency translation effect of the significant appreciation of the U.S. dollar relative to the Canadian dollar in 2008 (2008 year-end exchange rate of 0.8100 compared to 1.0132 at the end of 2007). Notable declines in year-end 2008 balances compared to 2007 year-end for reinsurance recoverable, portfolio investments, provision for claims and shareholders’ equity were primarily attributable to this currency translation effect. Reinsurance recoverable in Canadian dollars increased in 2008 compared to 2007, primarily reflecting increased incurred losses ceded to reinsurers in 2008 (including losses related to Hurricane Ike) and the currency translation effect of U.S. dollar appreciation on the U.S. dollar-denominated ceded claims reserves of Commonwealth and Markel, partially offset by reduced cessions to reinsurers as a result of changes to Northbridge’s 2008 reinsurance programme. Portfolio investments in Canadian dollars declined in 2008 compared to 2007, with the decline primarily attributable to cash of $253.9 used in the second quarter to close certain equity index short positions, decreased cash flows provided by operating activities and increased cash used in financing activities (principally Northbridge’s increased common share repurchases in 2008). The decrease in short sale and derivative obligations, reduced to nil at the end of 2008 from $271.2 at the end of 2007, reflected the removal of Northbridge’s equity hedge positions. Provision for claims increased in Canadian dollars at the end of 2008 compared to 2007, primarily reflecting increased 2008 accident year incurred losses (including losses related to Hurricane Ike) and the currency translation effect of U.S. dollar appreciation on the U.S. dollar-denominated claims reserves of Commonwealth and Markel, partially offset by the effect of a decline in gross premiums written in 2008 compared to 2007. Shareholders’ equity declined only modestly in Canadian dollars, reflecting the effects of common share repurchases and common share dividends paid, partially offset by 2008 net earnings and increased unrealized gains on available for sale investments.

Northbridge’s investment in Fairfax affiliates as at December 31, 2008 consisted of:

Affiliate	% interest

Ridley	29.4

For more information on Northbridge’s results, please see its 2008 year-end news release posted on its website www.norfin.com.

U.S. Insurance – Crum & Forster(1)

	2008	2007	2006

Underwriting profit (loss)	(177.2)	77.0	86.2

Combined ratio
Loss & LAE	85.8%	64.9%	64.1%
Commissions	12.0%	12.0%	11.1%
Underwriting expense	19.8%	16.6%	17.1%

	117.6%	93.5%	92.3%

Gross premiums written	1,019.6	1,245.0	1,351.6

Net premiums written	878.2	1,100.9	1,196.5

Net premiums earned	1,005.0	1,187.4	1,114.0

Underwriting profit (loss)	(177.2)	77.0	86.2
Interest and dividends	86.2	133.4	156.5

Operating income (loss)	(91.0)	210.4	242.7
Net gains on investments	605.7	250.3	271.4

Pre-tax income before interest and other	514.7	460.7	514.1

Net income after taxes	315.1	267.3	314.6

(1)	These results differ from those published by Crum & Forster Holdings Corp., primarily due to differences between Canadian and US GAAP.

The effects of unfavourable pricing trends and market conditions in 2008, the impact of Hurricanes Ike and Gustav ($74.3, 7.4 combined ratio points) in the third quarter, the second quarter reinsurance commutation ($84.2, 8.4 combined ratio points) and the settlement of an asbestos-related lawsuit in the first quarter ($25.5, 2.5 combined ratio points) contributed to an unfavourable underwriting result for Crum & Forster in 2008, with an underwriting loss of $177.2 and a combined ratio of 117.6%, compared to underwriting profit of $77.0 and a combined ratio of

FAIRFAX FINANCIAL HOLDINGS LIMITED

93.5% in 2007. Prior to giving effect to the impact of the Hurricanes Ike and Gustav losses, the reinsurance commutation and the lawsuit settlement, Crum & Forster’s combined ratio in 2008 was 99.3%. In addition to the adverse impact on prior years’ reserves of the reinsurance commutation and the lawsuit settlement, underwriting results in 2008 included otherwise net favourable prior years’ reserve development of 5.0 combined ratio points ($50.7), related primarily to workers’ compensation, umbrella and Seneca business. Catastrophe losses, primarily related to Hurricanes Ike and Gustav and storm events in the U.S. Southeast and Midwest regions, accounted for 9.3 combined ratio points ($93.7) of the combined ratio in 2008.

Crum & Forster’s 2007 underwriting results featured a combined ratio of 93.5% and underwriting profit of $77.0, compared to 92.3% and $86.2 respectively in 2006. Included in the results for 2007 was the benefit of 3.9 combined ratio points ($46.6) of net favourable development of prior years’ reserves, after the effects of aggregate stop loss reinsurance treaties. Prior to the effect of aggregate stop loss reinsurance, Crum & Forster experienced net favourable development of $50.2, principally attributable to $65.4 of favourable emergence in workers’ compensation lines and $39.3 of net favourable development related to general liability and commercial multi-peril liabilities, partially offset by $54.5 of adverse development in latent liability reserves. Catastrophe losses added 1.3 combined ratio points ($15.0) to the combined ratio in 2007. Underwriting results for Crum & Forster in 2006 (including the results of Fairmont, the business of which was assumed by Crum & Forster effective January 1, 2006) improved significantly compared to 2005, generating underwriting profit of $86.2 compared to an underwriting loss of $9.1 in 2005 and producing a combined ratio of 92.3% in 2006 compared to 100.9% in 2005. Underwriting results in 2006 reflected net benefits of $78.9 or 7.1 combined ratio points, comprised of $48.9 of net favourable development of prior years’ reserves and $30.0 of return premiums related to reduced cessions to aggregate reinsurance treaties. The benefits arose primarily from favourable loss development across all major casualty lines, partially offset by adverse development in lines of business with latent exposures. Catastrophe losses added 2.2 combined ratio points ($24.4) in 2006.

Crum & Forster’s disciplined response to the softening underwriting cycle, increasing competition for new and renewal business and declining pricing in 2008 contributed to year-over-year declines in gross premiums written and net premiums written in most lines of business, including primary casualty and property, partially offset by growth in accident and health business written by the Fairmont Specialty division, resulting in overall decreases in gross premiums written and net premiums written of 18.1% and 20.2% respectively in 2008 compared to 2007. Net premiums earned decreased by 15.4% in 2008 compared to 2007. Similar industry conditions in 2007 contributed to year-over-year declines in gross premiums written and net premiums written in most lines of business, including primary casualty, umbrella and property, partially offset by significant growth in accident and health business written by the Fairmont Specialty division, resulting in overall decreases in gross premiums written and net premiums written in 2007 of 7.9% and 8.0% respectively. Net premiums earned increased by 6.6% in 2007 compared to 2006, and included the effect of additional earned premium from the Fairmont Specialty division. Net premiums written by Crum & Forster in 2006 increased by 16.6% to $1,196.5 compared to $1,026.0 in net premiums written by the U.S. insurance segment in 2005, as a result of new business premium in Crum & Forster’s property, umbrella and specialty casualty lines of business, $30.0 of return premiums related to reduced cessions to aggregate reinsurance treaties, reduced ceded premiums attributable to increased retentions on various lines of business, and the impact of restatement premiums paid in 2005.

A decline in interest and dividend income in 2008, primarily attributable to reduced equity in earnings of investees and a year-over-year decline in short term interest rates, and the year-over-year deterioration in underwriting results were more than offset by increased net gains on investments of $605.7 (including $431.8 of net gains related to short equity and equity index positions, $283.5 of net gains related to credit default swaps and $101.5 of net gains on bonds, partially offset by $196.6 of other than temporary impairments recorded on common stock and bond investments and $13.4 of net losses on common stocks), resulting in a $47.8 increase in net income in 2008 compared to 2007. A $32.3 decrease in operating income in 2007 and a $21.1 reduction in net investment gains to $250.3 (including $229.7 related to net gains on credit default swaps) from $271.4 in 2006 (which included net gains of $272.4 on common stocks, including a $122.2 gain on the sale of the company’s remaining investment in Zenith National Insurance Corp., and net gains of $62.2 on bonds, partially offset by net losses of $68.9 related to derivative securities, including credit default swaps) contributed to decreased net income of $267.3 compared to $314.6 in 2006.

Crum & Forster’s principal operating subsidiaries (United States Fire Insurance and North River Insurance) paid combined dividends in 2008 to their parent holding company of $511.3 (2007 – $138.2; 2006 – $127.0). Crum & Forster’s parent holding company paid dividends to Fairfax in 2008 of $494.0 (2007 – $183.7; 2006 - $90.0), including a $350.0 extraordinary dividend consisting of $191.2 of cash and $158.8 of securities, paid out of excess capital, which was approved by the relevant insurance regulator. Primarily as a result of these dividend payments and the effect of increased unrealized losses on available for sale investments on accumulated other comprehensive income, partially offset by net earnings, Crum & Forster’s US GAAP basis shareholders’ equity declined to $1.17 billion at December 31, 2008 from $1.29 billion at December 31, 2007. Crum & Forster’s operating subsidiaries’ combined 2009 maximum dividend capacity is $141.0, of which $94.3 is subject to prior regulatory approval for payment.

Cash provided by operating activities in 2008 was $100.9 compared to cash used in operating activities of $5.9 in 2007, with the increase primarily attributable to the $302.5 cash proceeds of the second quarter reinsurance commutation, partially offset by lower premium collections. Cash used in investing activities of $479.6 during 2008 (2007 – cash provided by investing activities of $220.5) reflected greater net purchases of investment securities (including the purchase of U.S. state, municipal and other tax-exempt bonds, partially offset by the sale of the majority of the company’s U.S. Treasury bonds), and in addition reflected $642.1 used to close certain equity index short positions in the second quarter, as the company changed its approach to equity hedging by substituting equity index total return swaps for short sales. Increased cash used in financing activities of $339.5 (2007 – $118.5) primarily reflected increased dividends paid by Crum & Forster to Fairfax in 2008 compared to 2007. Cash flow used in operating activities for 2007 was $5.9 compared to cash flow provided by operating activities of $89.4 in 2006 ($9.1 in 2005), with the decline primarily attributable to higher net paid losses, lower premium collections and higher underwriting expenses reflecting increased compensation and timing of technology payments, which were partially offset by lower income tax payments. The increase in net paid losses was primarily due to the Fairmont Specialty business, which was only acquired in 2006 (so that there were no loss payments on pre-2006 claims) and which also experienced significant growth in net earned premium in 2007, as well as higher net paid losses in the workers’ compensation and commercial automobile lines of business.

Crum & Forster’s net income for the year ended December 31, 2008 produced a return on average equity of 26.7% (2007 – 21.2%; 2006 – 28.6%). Crum & Forster’s cumulative earnings since acquisition on August 13, 1998 have been $1,377.9, from which it has paid cumulative dividends to Fairfax of $1,120.6, and its annual return on average equity since acquisition has been 13.0% (2007 – 11.6%).

FAIRFAX FINANCIAL HOLDINGS LIMITED

Set out below are the balance sheets for Crum & Forster as at December 31, 2008 and 2007.

	2008	2007

Assets
Holding company cash, short term investments and marketable securities	8.4	12.3
Accounts receivable and other	221.8	296.2
Recoverable from reinsurers	1,006.7	1,571.3
Portfolio investments	3,741.0	4,316.6
Deferred premium acquisition costs	52.7	72.3
Future income taxes	197.8	85.3
Premises and equipment	6.2	5.1
Goodwill and intangible assets	22.9	9.2
Due from affiliates	0.7	–
Other assets	11.4	11.8
Investments in Fairfax affiliates	94.3	91.9

Total assets	5,363.9	6,472.0

Liabilities
Accounts payable and accrued liabilities	254.8	201.7
Income taxes payable	165.6	13.7
Short sale and derivative obligations	–	719.8
Due to affiliates	–	0.4
Funds withheld payable to reinsurers	231.6	256.5
Provision for claims	2,987.7	3,178.4
Unearned premiums	366.4	486.2
Long term debt	305.2	307.2

Total liabilities	4,311.3	5,163.9
Shareholders’ equity	1,052.6	1,308.1

Total liabilities and shareholders’ equity	5,363.9	6,472.0

(1)	These balance sheets differ from those published by Crum & Forster Holdings Corp., primarily due to differences between Canadian and US GAAP.

Significant changes to Crum & Forster’s balance sheet as at December 31, 2008 as compared to 2007 primarily reflected the company’s reduced level of underwriting activity in 2008 in response to challenging industry conditions in the U.S. commercial lines market. Reduced levels of underwriting activity contributed to a $177.9 decline in reinsurance recoverable ($60.8 of this $177.9 decline related to recoveries from reinsurers principally related to ceded catastrophe losses on the 2005 hurricanes, while $386.7 of the total decline of $564.6 related to a reinsurance commutation in the second quarter), a $190.7 decline in provision for claims and a $119.8 decline in unearned premiums. Portfolio investments decreased by $575.6, reflecting increased cash used in financing activities (principally dividends paid to Fairfax), increased unrealized losses on available for sale investments and decreased interest and dividends, partially offset by the effects of significant investment gains and increased cash provided by operating activities (principally the $302.5 cash proceeds of the second quarter reinsurance commutation). The decrease in short sale and derivatives obligations, reduced to nil at the end of 2008 from $719.8 at the end of 2007, resulted from the removal of Crum & Forster’s equity hedge positions. Increased future income taxes primarily reflected increased deferred tax assets related to unrealized losses on investments, while the increase in income taxes payable was primarily attributable to greater taxable income as a result of realized investment gains. Shareholders’ equity decreased by $255.5 primarily as a result of dividends paid to Fairfax ($494.0) and unrealized losses on available for sale investments ($56.6, net of tax), partially offset by 2008 net earnings of $315.1.

Crum & Forster’s investments in Fairfax affiliates as at December 31, 2008 consisted of:

Affiliate	% interest

TRG Holdings	1.4
Advent	11.7
OdysseyRe	8.2

For more information on Crum & Forster, please see its 10-K report for 2008 posted on its website www.cfins.com.

Asian Insurance – Fairfax Asia

	2008	2007	2006

Underwriting profit	6.7	20.3	14.5

Combined ratio
Loss & LAE	81.8%	56.2%	55.7%
Commissions	(6.6)%	(3.1)%	7.5%
Underwriting expense	16.9%	17.3%	15.2%

	92.1%	70.4%	78.4%

Gross premiums written	227.0	171.2	134.8

Net premiums written	86.5	70.5	60.5

Net premiums earned	84.6	68.7	67.3

Underwriting profit	6.7	20.3	14.5
Interest and dividends	1.6	17.4	3.3

Operating income	8.3	37.7	17.8
Net gains (losses) on investments	3.2	(0.3)	14.2

Pre-tax income before interest and other	11.5	37.4	32.0

Net income after taxes	0.9	28.7	23.0

Fairfax Asia comprises the company’s Asian holdings and operations: Singapore-based First Capital Insurance Limited, Hong Kong-based Falcon Insurance Limited, 24.9%-owned Bangkok-based Falcon Insurance Public Company Limited and a 26.0% equity-accounted interest in Mumbai-based ICICI Lombard General Insurance Company Limited, India’s largest (by market share) private general insurer (the remaining 74.0% interest is held by ICICI Bank, India’s second largest commercial bank).

Fairfax Asia produced an underwriting profit of $6.7 and a combined ratio of 92.1% in 2008 (compared to an underwriting profit of $20.3 and a combined ratio of 70.4% in 2007), reflecting favourable underwriting results from First Capital, partially offset by unfavourable results from Falcon. The 2008 results included the impact of 4.1 combined ratio points ($3.4) attributable to net unfavourable development of prior years’ reserves primarily related to workers’ compensation at Falcon (compared to 6.4 combined ratio points ($4.4) of net favourable development primarily attributable to First Capital in 2007). In 2008, increased marine, motor, engineering and workers’ compensation business written by First Capital, a significant portion of which was ceded to third party reinsurers and a minor increase in premiums written by Falcon resulted in a 32.6% increase in gross premiums written and a 22.7% increase in net premiums written. Decreased underwriting profit and interest and dividends (due to reduced equity in earnings of investees, principally ICICI Lombard) were only partially offset by increased net gains on investments in 2008 compared to 2007, resulting in a decrease in net income to $0.9 from $28.7.

Underwriting performance in 2007 featured improved underwriting profit of $20.3 ($14.5 in 2006) and a combined ratio of 70.4% (78.4% in 2006). The improved results included 6.4 combined ratio points ($4.4) of net favourable development of prior years’ reserves (4.2 combined ratio points ($2.8) of net adverse development in 2006). In 2007, increased marine business written by First Capital, a significant portion of which was ceded to third parties, was partially offset by a decrease in premiums written by Falcon due to intense market competition, resulting in a 27.0% increase in gross premiums written and a 16.5% increase in net premiums written. Improved operating income in 2007, reflecting improved underwriting profit and increased interest and dividend income, was partially offset by decreased net investment gains and contributed to increased net income of $28.7 compared to $23.0 in 2006.

Fairfax Asia’s 2006 underwriting profit rose to $14.5 compared to $4.8 in 2005, and operating income increased to $17.8 from $12.3. The improved results reflect 2006 underwriting profit at First Capital of $22.6 (underwriting profit of $3.9 in 2005), offset by an underwriting loss of $5.2 at Falcon (underwriting profit of $0.6 in 2005). First Capital’s underwriting results included net favourable development of prior periods’ reserves of $2.6, while Falcon’s underwriting results included net adverse development of $5.4 primarily related to its employees’ compensation insurance

FAIRFAX FINANCIAL HOLDINGS LIMITED

line of business. Net premiums written by Fairfax Asia in 2006 grew by 30.1% to $60.5, driven primarily by growth at First Capital. Net realized gains of $14.2 during 2006 (compared to $1.0 in 2005), combined with significantly higher underwriting profit and operating income, resulted in 2006 net earnings of $23.0 for Fairfax Asia, compared to $7.3 in 2005.

During 2008, the company invested an additional $30.3 as its pro rata contribution in new share capital issuance by ICICI Lombard. As at December 31, 2008, the company had invested a total of $87.4 to acquire and maintain its 26.0% interest in ICICI Lombard and carried this investment in the consolidated balance sheet at $73.1 on the equity basis of accounting (fair value of $428.5 as disclosed in the consolidated financial statements). The company’s investment in ICICI Lombard is included in portfolio investments in the Fairfax Asia balance sheet that follows.

Fairfax Asia’s share of ICICI Lombard’s net earnings or loss on an equity-accounted basis was a net loss of $4.7 in 2008, net income of $7.4 in 2007 and a net loss of $2.6 in 2006. During the nine month period ended December 31, 2008, ICICI Lombard’s gross premiums written increased in Indian rupees by 4.2% over the comparable 2007 period, with a combined ratio (trade basis) of 113.1% on an Indian GAAP basis. The Indian property and casualty industry experienced increasingly competitive market conditions in 2008, including highly competitive pricing as a result of the phasing out (begun in 2007) of regulatory price controls, which contributed to a decline in the growth rate of insurance premiums for the industry and for ICICI Lombard. With an 11.9% market share, 6,348 employees and 417 offices across India, ICICI Lombard is India’s largest (by market share) private general insurer. Please see its website (www.icicilombard.com) for further details of its operations.

Set out below are the balance sheets for Fairfax Asia as at December 31, 2008 and 2007:

	2008	2007

Assets
Accounts receivable and other	56.5	41.5
Recoverable from reinsurers	156.4	109.9
Portfolio investments	421.1	375.9
Deferred premium acquisition costs	–	0.5
Premises and equipment	1.2	1.0
Goodwill and intangible assets	5.5	5.7
Due from affiliates	1.1	–

Total assets	641.8	534.5

Liabilities
Accounts payable and accrued liabilities	89.1	70.2
Income taxes payable	6.0	5.8
Funds withheld payable to reinsurers	21.6	1.3
Provision for claims	179.6	145.6
Unearned premiums	92.8	73.1
Future income taxes payable	–	0.7

Total liabilities	389.1	296.7
Non-controlling interests	2.7	2.1
Shareholders’ equity	250.0	235.7

Total liabilities and shareholders’ equity	641.8	534.5

Significant changes to Fairfax Asia’s balance sheet as at December 31, 2008, reflecting increased business activity during 2008, included increased portfolio investments, reinsurance recoverable, provision for claims and unearned premiums. Shareholders’ equity increased primarily as a result of the issuance of $30.3 of additional equity capital to Fairfax to fund the increase in Fairfax Asia’s investment in ICICI Lombard, partially offset by a decrease in accumulated other comprehensive income related to unrealized foreign currency translation losses due to U.S. dollar strengthening and unrealized losses on available for sale investments.

Reinsurance – OdysseyRe(1)

	2008	2007	2006

Underwriting profit (loss)	(73.5)	94.7	77.0

Combined ratio
Loss & LAE	74.9%	66.4%	68.7%
Commissions	20.1%	20.6%	20.8%
Underwriting expense	8.5%	8.5%	7.0%

	103.5%	95.5%	96.5%

Gross premiums written	2,294.5	2,282.7	2,361.7

Net premiums written	2,030.8	2,089.4	2,186.9

Net premiums earned	2,076.4	2,120.5	2,225.8

Underwriting profit (loss)	(73.5)	94.7	77.0
Interest and dividends	250.3	309.3	298.4

Operating income	176.8	404.0	375.4
Net gains on investments	785.9	554.6	358.9

Pre-tax income before interest and other	962.7	958.6	734.3

Net income after taxes	613.9	596.0	470.7

(1)	These results differ from those published by Odyssey Re Holdings Corp. primarily due to differences between Canadian and US GAAP.

OdysseyRe had an underwriting loss of $73.5 and a combined ratio of 103.5% in 2008, compared to an underwriting profit of $94.7 and a combined ratio of 95.5% in 2007. The 2008 combined ratio included 11.8 combined ratio points ($242.2) related to current period catastrophe losses (net of reinstatement premiums), primarily related to Hurricanes Ike and Gustav (6.6 combined ratio points, $136.9), the southern China snowstorm, windstorm Emma in central Europe, flood losses in eastern Australia and the China earthquake. Underwriting results in 2008 were adversely impacted by 1.7 combined ratio points ($35.7) of prior period reserve development, comprised of the adverse impact on prior years’ reserves of U.S. dollar strengthening relative to other currencies (2.2 combined ratio points, $45.8), partially offset by net favourable development (excluding the effects of currency translation) of prior years’ reserves of 0.5 combined ratio points ($10.1). This $10.1 benefit included net favourable reserve development in the EuroAsia, London Market and U.S. Insurance divisions, partially offset by net adverse development in the Americas division. The company generally mitigates the impact of foreign currency movements on its foreign currency-denominated claims liabilities by holding foreign currency-denominated investments. As a result, the impact of foreign currency translation gains and losses included in incurred losses generally is partially or wholly mitigated by foreign currency translation gains and losses on investment assets that are included in financial results as investment income in net earnings or in other comprehensive income. Excluding the effect of foreign currency movements and the impact of the Hurricanes Ike and Gustav losses, OdysseyRe’s combined ratio was 94.7% in 2008.

OdysseyRe generated improved underwriting profit of $94.7 and a combined ratio of 95.5% in 2007, compared to $77.0 and 96.5% respectively in 2006. The 2007 combined ratio included 1.9 combined ratio points ($40.5) of net adverse reserve development (a total of $142.9 in the Americas division, including $77.4 for asbestos and environmental reserves strengthening, a $21.2 charge related to a third quarter litigation settlement, and adverse development of 2001 and prior years’ casualty losses, partially offset by net favourable emergence in the London Market ($57.0) and U.S. Insurance ($38.7) divisions) and 4.7 combined ratio points ($98.8) for current period catastrophe losses (primarily Storm Kyrill, Cyclone Gonu, Mexico floods, Jakarta floods, the Peru earthquake and U.K. floods). The 2006 underwriting results included 8.3 combined ratio points ($185.4) of net adverse reserve development (primarily the Americas division 2001 and prior years’ casualty reserves and 2005 property catastrophe losses) and 1.6 combined ratio points ($34.9) of current period catastrophe losses (primarily U.S. Gulf storms and India floods). OdysseyRe’s 2006 underwriting results also included a $33.8 loss related to a commutation with affiliate nSpire Re (this was recorded as a loss of $5.5 under US GAAP in the consolidated financial statements of OdysseyRe) which was

FAIRFAX FINANCIAL HOLDINGS LIMITED

recorded as adverse reserve development in these OdysseyRe segment results and which was eliminated in the consolidated financial statements of Fairfax.

OdysseyRe continued to experience broad competitive pressures in 2008 in the global reinsurance and insurance markets in which its divisions compete. Declines in the Americas division reinsurance premiums reflected increasing client retentions and softening pricing in reinsurance markets, while insurance premiums were affected by planned reductions in certain of the U.S. Insurance division’s lines of business (including non-standard personal auto) and by increased competition in its medical professional liability segment. The EuroAsia division reported modestly increased written premiums in 2008, primarily as a result of a system change in the reinsurance premium process (which had no impact on earned premiums). Decreased written premiums in the Americas and U.S. Insurance divisions were partially offset by the increase in the EuroAsia division and by increases in premiums written by the London Market division, which experienced growth in its professional liability business. Gross premiums written during 2008 increased 0.5%, and included increases of 5.5% in EuroAsia, 9.1% in the London Market division and 1.4% in the U.S. Insurance division, mostly offset by a 7.0% decrease in the Americas division. Net premiums written during 2008 compared to 2007 declined 2.8% to $2,030.8, primarily reflecting the effect of increased utilization of reinsurance in the London Market division, and net premiums earned declined 2.1% to $2,076.4.

OdysseyRe experienced broad competitive pressures in 2007 in the global reinsurance and insurance markets. Declines in reinsurance premiums reflected increased client retentions and pricing declines in global reinsurance markets, and planned reductions in the U.S. Insurance division’s personal auto business. These decreases were partially offset by increases in premiums of the London Market and EuroAsia divisions, where favourable foreign currency movements contributed to increased U.S. dollar-denominated premiums. Gross premiums written during the year declined 3.3%, with a decrease in the Americas division (9.7%) partially offset by increases in the U.S. Insurance (4.5%), London Market (2.7%) and EuroAsia (0.8%) divisions. Net premiums written during the year declined 4.5%, and net premiums earned decreased by 4.7%.

Increased net gains on investments of $785.9 in 2008 (including net gains of $548.0 related to short equity and equity index positions, net gains of $350.7 related to credit default swaps, net gains of $259.7 on bonds and net gains of $8.1 on common stocks, partially offset by other than temporary impairments recorded on common stock and bond investments of $358.7) compared to net gains on investments of $554.6 in 2007 (including net gains related to credit default swaps of $298.3, a net gain of $130.1 on the sale of the company’s investment in Hub, net gains on bonds of $62.7, net gains of $51.7 related to short equity and equity index positions, net gains on common stocks of $28.0 and net gains on other derivative securities and foreign currency of $40.6, partially offset by other than temporary impairments recorded on common stock and bond positions of $54.5) more than offset the declines in underwriting profit and interest and dividends, and contributed to an increase in net income to $613.9 in 2008 from $596.0 in 2007. Increased 2007 operating income, resulting from a 23.0% increase in underwriting profit and a 3.7% increase in interest and dividends, and a 54.5% increase in net investment gains compared to 2006 contributed to a $125.3 increase in net income to $596.0 from $470.7 in 2006. Net gains on investments of $358.9 in 2006 included net gains of $376.7 on common stocks, net gains of $44.6 on bonds, net losses of $101.2 related to derivative securities, $28.2 recorded as other than temporary impairments in the values of certain common stocks and bonds, and $69.5 of realized foreign exchange gains.

Cash provided by operating activities in 2008 was $107.6 compared to $162.8 in 2007, with the decrease primarily attributable to decreased investment income, higher income tax payments and decreased underwriting cash flows, including higher paid losses and lower premiums collections. Net cash provided by investing activities in 2008 of $318.6 reflected greater net sales of investment securities (primarily U.S. Treasury bonds) compared to net cash used in 2007 of $1,355.6 (primarily purchases of U.S. Treasury bonds). Increased cash used in financing activities of $389.8 (2007 – $131.5) primarily reflected OdysseyRe’s increased repurchases of its common shares, resulting in the retirement of 9.5 million common shares during 2008. Cash flow provided by operating activities for 2007 was $162.8 compared to $745.2 for 2006, with the decline primarily attributable to decreased reinsurance recoveries and increased income taxes paid.

OdysseyRe’s 2008 financial results produced an increased book value per basic share at December 31, 2008 (US GAAP basis) of $45.37, compared to $36.78 at December 31, 2007, an increase of 23.4%.

Set out below are the balance sheets for OdysseyRe as at December 31, 2008 and 2007:

	2008	2007

Assets
Accounts receivable and other	701.3	724.2
Recoverable from reinsurers	868.0	787.2
Portfolio investments	7,743.8	7,635.1
Deferred premium acquisition costs	139.1	150.8
Future income taxes	304.4	50.3
Premises and equipment	10.7	12.5
Goodwill and intangible assets	32.0	16.5
Other assets	20.9	20.5
Investments in Fairfax affiliates	124.7	88.5

Total assets	9,944.9	9,485.6

Liabilities
Accounts payable and accrued liabilities	398.3	329.7
Income taxes payable	238.1	45.9
Short sale and derivative obligations	8.6	63.4
Due to affiliates	0.6	3.6
Funds withheld payable to reinsurers	58.0	88.0
Provision for claims	5,250.5	5,119.1
Unearned premiums	702.0	724.3
Long term debt	486.5	489.2

Total liabilities	7,142.6	6,863.2
Shareholders’ equity	2,802.3	2,622.4

Total liabilities and shareholders’ equity	9,944.9	9,485.6

(1)	These balance sheets differ from those published by Odyssey Re Holdings Corp. primarily due to differences between Canadian and US GAAP.

Changes in OdysseyRe’s balance sheet as at December 31, 2008 compared to December 31, 2007 primarily reflected the effects of the significant net investment gains realized in 2008. Portfolio investments increased by $108.7 to $7,743.8 reflecting significant net investment gains, partially offset by increased unrealized losses on available for sale investments, decreased interest and dividend income, lower net cash provided by operating activities and increased cash used in financing activities (principally common share repurchases). Increased future income taxes primarily reflected increased deferred tax assets related to unrealized losses on investments, while the increase in income taxes payable was primarily attributable to greater taxable income as a result of realized investment gains. Increased reinsurance recoverable principally reflected the effect of increased utilization of reinsurance in the London Market division. Shareholders’ equity increased by $179.9 to $2,802.3 primarily as a result of net earnings ($613.9) and net unrealized foreign currency translation gains included in other comprehensive income ($115.3, net of tax), partially offset by the effect of common share repurchases ($347.5), increased net unrealized losses on available for sale investments ($175.4, net of tax) and common and preferred dividends paid ($24.7). Reflecting the significant net earnings achieved during the most recent three years, since the end of 2001 (the year of OdysseyRe’s IPO) OdysseyRe’s US GAAP book value per common share has grown at a compound annual rate of 20.8%.

OdysseyRe’s investments in Fairfax affiliates as at December 31, 2008 consisted of:

Affiliate	% interest

TRG Holdings	13.0
Fairfax Asia	26.2
Advent	14.4

For more information on OdysseyRe’s results, please see its 10-K report for 2008 and its 2008 Annual Report, which are posted on its website www.odysseyre.com.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Reinsurance – Other

Commencing in the first quarter of 2008, the results for Reinsurance – Other were reported excluding the operating results of nSpire Re’s former Group Re business (nSpire Re had prior to that time ceased to participate in new Group Re business). Effective September 11, 2008, as a result of the company having increased its investment in Advent to 58.5% from 44.5% (described in note 17 to the consolidated financial statements), Advent’s assets and liabilities and results of operations were included in the company’s consolidated financial reporting. During the fourth quarter, the company increased its investment in Advent to 66.6%.

CRC (Bermuda) and Wentworth may participate in certain of the reinsurance programs of Fairfax’s subsidiaries, by quota share or through participation in those subsidiaries’ third party reinsurance programs on the same terms and pricing as the third party reinsurers, consistent with the company’s objective of retaining more business for its own account during periods of favourable market conditions. That participation and, since 2004, certain third party business of CRC (Bermuda) and Wentworth is reported as “Group Re”. Group Re’s activities are managed by Fairfax. Group Re’s cumulative pre-tax income, since its inception in 2002 to 2008 inclusive and including business derived from Fairfax subsidiaries and third party insurers and reinsurers, was $165.6, notwithstanding its hurricane-related $80.0 pre-tax loss in 2005.

	2008			2007	2006
	Group Re	Advent(1)	Total	Group Re	Group Re

Underwriting profit (loss)	(22.6)	(112.4)	(135.0)	11.3	14.4

Combined ratio
Loss & LAE	79.2%	210.6%	117.6%	54.4%	67.4%
Commissions	30.6%	23.7%	28.6%	39.1%	26.8%
Underwriting expense	2.0%	8.2%	3.8%	2.1%	1.5%

	111.8%	242.5%	150.0%	95.6%	95.7%

Gross premiums written	185.4	60.4	245.8	250.2	325.9

Net premiums written	185.5	40.6	226.1	251.2	314.5

Net premiums earned	190.8	78.8	269.6	258.4	332.4

Underwriting profit (loss)	(22.6)	(112.4)	(135.0)	11.3	14.4
Interest and dividends	22.4	7.7	30.1	25.1	27.1

Operating income (loss)	(0.2)	(104.7)	(104.9)	36.4	41.5
Net gains on investments	40.4	77.7	118.1	8.5	18.9

Pre-tax income (loss) before interest and other	40.2	(27.0)	13.2	44.9	60.4

Net income (loss) after taxes	49.2	(20.2)	29.0	44.9	59.6

(1)	These results differ from those published by Advent primarily due to differences in the classification of foreign currency translation between Canadian GAAP and IFRS.

The Reinsurance – Other segment had a total underwriting loss of $135.0 and a combined ratio of 150.0% in 2008 (Group Re 111.8%, Advent 242.5%). Group Re had an underwriting loss of $22.6 and a combined ratio of 111.8% in 2008, compared to an $11.3 underwriting profit and a combined ratio of 95.6% in 2007. Group Re’s results for 2008 included the impact of incurred losses of 6.8 combined ratio points ($13.0) related to the CTR life portfolio and 1.2 combined ratio points ($2.4) of net adverse development of prior years’ reserves (compared to a benefit of 10.9 combined ratio points ($28.3) in 2007). Advent had an underwriting loss of $112.4 and a combined ratio of 242.5% for the portion of 2008 (since September 11, 2008) that its results were included in the consolidated Fairfax results. These 2008 results included the impact of catastrophe losses related to Hurricanes Ike and Gustav (99.4 combined ratio points, $83.8 net of reinstatement premiums) and net adverse development of prior years’ reserves (107.2 combined ratio points, $84.5). Net adverse development of prior years’ reserves comprised the adverse impact of U.S. dollar strengthening relative to sterling (114.3 combined ratio points, $90.1), partially offset by net favourable development (excluding the effects of currency translation) of prior years’ reserves of 7.1 combined ratio points ($5.6). Advent’s underwriting results, and particularly its combined ratio, as reported above in Fairfax’s business segment reporting was adversely impacted by virtue of the inclusion of Advent’s net earned premiums only from

September 11, 2008, concurrent with the inclusion since that date of significant incurred catastrophe losses from Hurricane Ike and of significant foreign currency translation losses. The company generally mitigates the impact of foreign currency movements on its foreign currency-denominated claims liabilities by holding foreign currency-denominated investments. As a result, the impact of foreign currency translation gains and losses included in incurred losses generally is partially or wholly mitigated by foreign currency translation gains and losses on investment assets that are included in financial results as investment income in net earnings or in other comprehensive income. Excluding the effect of foreign currency movements, Advent’s combined ratio was 128.2% in 2008. Prior to giving effect to the impact of foreign currency movements and the significant losses related to Hurricanes Ike and Gustav, Advent’s combined ratio in 2008 was 28.8%. Gross premiums written and net premiums written in 2008 by the Reinsurance – Other segment compared to 2007 reflected the consolidation of Advent and the significant year-over-year decline in premiums written by Group Re. Increasingly competitive conditions in reinsurance markets accounted for declines in gross premiums written and net premiums written in 2008 by Group Re compared to 2007 of 25.9% and 26.2% respectively. In 2008, an underwriting loss, primarily resulting from catastrophe losses, and the impact of foreign exchange, partially offset by increased net gains on investments, produced reduced net income of $29.0 compared to $44.9 in 2007.

Commencing in the first quarter of 2007, Group Re’s results were reported separately from the results of the Runoff segment. Underwriting results in 2007 featured underwriting profit of $11.3 ($14.4 in 2006) and a combined ratio of 95.6% (95.7% in 2006). Underwriting performance for the year included the benefit of 10.9 combined ratio points ($28.4) related to net favourable development of prior years’ reserves reflecting favourable loss emergence trends in the reserves of Group Re cedants (compared to net adverse development of 6.7 combined ratio points ($22.2) in 2006, principally related to 2005 hurricane losses). Increasingly competitive conditions in reinsurance markets accounted for declines in gross premiums written and net premiums written in 2007 compared to 2006 of 23.2% and 20.1% respectively. In 2007, a modest decrease in operating income and a decline in net investment gains led to a decline in net income to $44.9 from $59.6 in 2006.

Set out below are the balance sheets for Reinsurance – Other as at December 31, 2008 and 2007.

	2008			2007
	Group Re	Advent(1)	Total	Group Re

Assets
Accounts receivable and other	28.4	93.6	122.0	67.8
Recoverable from reinsurers	0.4	93.0	93.4	12.4
Portfolio investments	655.6	535.7	1,191.3	898.2
Deferred premium acquisition costs	3.1	14.6	17.7	4.3
Future income taxes	–	30.3	30.3	1.1
Premises and equipment	–	0.7	0.7	0.6
Goodwill and intangible assets	–	9.8	9.8	–
Due from affiliates	0.9	–	0.9	–
Other assets	–	2.3	2.3	–
Investments in Fairfax affiliates	75.9	–	75.9	157.2

Total assets	764.3	780.0	1,544.3	1,141.6

Liabilities
Accounts payable and accrued liabilities	–	11.8	11.8	3.8
Due to affiliates	–	–	–	12.9
Funds withheld payable to reinsurers	0.2	28.6	28.8	3.6
Provision for claims	404.4	452.1	856.5	588.1
Unearned premiums	91.6	61.9	153.5	118.4
Long term debt	–	93.4	93.4	–

Total liabilities	496.2	647.8	1,144.0	726.8

Shareholders’ equity	268.1	132.2	400.3	414.8

Total liabilities and shareholders’ equity	764.3	780.0	1,544.3	1,141.6

(1)	This balance sheet differs from that published by Advent primarily due to differences in classification between Canadian GAAP and IFRS.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Significant changes to the 2008 balance sheet compared to the 2007 balance sheet related primarily to the consolidation of Advent and to the removal of nSpire Re’s Group Re business in 2008, as well as the reduced level of underwriting activity by Group Re in 2008.

Reinsurance – Other’s investments in Fairfax affiliates as at December 31, 2008 consisted of:

Affiliate	% interest

TRG Holdings	9.3
Advent	12.6
Ridley	24.0

Runoff

The runoff business segment was formed with the acquisition on August 11, 1999 of the company’s interest in The Resolution Group (“TRG”), which was comprised of the runoff management expertise and experienced personnel of TRG, and a wholly-owned insurance subsidiary in runoff, International Insurance Company (“IIC”). The runoff segment currently consists of two groups: the U.S. runoff group, consisting primarily of TIG Insurance Company (“TIG”) and the portion of Fairmont’s business which was placed in runoff on January 1, 2006, and the European runoff group (RiverStone Insurance UK and nSpire Re). Both groups are managed by the dedicated TRG runoff management operation, identified under the RiverStone name, which has 175 full-time employees in the U.S. and Europe.

U.S. runoff group

The U.S. runoff group consists of TIG, Fairmont and (insignificantly) Old Lyme Insurance. TIG, as it exists today, is the result of its merger with IIC, which was acquired via the TRG acquisition, 27.5% in 1999 and 72.5% in 2002. For a detailed description of the history of the U.S. runoff group, please refer to page 62 of Fairfax’s 2004 Annual Report.

During 2005, the trust established for the benefit of TIG at the commencement of TIG’s runoff in December 2002 was terminated and the remaining assets in the trust were released. The assets released were all the shares of the Fairmont companies and the remaining 2 million common shares of OdysseyRe.

Effective December 31, 2005, all the shares of the Fairmont legal entities were transferred to TIG from its immediate parent company in exchange for 7.7 million common shares of OdysseyRe (with a market value of $193.1 at December 31, 2005). As a result, the runoff of the Fairmont entities’ historical business was reported as part of the runoff segment effective January 1, 2006 (as noted previously, Fairmont’s business continued, beginning in 2006, as the Fairmont Specialty division of Crum & Forster).

On March 8, 2007, TIG’s application to the California Department of Insurance (its principal regulator) to pay an extraordinary dividend to its parent company in the amount of approximately $124.8 was approved. The dividend payment was in the form of notes held by TIG issued by the company with face amounts totalling $122.5 plus accrued interest of approximately $2.3. After the dividend, the notes were cancelled by the company. During the second quarter of 2008, TIG distributed an extraordinary dividend out of excess capital, which was approved by its principal regulator, in the amount of approximately $210. Of the proceeds of the dividend, approximately $100 of cash and approximately $10 of securities were distributed to Fairfax and approximately $100 of securities was distributed to nSpire Re. After giving effect to these transactions, TIG continues to have policyholder surplus and risk-based capital that satisfy the requirements of the California Department of Insurance. These intercompany transactions had no impact on the company’s consolidated financial statements.

European runoff group

The European runoff group consists principally of RiverStone Insurance UK and nSpire Re.

RiverStone Insurance UK includes Sphere Drake Insurance and Syndicate 3500. Sphere Drake Insurance ceased underwriting and was put into runoff in 1999. In 2004, substantially all of Sphere Drake Insurance’s insurance and reinsurance portfolio was amalgamated into RiverStone Insurance UK, forming the unified European runoff portfolio. RiverStone Insurance UK resulted from the amalgamation during 2002 of RiverStone Stockholm, Sphere Drake Bermuda and CTR’s non-life operations, all of which ceased underwriting and were put into runoff between 1999 and 2001. In November 2003, RiverStone formed a new runoff syndicate at Lloyd’s of London, Syndicate 3500, to provide reinsurance-to-close for the 2000 and prior underwriting years of Kingsmead syndicates 271 and 506 for which TIG, along with third party capital providers, had provided underwriting capacity for 2000 and prior underwriting years. In 2005, the provisions for claims of Syndicate 506 were transferred to Syndicate 3500 as a result of the reinsurance-to-close of the 2001 year of account. RiverStone Insurance UK reinsures the insurance and reinsurance portfolio of Syndicate 3500. This transaction allowed RiverStone to integrate direct management of these liabilities into the European runoff platform.

During 2005, RiverStone Insurance UK obtained U.S. court sanction for the previously English court-approved transfer of certain obligations from its affiliate Sphere Drake Insurance, to facilitate its carrying on the European runoff as described above. The obtaining of these approvals did not result in the acceleration of the making or payment of claims or have any other material effect on the operation of the European runoff.

nSpire Re, headquartered in Ireland, reinsures the insurance and reinsurance portfolios of RiverStone Insurance UK. nSpire Re’s insurance and reinsurance obligations are guaranteed by Fairfax. RiverStone Insurance UK, with 58 full-time employees in its offices in the United Kingdom, provides the management (including claims handling) of the majority of nSpire Re’s insurance and reinsurance liabilities and the collection and management of the majority of its reinsurance assets. In addition to its role in the consolidation of the European runoff companies (and to its participation, prior to 2008, in the Group Re business), nSpire Re also has one other mandate, described in the following paragraph.

nSpire Re served as the entity through which Fairfax primarily provided financing for the acquisition of its U.S. insurance and reinsurance companies. nSpire Re had capital and surplus as at December 31, 2008 in excess of $900.0 and held debt of Fairfax’s U.S. holding company and company debt resulting from those acquisitions. For each of its U.S. acquisitions, Fairfax financed the acquisition, at the Canadian holding company, with an issue of subordinate voting shares and long term debt. The proceeds of this long term financing were invested in the capital of nSpire Re, which then provided the acquisition financing to Fairfax’s U.S. holding company to complete the acquisition. As a result of a restructuring completed in 2007, nSpire Re no longer holds a direct or indirect equity interest in the U.S. insurance and reinsurance companies.

Related party transactions of nSpire Re, including its provision of reinsurance to affiliates, is effected on market terms and at market prices, and require approval by nSpire Re’s board of directors, three of whose five members are unrelated to Fairfax. nSpire Re’s accounts are audited annually by PricewaterhouseCoopers LLP, and its reserves are reviewed annually by a global actuarial consulting firm and are included in the consolidated reserves on which PricewaterhouseCoopers LLP provides an annual valuation actuary’s report.

In January 2005, the European runoff group purchased Compagnie de Réassurance d’Ile de France (Corifrance), a French reinsurance company in runoff, for $59.8 (€44.0 million). The purchase price was the amount by which the $122.2 (€89.9 million) fair value of Corifrance’s assets exceeded the $62.4 (€45.9 million) fair value of Corifrance’s liabilities. As part of the consideration for the purchase, the European runoff group received an indemnity from the vendor, capped at the amount of the purchase price and expiring on December 31, 2007 for any adverse development of the net reserves acquired. As at December 31, 2007 the Corifrance reserves had developed favourably, and no claim is expected to be made by the company under the vendor’s indemnity.

Swiss Re Corporate Adverse Development Cover

As part of its acquisition of TIG effective April 13, 1999, Fairfax purchased a $1 billion corporate adverse development cover ultimately reinsured with a Swiss Re subsidiary (the Swiss Re corporate adverse development cover), protecting it, on an aggregate basis, from adverse development of claims and uncollectible reinsurance above the aggregate reserves set up by all of its subsidiaries (including TIG, but not including other subsidiaries acquired after 1998) at December 31, 1998. At December 31, 2004, the company had ceded losses under this cover utilizing the full $1 billion limit of that cover.

As of December 31, 2002, Fairfax assigned the full benefit of the Swiss Re corporate adverse development cover to nSpire Re which had previously provided the indirect benefit of the Swiss Re corporate adverse development cover to TIG and the European runoff companies. Although Fairfax remained legally liable for its original obligations with respect to the Swiss Re corporate adverse development cover, under the terms of the assignment agreement, nSpire Re was responsible to Fairfax for all premium and interest payments after 2002 for any additional losses ceded to the Swiss Re corporate adverse development cover.

FAIRFAX FINANCIAL HOLDINGS LIMITED

On July 27, 2006, nSpire Re exercised its right to commute the Swiss Re corporate adverse development cover, as it had determined with Fairfax that based on projected payout patterns and other financial considerations, that the cover no longer provided it with a commercial or economic advantage. At the time of the commutation on August 3, 2006, Fairfax also terminated its $450 letter of credit facility effectively secured by the assets held in trust derived from the premiums on the Swiss Re corporate adverse development cover and the accumulated interest thereon. By virtue of the commutation, the $587.4 of funds withheld in trust under the Swiss Re corporate adverse development cover were paid to nSpire Re. nSpire Re deployed approximately $450 of those funds to secure or settle $450 of its reinsurance obligations to other Fairfax subsidiaries previously secured by letters of credit issued under the former letter of credit facility. The accounting effect of the commutation, recorded in 2006, was a non-cash pre-tax and after-tax loss of $412.6. The commutation resulted in a $1 billion decrease in the balance recoverable from reinsurers and a $587.4 decrease in funds withheld payable to reinsurers.

Results and balance sheet

Set out below is a summary of the operating results of Runoff for the years ended December 31, 2008, 2007 and 2006.

	2008	2007	2006

Gross premiums written	12.6	8.0	160.9

Net premiums written	11.1	(10.4)	19.0

Net premiums earned	17.4	(3.3)	85.3
Losses on claims (excluding the reinsurance commutation below)	(56.2)	(122.2)	(169.1)
Operating expenses	(109.6)	(70.3)	(107.8)
Interest and dividends	68.2	91.6	89.3

Operating income (loss)	(80.2)	(104.2)	(102.3)
Net gains on investments	472.8	291.8	21.1

Pre-tax income (loss) before the undernoted	392.6	187.6	(81.2)
Loss on reinsurance commutation(1)	–	–	(412.6)
Net gain on sale of OdysseyRe shares(2)	–	–	111.6

Pre-tax income (loss) before interest and other	392.6	187.6	(382.2)

(1)	See the “Swiss Re Corporate Adverse Development Cover” discussion preceding this section.

(2)	Realized gain on the sale in 2006 of OdysseyRe shares by U.S. runoff companies to facilitate the company’s OdysseyRe secondary offering (a portion of which was eliminated on consolidation, resulting in a $69.7 gain on a consolidated basis).

Commencing in the first quarter of 2008 (prior to which time nSpire Re had ceased to participate in new Group Re business), nSpire Re’s former Group Re business was reported in Runoff such that Runoff now includes all of the operating results of nSpire Re. Commencing in the first quarter of 2007, results of Runoff were reported excluding the operating results of Group Re (with prior periods reclassified). The Runoff segment generated pre-tax income before interest and other of $392.6 in 2008, reflecting a decreased operating loss of $80.2 compared to 2007 and increased net gains on investments of $472.8 (principally comprised of net gains related to credit default swaps of $313.6, net gains of $136.9 related to equity and equity index total return swaps, net gains on bonds of $122.7 and net gains on common stocks of $5.7, partially offset by other than temporary impairments recorded on common stock and bond investments of $76.5 and net foreign currency translation losses of $28.0). Incurred losses on claims in 2008 included $68.0 primarily related to strengthening of prior years’ U.S. workers’ compensation claims reserves and losses on reinsurance commutations, partially offset by net favourable development of prior years’ reserves in Europe. Operating expenses in 2008 included $11.9 related to severance and related costs. Lower incurred losses on claims and loss adjustment expenses and higher net premiums earned, partially offset by increased operating expenses and a decline in interest and dividends, resulted in a decreased operating loss of $80.2 in 2008 compared to $104.2 in 2007.

In 2007, the Runoff segment generated pre-tax income of $187.6, inclusive of an operating loss of $104.2 and net investment gains of $291.8 (principally comprised of net gains related to credit default swaps of $241.2, net gains on bonds of $19.9, net gains on common stocks of $8.5 and net gains related to foreign currency of $19.1, partially offset by other than temporary impairments recorded on common stock and bond investments of $3.4). The operating loss of $104.2 ($102.3 in 2006) reflected reduced operating expenses ($70.3 in 2007 compared to $107.8 in 2006 as a result of measures undertaken as part of the restructuring of the runoff organization in 2006 and 2007), lower losses on claims (reduced losses in European runoff, including $9.5 of net favourable reserve development, and in U.S. runoff despite the impact of $100.4 of net unfavourable reserve development, primarily attributable to strengthening of TIG reserves for workers’ compensation and uncollectible reinsurance), as well as an $88.6 decline in net premiums earned. The year-over-year declines in 2007 written and earned premiums, as well as a portion of the declines in operating expenses and losses on claims, in U.S. runoff primarily reflected the transitional impact in 2006 of the acquisition of the Fairmont entities (on January 1, 2006 the Fairmont entities were placed into runoff, while the ongoing business carried on as the Fairmont Specialty division of Crum & Forster).

The Runoff segment’s 2006 pre-tax loss of $382.2 included the previously described a $412.6 non-cash pre-tax and after-tax loss on the commutation of the Swiss Re corporate adverse development cover in the third quarter and the benefit of a $111.6 pre-tax gain on OdysseyRe common shares sold by U.S. runoff companies to facilitate the company’s secondary offering in the fourth quarter (a portion of which gain was eliminated on consolidation, resulting in a $69.7 gain on a consolidated basis). The $81.2 pre-tax loss in 2006 for the Runoff segment remaining after the two transactions noted above included the following: $60.6 of pre-tax charges for net reserve strengthening in U.S. runoff, primarily attributable to strengthening of workers’ compensation and general liability reserves as well as ULAE reserves; $15.2 of pre-tax charges for net reserve strengthening in European runoff, primarily arising from U.S. construction defect claims and including a $33.8 pre-tax gain on the commutation of an intercompany reinsurance treaty with OdysseyRe during the third quarter (this gain was eliminated in the consolidation of Fairfax’s 2006 results); $14.7 of pre-tax charges related to the restructuring and downsizing of the worldwide runoff organization announced during the fourth quarter; and $9.3 of pre-tax income representing the excess of interest and dividend income and net realized gains over runoff operating and other costs incurred during 2006.

Runoff cash flow may be volatile as to timing and amounts, with potential variability arising principally from the requirement to pay gross claims initially while third party reinsurance is only collected subsequently in accordance with its terms and from the delay, until some time after claims are paid, of the release of assets pledged to secure the payment of those claims. During 2007 and 2008, the runoff group did not require cash flow funding from Fairfax. During 2006, the runoff group required cash flow funding from Fairfax of $160.0 prior to the commutation of the Swiss Re corporate adverse development cover in the third quarter. Based upon runoff’s projected plans and absent unplanned adverse developments, it is expected that in the future runoff will not require any cash flow funding from Fairfax that would be significant in relation to holding company cash resources.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Set out below are the balance sheets for Runoff as at December 31, 2008 and 2007.

	2008	2007

Assets
Accounts receivable and other	142.7	209.0
Recoverable from reinsurers	1,927.8	2,319.6
Portfolio investments	2,478.1	2,171.2
Deferred premium acquisition costs	0.1	–
Future income taxes	637.7	679.6
Premises and equipment	2.2	2.8
Goodwill and intangible assets	0.1	0.2
Due from affiliates	–	13.7
Other assets	20.5	20.0
Investments in Fairfax affiliates	274.4	185.4

Total assets	5,483.6	5,601.5

Liabilities
Accounts payable and accrued liabilities	243.3	244.9
Income taxes payable	2.5	1.4
Short sale and derivative obligations	11.6	–
Due to affiliates	5.3	5.6
Funds withheld payable to reinsurers	20.7	22.0
Provision for claims	3,806.2	4,263.1
Unearned premiums	0.4	5.4

Total liabilities	4,090.0	4,542.4

Shareholders’ equity	1,393.6	1,059.1

Total liabilities and shareholders’ equity	5,483.6	5,601.5

The balance sheet for Runoff represents the sum of individual entity balance sheets even though the individual entities are not necessarily a part of the same ownership structure. The European runoff balance sheet excludes the approximately $900 million of capital of nSpire Re related to the acquisition financing of the U.S. insurance and reinsurance companies. The following commentary relates to the balance sheet as at December 31, 2008.

Approximately $599.4 and $270.9 of the total $2,478.1 of cash and short term investments and portfolio investments held at December 31, 2008 by U.S. runoff and European runoff, respectively, were pledged in the ordinary course of carrying on their business, to support insurance and reinsurance obligations. Reinsurance recoverables included, in the U.S. runoff segment, $399.2 emanating from IIC, predominantly representing reinsurance recoverables on asbestos, pollution and health hazard (APH) claims, and included, in the European runoff segment, $28.0 of reinsurance recoverables on APH claims.

Significant changes to the 2008 balance sheet of the Runoff segment compared to 2007 primarily related to the continued progress by Runoff management, as reflected by the $456.9 decline in the provision for claims and the $391.8 decrease in recoverable from reinsurers. The $306.9 increase in portfolio investments and the $334.5 increase in shareholders’ equity primarily reflected the significant net investment gains of $472.8 in 2008, partially offset by the dividends distributed by TIG to Fairfax.

The $637.7 future income taxes asset is entirely attributable to the U.S. runoff segment. The net operating losses in the European runoff segment have a full valuation allowance recorded against them. The $637.7 future income taxes asset on the U.S. runoff balance sheet consisted principally of $544.9 of capitalized U.S. operating losses which have been used by other Fairfax subsidiaries within the U.S. consolidated tax group (and have therefore been eliminated in the preparation of the company’s consolidated balance sheet) but which remain with the U.S. runoff companies on a stand-alone basis and $92.8 of temporary differences.

Runoff’s investments in Fairfax affiliates as at December 31, 2008 consist of:

Affiliate	% interest

OdysseyRe	17.8
Northbridge	16.4
Advent	13.8

Other

	2008	2007	2006

Revenue	99.4	434.5	371.3
Costs and expenses	(98.0)	(401.5)	(353.7)

Operating income	1.4	33.0	17.6
Net losses on investments	–	(7.6)	–

Pre-tax income before interest and other	1.4	25.4	17.6
Interest expense	(0.4)	(15.7)	(14.7)

Pre-tax income	1.0	9.7	2.9

The Other business segment comprises the animal nutrition business (Ridley) for the year ended December 31, 2008 and the claims adjusting, appraisal and loss management services business (Cunningham Lindsey) for the years ended December 31, 2007 and 2006. During December 2007, the company sold a 55.4% interest in the Cunningham Lindsey operating companies and commenced equity accounting for the retained interests in those operations, pursuant to the transaction described in note 17.

During the fourth quarter of 2008, the company acquired a 67.9% interest in Ridley, pursuant to the transaction described in note 17. Effective November 4, 2008, Ridley’s assets and liabilities and results of operations were included in the company’s consolidated financial reporting. The results of operations for Ridley (as included in Fairfax’s 2008 financial reporting) comprised the fifty-eight day period beginning November 4, 2008 and ended December 31, 2008. Ridley’s results of operations for the fifty-eight day period included gross profits that reflected a continuation of a favourable product mix, strong unit margins and growth in specialty products. Ridley is one of North America’s leading commercial animal nutrition companies.

Set out below are the balance sheets for Other as at December 31, 2008 and 2007.

	2008	2007

Assets
Accounts receivable and other	45.2	143.6
Portfolio investments	6.2	58.8
Future income taxes	7.8	–
Premises and equipment	85.6	–
Goodwill and intangible assets	57.0	–
Other assets	60.8	–

Total assets	262.6	202.4

Liabilities
Subsidiary indebtedness	21.1	–
Accounts payable and accrued liabilities	59.4	0.3
Future income taxes payable	28.6	–
Long term debt	0.7	126.7

Total liabilities	109.8	127.0
Shareholders’ equity	152.8	75.4

Total liabilities and shareholders’ equity	262.6	202.4

FAIRFAX FINANCIAL HOLDINGS LIMITED

Interest and Dividends

Interest and dividend income earned by the company’s insurance and reinsurance operations in 2008 decreased to $476.1 from $604.4 in 2007 primarily due to losses recorded on equity method investments and the effect of lower short term interest rates prevailing in 2008 compared to 2007, partially offset by the inclusion of interest and dividend income of Advent in 2008 results.

Interest and dividend income earned at the company’s insurance and reinsurance operations in 2007 increased to $604.4 from $586.1 in 2006, as the effect of significantly increased portfolio investments more than offset the reduction due to losses recorded on equity method investments and the effect of lower average short term interest rates prevailing in 2007 compared to 2006. Interest and dividend income earned by the company’s insurance and reinsurance operations in 2006 increased to $586.1 from $355.3 in 2005, due primarily to higher short term interest rates and increased investment portfolios primarily resulting from subsidiaries’ positive cash flow from operations, and the reduction in 2005 interest and dividend income caused by recording the company’s share of Advent’s $45.1 hurricane-affected 2005 net loss.

Consolidated interest and dividend income decreased 17.7% to $626.4 in 2008 from $761.0 in 2007, principally due to the year-over-year decline in short term interest rates, despite a $1.6 billion increase in the average investment portfolio in 2008 compared to 2007, including the effect of the consolidation of Advent in 2008.

Consolidated interest and dividend income in 2007 increased 1.9% to $761.0 from $746.5 in 2006, principally as a result of the increase in the average investment portfolio in 2007 compared to 2006, partially offset by the effects of the general year-over-year decline in interest rates and losses recorded on equity method investments.

Net Gains on Investments

Net gains on investments earned by the company’s insurance and reinsurance operations increased in 2008 to $1,558.6 from $984.0 in 2007. Consolidated net gains on investments in 2008 of $2,720.5 included net gains of $472.8 for the runoff companies and $689.2 of net gains for the holding company, in addition to the net investment gains of the insurance and reinsurance operating companies. Consolidated net gains on investments in 2007 of $1,639.4 included net gains of $291.8 for the runoff companies, $371.2 of net gains for the holding company and net losses of $7.6 for the Cunningham Lindsey operations, in addition to the net investment gains of the insurance and reinsurance operating companies. Consolidated net gains on investments in 2008 of $2,720.5 included $2,079.6 of net gains related to short equity and equity index positions, $1,290.5 of net gains related to credit default swaps, net gains of $273.7 on bonds, $20.6 of net gains on common stocks and $60.2 of net gains related to foreign currency, partially offset by $996.4 of other than temporary impairments recorded on common stock and bond investments. Net gains on bonds of $273.7 included net gains on sales of primarily government bonds of $629.8, net mark-to-market losses of $504.2 principally on convertible bonds and $157.9 of net mark-to-market gains on tax-exempt bonds designated as held for trading securities. Consolidated net gains on investments of $1,639.4 in 2007 included $1,145.0 of net gains related to credit default swaps, $361.0 of net gains on common stocks (including a $220.5 gain on the sale of the company’s investment in Hub), net gains of $143.0 on short equity and equity index positions, net gains of $51.2 related to foreign currency and $55.7 of net gains on bonds, partially offset by $102.6 of other than temporary impairments recorded on common stock and bond investments.

Consolidated results in 2006 included net gains on investments of $765.6 and the $69.7 net gain on the company’s secondary offering of OdysseyRe common shares. Consolidated net gains of $835.3 in 2006 included $132.7 of net gains at the runoff companies (including a $111.6 pre-tax gain on OdysseyRe common shares sold by U.S. runoff companies to facilitate the company’s secondary offering in the fourth quarter, a portion of which gain was eliminated on consolidation, resulting in a $69.7 gain on a consolidated basis) and net gains of $36.0 at the holding company, in addition to the net gains of $666.6 at the insurance and reinsurance operations. Consolidated net gains on investments in 2006 of $765.6 included $251.0 of net losses related to derivative positions, $795.1 of net gains on common stocks (including significant gains derived in large part from the sale of Asian equities and a $137.3 gain on the sale of the company’s remaining investment in Zenith National Insurance Corp.), $209.0 of net gains on bonds, $37.8 of other than temporary impairments on common stocks and bonds, and $50.3 of net gains on other securities.

As of December 31, 2008, the company owned $8.87 billion notional amount of credit default swaps with an average term to maturity of 3.3 years, an original cost of $161.5 and a fair value of $415.0. As of December 31, 2007, the company owned $18.54 billion notional amount of credit default swaps, with an original cost of $340.0 and a fair value of $1,119.1. During 2008, the company sold $11.63 billion (2007 – $965.5; 2006 – nil) notional amount of credit default swaps for proceeds of $2,048.7 (2007 – $199.3; 2006 – nil) and recorded net gains on sale of $1,052.3 (2007 – $184.7; 2006 – nil) and net mark-to-market gains of $238.2 (2007 – $960.3; 2006 – net mark-to-market losses of $83.5).

The following table and accompanying commentary summarize the sales of credit default swaps since the inception of this investment position, and show the cumulative realized and unrealized gains on credit default swaps as of December 31, 2008. Note that non-GAAP measures are used in this illustrative summary, as explained below.

					Excess of sale
					proceeds over
	Notional	Original	Sale		original
	amount	acquisition cost	proceeds		acquisition cost

FY 2007	965.5	25.7	199.3		173.6
Q1 2008	3,830.0	95.5	885.0		789.5
Q2 2008	855.0	22.8	190.0		167.2
Q3 2008	3,580.9	59.4	595.7		536.3
Q4 2008	3,363.9	68.1	378.0		309.9

Cumulative sales since inception	12,595.3	271.5	2,248.0		1,976.5
Remaining credit default swap positions at December 31, 2008	8,873.0	161.5	415.0	(1)	253.5	(2)

Cumulative realized and unrealized from inception	21,468.3	433.0	2,663.0		2,230.0

(1)	Market value as of December 31, 2008

(2)	Unrealized gain (measured using original acquisition cost) as of December 31, 2008

The company has sold $12.60 billion notional amount of credit default swaps since inception with an original acquisition cost of $271.5 for cash proceeds of $2.25 billion and a cumulative gain (measured using original acquisition cost) of $1.98 billion. As of December 31, 2008, the remaining $8.87 billion notional amount of credit default swaps had a market value of $415.0 and an original acquisition cost of $161.5, representing an unrealized gain (measured using original acquisition cost) of $253.5.

The credit default swaps are extremely volatile, with the result that their market value and their liquidity may vary dramatically either up or down in short periods, and their ultimate value will therefore only be known upon their disposition.

Interest Expense

Consolidated interest expense in 2008 decreased to $158.6 from $209.5 in 2007, primarily reflecting the significant year-over-year reductions in debt at the holding company and subsidiaries, and the inclusion in 2007 interest expense of one-time costs of $21.2 incurred in the Crum & Forster debt offering and tender offer in 2007, partially offset by additional interest expense as a result of the consolidation of Advent and Ridley.

Consolidated interest expense in 2007 of $209.5, compared to $210.4 in 2006, included one-time costs of $21.2 incurred in the Crum & Forster debt offering and tender offer. Excluding these one-time costs, consolidated interest

FAIRFAX FINANCIAL HOLDINGS LIMITED

expense decreased by $22.1 or 10.5% in the year, reflecting the $182.0 decrease in consolidated debt during 2007 to $2,170.8 from $2,352.8 at December 31, 2006. Consolidated interest expense comprised the following:

	2008	2007	2006

Fairfax	89.1	105.1	125.2
Crum & Forster	28.3	29.8	33.0
Crum & Forster debt offering and tender offer costs	–	21.2	–
OdysseyRe	34.2	37.7	37.5
Cunningham Lindsey	4.0	15.7	14.7
Advent	2.6	–	–
Ridley	0.4	–	–

	158.6	209.5	210.4

          Corporate Overhead and Other

Corporate overhead and other consists of the expenses of all of the group holding companies net of the company’s investment management and administration fees and investment income, including net investment gains, earned on Fairfax’s cash, short term investments and marketable securities, and comprised the following:

	2008	2007	2006

Fairfax corporate overhead	94.7	110.0	78.8
Subsidiary holding companies corporate overhead	44.6	39.0	40.0
Holding company interest and dividends	(28.7)	(19.3)	(18.1)
Holding company net gains on investments	(689.2)	(371.2)	(36.0)
Investment management and administration fees	(53.3)	(45.7)	(53.0)

	(631.9)	(287.2)	11.7

Fairfax corporate overhead expense in 2008 decreased to $94.7 from $110.0 in 2007, primarily as a result of the recognition of negative goodwill related to the company’s increased investment in Advent, and the effect of the inclusion in 2007 of a capital tax reassessment related to prior taxation years of $10.1, partially offset by increased legal and consulting fees. Subsidiary holding companies corporate overhead expense in 2008 increased to $44.6 from $39.0 in 2007, primarily due to subsidiaries’ increased charitable donations, partially offset by year-over-year declines in office and general expenses and compensation expense. Corporate overhead expenses incurred in 2008 were more than offset by investment income earned (including net gains on investments) on holding company cash, short term investments and marketable securities and by investment management and administration fees earned. Net gains on investments at the holding company of $689.2 in 2008 (2007 – $371.2) included $694.1 (2007 – $84.1) of net gains related to equity and equity index total return swaps, $200.3 (2007 – $247.4) of net gains related to credit default swaps and $1.6 (2007 – $16.4) of net gains on common stocks, partially offset by other than temporary impairments recorded on common stock and bond investments of $80.2 (2007 – nil) and net losses on bonds (principally related to convertible bonds) of $119.5 (2007 – net gains of $9.4).

The increase in Fairfax corporate overhead expense to $110.0 in 2007 from $78.8 in 2006 related primarily to increased professional fees and capital tax reassessments relating to prior years. Subsidiary holding companies corporate overhead expense for 2007 declined to $39.0 from $40.0 in 2006, primarily reflecting reduced professional fees. Corporate overhead expenses in 2007 were more than offset by investment income earned on holding company cash, short term investments and marketable securities. Net gains on investments at the holding company in 2007 included $88.1 of net gains on sales of credit default swaps and $159.3 of net mark-to-market gains on credit default swaps.

          Income Taxes

The effective income tax rate of 30.9% implicit in the $755.6 provision for income taxes in 2008 differed from the company’s statutory income tax rate of 33.5% primarily as a result of the effect of income earned in jurisdictions where the corporate income tax rate is lower than the company’s statutory income tax rate and where the benefit of accumulated income tax losses is unrecorded, and the effect of reduced unrealized foreign exchange gains on public debt.

The effective income tax rate of 32.9% implicit in the $711.1 provision for income taxes in 2007 differed from the company’s statutory income tax rate of 36.1% primarily as a result of the effects of the non-taxable portion of the gain recognized on the sale of Hub by the Canadian subsidiaries and of income earned in jurisdictions where the corporate income tax rate is lower than the company’s statutory income tax rate and where the benefit of accumulated income tax losses is unrecorded.

The effective income tax rate of 55.3% implicit in the $485.6 provision for income taxes in 2006 differed from the company’s statutory income tax rate of 36.1% primarily because no income tax benefit was recognized on recording the loss on the 2006 commutation of the Swiss Re corporate adverse development cover.

          Non-controlling Interests

The company’s non-controlling interests in the consolidated statements of earnings arose from the following subsidiaries:

	2008	2007	2006

Northbridge	18.4	111.0	59.5
OdysseyRe	209.9	241.0	106.0
Cunningham Lindsey	–	1.5	–
Advent	(13.6)	–	–
Ridley	0.2	–	–

	214.9	353.5	165.5

During 2008, Northbridge and OdysseyRe purchased on the open market 2,340,000 and 9,480,756 respectively of their common shares pursuant to their previously announced common share repurchase programmes, increasing the company’s ownership of Northbridge to 63.6% and of OdysseyRe to 70.4% as at December 31, 2008. Subsequent to the 2008 year-end, the company acquired all of the outstanding common shares of Northbridge that it did not already own, as described in note 17 to the consolidated financial statements. Upon increasing the company’s total interest in Advent to 58.5% in the third quarter of 2008 from 44.5%, the company commenced the consolidation of Advent’s results of operations and the related non-controlling interest in its consolidated statements of earnings. During the fourth quarter of 2008 the company purchased an additional 8.1% interest in Advent, increasing the company’s total ownership interest in Advent to 66.6% at December 31, 2008. Upon acquiring a 67.9% interest in Ridley in the fourth quarter of 2008, the company commenced the consolidation of Ridley’s results of operations and the related non-controlling interest in its consolidated statements of earnings. Following the sale in 2007 of a majority of its interest in the Cunningham Lindsey operating companies to a third party, the company commenced equity accounting for its retained minority interest in those operations.

Increased Northbridge and OdysseyRe net earnings in 2007, as well as the effect of decreased Fairfax ownership of OdysseyRe in 2007 compared to 2006 as a result of the company’s fourth quarter 2006 secondary offering of OdysseyRe’s common shares, contributed to a $188.0 increase in charges to consolidated net earnings for non-controlling interests. Notwithstanding Fairfax’s secondary offering of OdysseyRe common shares in December 2006 and the conversion of OdysseyRe’s convertible senior debentures in the second quarter of 2007, as a result of OdysseyRe’s 2007 repurchases of its common shares in the open market, Fairfax’s interest in OdysseyRe increased to 61.0% at the end of 2007 compared to 59.6% in 2006. During 2007, Northbridge and OdysseyRe purchased on the open market 841,947 and 2,636,989 respectively of their common shares pursuant to previously announced common share repurchase programmes, increasing Fairfax’s ownership of Northbridge to 60.2% and of OdysseyRe to 61.0% as at December 31, 2007.

Provision for Claims

Since 1985, in order to ensure so far as possible that the company’s provision for claims (often called “reserves”) is adequate, management has established procedures so that the provision for claims at the company’s insurance, reinsurance and runoff operations are subject to several reviews, including by one or more independent actuaries. The reserves are reviewed separately by, and must be acceptable to, internal actuaries at each operating company, the

FAIRFAX FINANCIAL HOLDINGS LIMITED

Chief Actuary at Fairfax, and one or more independent actuaries, including an independent actuary whose report appears in each Annual Report.

In the ordinary course of carrying on their business, Fairfax’s insurance, reinsurance and runoff companies may pledge their own assets as security for their own obligations to pay claims or to make premium (and accrued interest) payments. Common situations where assets are so pledged, either directly or to support letters of credit issued for the following purposes, are regulatory deposits (such as with U.S. states for workers’ compensation business), deposits of funds at Lloyd’s in support of London market underwriting, and the provision of security as a non-admitted company, as security for claims assumed or to support funds withheld obligations. Generally, the pledged assets are released as the underlying payment obligation is fulfilled. The $2.3 billion of cash and investments pledged by the company’s subsidiaries at December 31, 2008, referred to in note 3 to the consolidated financial statements, represented the aggregate amount as at that date that had been pledged in the ordinary course of business to support each pledging subsidiary’s respective obligations, as described in this paragraph (these pledges do not involve the cross-collateralization by one group company of another group company’s obligations).

Claims provisions are established by our primary insurance companies by the case method as claims are initially reported. The provisions are subsequently adjusted as additional information on the estimated amount of a claim becomes known during the course of its settlement. Our reinsurance companies rely on initial and subsequent claims reports received from ceding companies to establish our estimated provisions. In determining our provision to cover the estimated ultimate liability for all of our insurance and reinsurance obligations, a provision is also made for management’s calculation of factors affecting the future development of claims including IBNR (incurred but not reported) based on the volume of business currently in force, the historical experience on claims and potential changes, such as changes in the underlying book of business, in law and in cost factors.

As time passes, more information about the claims becomes known and provision estimates are consequently adjusted upward or downward. Because of the estimation elements encompassed in this process, and the time it takes to settle many of the more substantial claims, several years may be required before a meaningful comparison of actual losses to the original provisions can be developed.

The development of the provision for claims is shown by the difference between estimates of reserves as of the initial year-end and the re-estimated liability at each subsequent year-end. This is based on actual payments in full or partial settlement of claims, plus re-estimates of the reserves required for claims still open or claims still unreported. Favourable development (redundancies) means that subsequent reserve estimates are lower than originally indicated, while unfavourable development means that the original reserve estimates were lower than subsequently indicated. The aggregate net unfavourable development of $55.4 and $22.8 in 2008 and 2007 respectively were comprised as shown in the following table:

	Favourable/(Unfavourable)
	2008	2007

Insurance – Canada (Northbridge)	63.3	29.2
– U.S. (Crum & Forster) (excluding a reinsurance commutation)	25.2	46.6
– Asia (Fairfax Asia)	(3.4)	4.4
Reinsurance – OdysseyRe	10.1	(40.5)
– Other	(2.3)	28.4

Net favourable development – insurance and reinsurance operating companies	92.9	68.1
Runoff	(64.1)	(90.9)
Crum & Forster reinsurance commutation	(84.2)	–

Net unfavourable development	(55.4)	(22.8)

The following table presents a reconciliation of the provision for claims and loss adjustment expense (LAE) for the insurance, reinsurance and runoff lines of business for the most recent five years. As shown in the table, the sum of the provision for claims for all of Fairfax’s insurance, reinsurance and runoff operations was $14,728.4 as at December 31, 2008 – the amount shown as provision for claims on Fairfax’s consolidated balance sheet.

Reconciliation of Provision for Claims and LAE as at December 31

	2008	2007	2006	2005	2004

Insurance subsidiaries owned throughout the year	3,716.3	3,478.3	3,184.0	3,037.3	2,699.8
Insurance subsidiaries acquired during the year	–	–	–	–	21.1

Total insurance subsidiaries	3,716.3	3,478.3	3,184.0	3,037.3	2,720.9

Reinsurance subsidiaries owned throughout the year(1)	4,964.3	5,051.5	4,986.7	4,527.0	3,541.9
Reinsurance subsidiaries acquired during the year(2)	372.9	–	–	–	77.1

Total reinsurance subsidiaries	5,337.2	5,051.5	4,986.7	4,527.0	3,619.0

Runoff subsidiaries owned throughout the year	1,989.9	2,116.5	2,487.9	1,759.7	1,481.6
Runoff subsidiaries acquired during the year	–	–	–	38.2	–

Total runoff subsidiaries	1,989.9	2,116.5	2.487.9	1,797.9	1,481.6

Life insurance subsidiary(3)	–	–	–	–	26.2

Net provision for claims and LAE	11,043.4	10,646.3	10,658.6	9,362.2	7,847.7
Reinsurance gross-up	3,685.0	4,401.8	4,843.7	6,872.9	7,318.3

Gross provision for claims and LAE	14,728.4	15,048.1	15,502.3	16,235.1	15,166.0

(1)	Including Group Re

(2)	Advent in 2008 and Opus Re in 2004

(3)	Former Northbridge life insurance subsidiary sold in 2005

The fourteen tables that follow show the reserve reconciliation and the reserve development of Northbridge (Canadian insurance), Crum & Forster (U.S. insurance), Fairfax Asia (Asian insurance), OdysseyRe and Reinsurance – Other (Group Re and Advent) and Runoff’s net provision for claims. Because business is written in multiple geographic locations and currencies, there will necessarily be some distortions caused by foreign currency fluctuations. Northbridge tables are presented in Canadian dollars and Crum & Forster, Fairfax Asia, OdysseyRe, Reinsurance - Other and Runoff tables are presented in U.S. dollars.

The company endeavours to establish adequate provisions for claims and LAE at the original valuation date, with the objective of achieving net favourable prior period reserve development at subsequent valuation dates. The reserves will always be subject to upward or downward development in the future, and future development could be significantly different from the past due to many unknown factors.

With regard to the five tables that follow that show the calendar year claims reserve development, note that when in any year there is a redundancy or reserve strengthening related to a prior year, the amount of the change in favourable (unfavourable) development thereby reflected for that prior year is also reflected in the favourable (unfavourable) development for each year thereafter.

The accident year claims reserve development tables that follow for Northbridge, Crum & Forster and OdysseyRe show the development of the provision for claims reserves including LAE by accident year commencing in 1998, with the re-estimated amount of each accident year’s reserve development shown in subsequent years up to December 31, 2008. All claims are attributed back to the year of loss, regardless of when they were reported or adjusted. For example, Accident Year 2005 represents all claims with a date of loss between January 1, 2005 and December 31, 2005. The initial reserves set up at the end of the year are re-evaluated over time to determine their redundancy or deficiency based on actual payments in full or partial settlements of claims plus current estimates of the reserves for claims still open or claims still unreported.

FAIRFAX FINANCIAL HOLDINGS LIMITED

  Canadian Insurance – Northbridge

The following table shows for Northbridge (excluding Federated Life, which was sold in 2005) the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2004 through 2008. The favourable or unfavourable development from prior years has been credited or charged to each year’s earnings.

Reconciliation of Provision for Claims – Northbridge

	2008	2007	2006	2005	2004
		(In Cdn$ except as indicated)

Provision for claims and LAE at January 1	1,696.0	1,640.2	1,408.7	1,153.9	855.4

Incurred losses on claims and LAE
Provision for current accident year’s claims	925.3	778.4	780.8	825.9	736.3
Foreign exchange effect on claims	59.2	(46.8)	0.8	(5.8)	(13.3)
Increase (decrease) in provision for prior accident years’ claims	(67.1)	(31.5)	54.1	(38.1)	15.0

Total incurred losses on claims and LAE	917.4	700.1	835.7	782.0	738.0

Payments for losses on claims and LAE
Payments on current accident year’s claims	(298.6)	(267.9)	(251.1)	(248.1)	(206.1)
Payments on prior accident years’ claims	(383.0)	(376.4)	(353.1)	(279.1)	(233.4)

Total payments for losses on claims and LAE	(681.6)	(644.3)	(604.2)	(527.2)	(439.5)

Provision for claims and LAE at December 31	1,931.8	1,696.0	1,640.2	1,408.7	1,153.9
Exchange rate	0.8100	1.0132	0.8593	0.8561	0.8347
Provision for claims and LAE at December 31 converted to U.S. dollars	1,564.8	1,718.4	1,409.5	1,205.9	963.1

The following table shows for Northbridge (excluding Federated Life, which was sold in 2005) the original provision for claims reserves including LAE at each calendar year-end commencing in 1998, the subsequent cumulative payments made on account of these years and the subsequent re-estimated amount of these reserves.

Northbridge’s Calendar Year Claims Reserve Development

	Calendar year
As at December 31	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
	(In Cdn$)

Provision for claims including LAE	593.3	603.3	585.5	621.9	728.9	855.4	1,153.9	1,408.7	1,640.2	1,696.0	1,931.8
Cumulative payments as of:
One year later	196.8	218.9	223.7	200.7	273.7	233.4	279.1	353.1	376.4	383.0
Two years later	315.9	334.4	333.8	366.6	396.9	377.9	441.8	594.2	619.5
Three years later	398.3	417.8	458.2	451.4	500.1	493.3	576.0	777.3
Four years later	455.4	516.9	525.3	527.2	577.1	585.1	707.7
Five years later	533.1	566.7	573.9	580.6	632.3	671.0
Six years later	567.4	600.7	609.0	616.3	687.0
Seven years later	590.4	627.3	634.3	654.4
Eight years later	608.7	646.4	660.5
Nine years later	622.4	665.1
Ten years later	638.5
Reserves re-estimated as of:
One year later	573.9	596.7	617.9	630.1	724.8	864.8	1,114.6	1,461.7	1,564.3	1,674.0
Two years later	574.1	621.6	634.3	672.3	792.1	880.8	1,094.0	1,418.1	1,545.4
Three years later	593.3	638.0	673.9	721.8	812.2	890.1	1,096.7	1,412.5
Four years later	607.3	674.9	717.2	741.6	826.9	903.2	1,107.2
Five years later	644.6	711.8	724.5	752.2	836.6	924.4
Six years later	673.5	714.0	734.8	762.1	857.9
Seven years later	674.4	723.8	743.2	780.4
Eight years later	687.5	733.6	756.8
Nine years later	697.2	743.7
Ten years later	705.7
Favourable (unfavourable) development	(112.4)	(140.4)	(171.3)	(158.5)	(129.0)	(69.0)	46.7	(3.8)	94.8	22.0

Northbridge experienced net favourable reserve development of Cdn$22.0 in 2008 as a result of favourable loss reserve development of Cdn$67.1, partially offset by the effect of unfavourable foreign currency movements on the translation of the U.S. dollar-denominated claims liabilities of Commonwealth and Markel of Cdn$45.1. The favourable development primarily reflected better than expected loss emergence across most lines of business on the most recent accident years. The total foreign exchange effect on claims reserves contributed unfavourable development of Cdn$59.2, caused by the weakening of the Canadian dollar relative to the U.S. dollar during 2008 and comprised Cdn$45.1 related to prior years and Cdn$14.1 related to the current year.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table is derived from the “Northbridge’s Calendar Year Claims Reserve Development” table above. It summarizes the effect of re-estimating prior year loss reserves by accident year.

Northbridge’s Accident Year Claims Reserve Development

	Accident year
	1998 &
As at December 31	Prior	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
	(In Cdn$)

End of first year	593.3	226.2	207.7	227.7	299.5	404.2	522.4	573.1	531.6	508.1	640.8
One year later	573.9	219.3	215.2	219.6	253.3	346.4	467.2	646.8	499.2	505.1
Two years later	574.1	225.2	215.2	222.1	271.0	342.3	437.2	600.5	485.9
Three years later	593.3	227.5	217.9	228.4	271.3	336.9	426.9	584.4
Four years later	607.3	227.1	224.3	240.9	275.4	340.3	416.2
Five years later	644.6	235.1	229.4	241.2	275.2	340.2
Six years later	673.5	236.4	229.8	242.6	278.3
Seven years later	674.4	233.2	228.6	247.3
Eight years later	687.5	233.1	232.0
Nine years later	697.2	234.8
Ten years later	705.7
Favourable (unfavourable) development	(18.9)%	(3.8)%	(11.7)%	(8.6)%	7.1%	15.8%	20.3%	(2.0)%	8.6%	0.6%

Accident years 2002 to 2007 reflect cumulative favourable development largely attributable to lower than expected frequency and severity of claims in commercial automobile and property lines of business, with the exception of accident year 2005 that was adversely impacted by new claims and net adverse claims development on hurricane losses in calendar year 2006. Reserves for the 1999-2001 accident years were adversely impacted by higher than expected severity of automobile-related claims and general liability claims. Reserves for the 1998 and prior period were impacted by pre-1990 general liability claims.

  U.S. Insurance – Crum & Forster

The following table shows for Fairfax’s U.S. insurance operations the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2004 through 2008. Beginning in 2006, U.S. insurance consists of Crum & Forster only (the years prior to 2006 include Fairmont, the business of which was assumed by Crum & Forster effective January 1, 2006 while the Fairmont entities were transferred to U.S. runoff). The favourable or unfavourable development from prior years has been credited or charged to each year’s earnings.

Reconciliation of Provision for Claims – U.S. Insurance

	2008	2007	2006	2005	2004

Provision for claims and LAE at January 1	1,668.9	1,686.9	1,756.7	1,703.1	1,669.7

Transfer of Fairmont to Runoff	–	–	(146.2)	–	–

Incurred losses on claims and LAE
Provision for current accident year’s claims	802.8	816.8	762.2	785.9	795.4
Increase (decrease) in provision for prior accident years’ claims	59.0	(46.6)	(48.9)	(31.3)	(30.1	)(1)

Total incurred losses on claims and LAE	861.8	770.2	713.3	754.6	765.3

Payments for losses on claims and LAE
Payments on current accident year’s claims	(228.3)	(217.2)	(158.0)	(171.5)	(185.6)
Payments on prior accident years’ claims	(264.1)	(571.0)	(478.9)	(529.5)	(546.3)

Total payments for losses on claims and LAE	(492.4)	(788.2)	(636.9)	(701.0)	(731.9)

Provision for claims and LAE at December 31	2,038.3	1,668.9	1,686.9	1,756.7	1,703.1

(1)	Offset in Crum & Forster’s underwriting results by ceding premiums paid on strengthening prior years’ loss reserves, resulting in a net cost to Crum & Forster of $25.0.

The following table shows for Crum & Forster the original provision for claims reserves including LAE at each calendar year-end commencing in 1998, the subsequent cumulative payments made on account of these years and the subsequent re-estimated amounts of these reserves.

Crum & Forster’s Calendar Year Claims Reserve Development (excluding Fairmont prior to 2006)

	Calendar year
As at December 31	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008

Provision for claims including LAE	2,491.9	2,187.5	1,736.6	1,318.2	1,238.4	1,538.2	1,578.2	1,610.6	1,686.9	1,668.9	2,038.3
Cumulative payments as of:
One year later	664.5	757.4	667.2	447.0	161.3	460.0	466.0	478.9	571.0	264.1
Two years later	1,228.1	1,301.8	1,012.2	525.0	514.5	792.2	796.7	848.7	629.2
Three years later	1,640.5	1,568.4	1,083.8	812.4	780.0	1,045.1	1,066.1	804.7
Four years later	1,910.0	1,633.9	1,311.1	1,029.8	970.2	1,257.1	959.6
Five years later	1,911.0	1,855.3	1,483.6	1,185.5	1,144.6	1,111.5
Six years later	2,074.8	2,023.8	1,613.9	1,337.6	960.8
Seven years later	2,223.0	2,151.5	1,739.9	1,137.6
Eight years later	2,333.5	2,276.0	1,531.6
Nine years later	2,444.2	2,085.4
Ten years later	2,243.9
Reserves re-estimated as of:
One year later	2,507.0	2,263.1	1,691.0	1,337.7	1,278.6	1,508.1	1,546.9	1,561.7	1,640.3	1,727.9
Two years later	2,523.5	2,269.2	1,708.3	1,411.7	1,285.9	1,536.0	1,509.2	1,525.3	1,716.5
Three years later	2,526.4	2,282.0	1,754.8	1,420.7	1,308.2	1,513.3	1,499.7	1,640.4
Four years later	2,540.7	2,325.1	1,765.2	1,438.6	1,296.8	1,545.5	1,616.7
Five years later	2,577.2	2,348.0	1,779.1	1,437.0	1,330.0	1,674.8
Six years later	2,603.9	2,361.6	1,794.1	1,469.0	1,457.2
Seven years later	2,616.6	2,368.4	1,816.6	1,592.4
Eight years later	2,633.7	2,388.5	1,945.5
Nine years later	2,651.5	2,513.4
Ten years later	2,779.7
Favourable (unfavourable) development	(287.8)	(325.9)	(208.9)	(274.2)	(218.8)	(136.6)	(38.5)	(29.8)	(29.6)	(59.0)

In 2008, Crum & Forster experienced net unfavourable development of $59.0, attributable to losses related to the commutation of a reinsurance treaty of $84.2 and the settlement of an asbestos-related lawsuit of $25.5, partially offset by otherwise net favourable development, primarily in the workers’ compensation and general liability lines of business, attributable to net favourable loss emergence in almost all accident years. Specifically, favourable development in the workers’ compensation line was principally attributable to favourable results in non-California medical reserves for older accident years and non-California indemnity reserves for more recent accident years.

The following table is derived from the “Crum & Forster’s Calendar Year Claims Reserve Development” table above. It summarizes the effect of re-estimating prior year loss reserves by accident year.

Crum & Forster’s Accident Year Claims Reserve Development

	Accident year
	1998 &
As at December 31	Prior	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008

End of first year	2,491.9	345.0	231.0	294.4	347.7	420.9	530.1	529.7	604.2	599.6	574.5
One year later	2,507.0	404.0	179.3	296.6	313.9	383.5	470.9	518.5	594.0	582.5
Two years later	2,523.5	407.3	183.7	324.1	312.2	389.1	455.9	491.6	555.1
Three years later	2,526.4	405.8	187.1	322.8	316.7	377.8	414.2	489.7
Four years later	2,540.7	412.4	174.6	326.7	306.8	376.8	401.9
Five years later	2,577.2	408.5	174.9	310.1	308.0	378.9
Six years later	2,603.9	409.5	183.2	319.6	311.8
Seven years later	2,616.6	399.1	185.6	314.2
Eight years later	2,633.7	401.4	189.5
Nine years later	2,651.5	398.2
Ten years later	2,779.7
Favourable (unfavourable) development	(11.5)%	(15.4)%	18.0%	(6.7)%	10.3%	10.0%	24.2%	7.6%	8.1%	2.9%

FAIRFAX FINANCIAL HOLDINGS LIMITED

Adverse development in accident year 2001 and prior accident years reflected increased frequency and severity on casualty lines and the effects of increased competitive conditions during this period, and included strengthening of asbestos, environmental and latent claims reserves on 1998 and prior accident years. Similar development experienced in accident year 2000 was more than offset by the benefit of corporate aggregate reinsurance. Accident year 1998 and prior adverse development also reflected the adverse impact of the loss on a reinsurance commutation in 2008. Accident years 2002 to 2007 had net favourable development, principally attributable to workers’ compensation business and favourable development on general liability and commercial multi-peril exposures experiencing decreased loss activity.

  Asian Insurance – Fairfax Asia

The following table shows for Fairfax Asia the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2004 through 2008. The favourable or unfavourable development from prior years has been credited or charged to each year’s earnings.

Reconciliation of Provision for Claims – Fairfax Asia

	2008	2007	2006	2005	2004

Provision for claims and LAE at January 1	91.0	87.6	74.7	54.7	25.1

Incurred losses on claims and LAE
Provision for current accident year’s claims	65.5	43.1	34.7	39.6	24.9
Foreign exchange effect on claims	0.1	2.2	2.1	(0.2)	–
Increase (decrease) in provision for prior accident years’ claims	3.4	(4.4)	2.8	5.1	(0.2)

Total incurred losses on claims and LAE	69.0	40.9	39.6	44.5	24.7

Payments for losses on claims and LAE
Payments on current accident year’s claims	(15.9)	(11.0)	(11.1)	(11.2)	(8.3)
Payments on prior accident years’ claims	(30.9)	(26.5)	(15.6)	(13.3)	(7.9)

Total payments for losses on claims and LAE	(46.8)	(37.5)	(26.7)	(24.5)	(16.2)

Provision for claims and LAE at December 31 before the undernoted	113.2	91.0	87.6	74.7	33.6
Provision for claims and LAE at December 31 for First Capital	–	–	–	–	21.1

Provision for claims and LAE at December 31	113.2	91.0	87.6	74.7	54.7

The following table shows for Fairfax Asia the original provision for claims reserves including LAE at each calendar year-end commencing in 1998, the subsequent cumulative payments made on account of these years and the subsequent re-estimated amount of these reserves. The following Asian insurance subsidiaries’ reserves are included from the respective years in which such subsidiaries were acquired:

Year acquired

Falcon Insurance	1998
Winterthur (Asia) (now part of First Capital Insurance)	2001
First Capital Insurance	2004

Fairfax Asia’s Calendar Year Claims Reserve Development

	Calendar year
As at December 31	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008

Provision for claims including LAE	5.6	9.2	11.0	29.6	23.1	25.1	54.7	74.7	87.6	91.0	113.2
Cumulative payments as of:
One year later	0.9	2.3	5.7	19.0	10.1	7.9	13.3	15.6	26.5	30.9
Two years later	1.4	5.3	7.9	26.1	14.1	13.1	21.9	32.6	45.2
Three years later	3.2	6.3	9.7	27.9	16.5	15.9	29.1	44.6
Four years later	3.4	7.0	10.8	29.1	17.8	17.3	32.6
Five years later	3.4	7.1	11.6	29.5	18.2	17.9
Six years later	3.4	7.2	11.6	29.7	18.5
Seven years later	3.5	7.2	11.7	29.8
Eight years later	3.5	7.2	11.7
Nine years later	3.4	7.2
Ten years later	3.4
Reserves re-estimated as of:
One year later	5.6	8.9	13.4	32.8	22.4	24.9	59.6	79.6	84.5	94.9
Two years later	3.5	9.1	14.1	32.3	22.2	23.1	58.2	72.2	84.1
Three years later	3.8	9.3	13.6	32.2	21.3	21.2	49.9	71.8
Four years later	3.8	8.3	13.3	31.5	20.5	20.0	48.3
Five years later	3.6	8.0	12.8	30.8	19.6	20.0
Six years later	3.5	7.5	12.3	30.2	19.8
Seven years later	3.5	7.4	11.9	30.4
Eight years later	3.5	7.2	11.9
Nine years later	3.4	7.2
Ten years later	3.4
Favourable (unfavourable) development	2.2	2.0	(0.9)	(0.8)	3.3	5.1	6.4	2.9	3.5	(3.9)

Fairfax Asia experienced net unfavourable reserve development of $3.9 during 2008 as a result of unfavourable loss reserve development of $3.4 and unfavourable foreign exchange movements on translation of claims reserves denominated in foreign currencies of $0.5. The unfavourable development related to workers’ compensation insurance claims at Falcon, partially offset by favourable development in fire, hull and engineering lines at First Capital. The total unfavourable foreign exchange effect on claims reserves was $0.1, consisting of unfavourable development of $0.5 on prior years and favourable development of $0.4 on the current year.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Reinsurance – OdysseyRe

The following table shows for OdysseyRe the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2004 through 2008. The favourable or unfavourable development from prior years has been credited or charged to each year’s earnings.

Reconciliation of Provision for Claims – OdysseyRe

	2008	2007	2006	2005	2004

Provision for claims and LAE at January 1	4,475.6	4,403.1	3,865.4	3,132.5	2,340.9

Incurred losses on claims and LAE
Provision for current accident year’s claims	1,518.8	1,367.9	1,344.3	1,888.9	1,441.1
Foreign exchange effect on claims	(143.2)	26.6	46.6	(28.1)	24.9
Increase (decrease) in provision for prior accident years’ claims	(10.1)	40.5	185.4	166.5	181.2

Total incurred losses on claims and LAE	1,365.5	1,435.0	1,576.3	2,027.3	1,647.2

Payments for losses on claims and LAE
Payments on current accident year’s claims	(264.8)	(251.4)	(251.3)	(380.7)	(300.3)
Payments on prior accident years’ claims	(1,016.0)	(1,111.1)	(787.3)	(913.7)	(632.4)

Total payments for losses on claims and LAE	(1,280.8)	(1,362.5)	(1,038.6)	(1,294.4)	(932.7)

Provision for claims and LAE at December 31 before the undernoted	4,560.3	4,475.6	4,403.1	3,865.4	3,055.4
Provision for claims and LAE at December 31 for Opus Re	–	–	–	–	77.1

Provision for claims and LAE at December 31	4,560.3	4,475.6	4,403.1	3,865.4	3,132.5

The following table shows for OdysseyRe the original provision for claims reserves including LAE at each calendar year-end commencing in 1998, the subsequent cumulative payments made on account of these years and the subsequent re-estimated amount of these reserves.

OdysseyRe’s Calendar Year Claims Reserve Development

					Calendar year
As at December 31	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008

Provision for claims including LAE	1,987.6	1,831.5	1,666.8	1,674.4	1,844.6	2,340.9	3,132.5	3,865.4	4,403.1	4,475.6	4,560.3
Cumulative payments as of:
One year later	594.1	608.5	596.2	616.2	601.8	632.4	913.7	787.3	1,111.1	1,016.0
Two years later	1,054.6	1,041.3	1,009.9	985.4	998.8	1,212.9	1,298.5	1,614.0	1,808.2
Three years later	1,352.9	1,332.8	1,276.4	1,295.5	1,423.6	1,455.7	1,835.7	2,160.9
Four years later	1,546.2	1,505.5	1,553.1	1,601.6	1,562.6	1,898.4	2,221.0
Five years later	1,675.4	1,718.4	1,802.2	1,665.8	1,932.4	2,206.1
Six years later	1,828.1	1,901.2	1,827.3	1,968.7	2,188.1
Seven years later	1,941.1	1,904.4	2,061.8	2,173.5
Eight years later	1,896.4	2,102.7	2,224.6
Nine years later	2,045.8	2,248.7
Ten years later	2,164.5
Reserves re-estimated as of:
One year later	2,033.8	1,846.2	1,689.9	1,740.4	1,961.5	2,522.1	3,299.0	4,050.8	4,443.6	4,465.5
Two years later	2,043.0	1,862.2	1,768.1	1,904.2	2,201.0	2,782.1	3,537.0	4,143.5	4,481.5
Three years later	2,043.7	1,931.4	1,987.9	2,155.2	2,527.7	3,049.6	3,736.1	4,221.3
Four years later	2,084.8	2,113.2	2,241.1	2,468.0	2,827.3	3,293.8	3,837.5
Five years later	2,215.6	2,292.2	2,535.0	2,725.8	3,076.8	3,414.1
Six years later	2,305.5	2,526.7	2,750.5	2,973.6	3,202.2
Seven years later	2,429.1	2,702.1	2,968.9	3,079.3
Eight years later	2,570.6	2,893.0	3,068.6
Nine years later	2,735.4	2,985.4
Ten years later	2,810.7
Favourable (unfavourable) development	(823.1)	(1,153.9)	(1,401.8)	(1,404.9)	(1,357.6)	(1,073.2)	(705.0)	(355.9)	(78.4)	10.1

OdysseyRe experienced net favourable development of $10.1 in 2008, primarily attributable to loss emergence lower than expectations in the period on professional liability and miscellaneous property lines of business in the London Market division ($40.0), U.S. Insurance division ($34.3) and EuroAsia division ($2.4). This favourable development was partially offset by loss emergence greater than expectations in the period, principally related to asbestos claims in the Americas division.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table is derived from the “OdysseyRe’s Calendar Year Claims Reserve Development” table above. It summarizes the effect of re-estimating prior year loss reserves by accident year.

OdysseyRe’s Accident Year Claims Reserve Development

	Accident Year
	1998 &
As at December 31	Prior	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008

End of first year	1,987.6	391.7	429.1	580.9	720.6	981.3	1,242.1	1,480.2	1,139.6	1,143.1	1,110.8
One year later	2,033.8	397.4	436.0	568.7	673.5	923.8	1,149.3	1,427.6	1,087.4	1,095.2
Two years later	2,043.0	412.4	445.0	512.7	661.6	856.4	1,119.7	1,321.2	1,047.5
Three years later	2,043.7	440.4	483.0	510.2	675.4	824.1	1,074.6	1,297.5
Four years later	2,084.8	491.4	557.7	529.2	717.7	818.8	1,055.9
Five years later	2,215.6	580.9	617.0	571.6	719.4	813.7
Six years later	2,305.5	691.7	656.8	601.0	739.1
Seven years later	2,429.1	725.7	684.3	606.9
Eight years later	2,570.6	751.8	691.7
Nine years later	2,735.3	768.8
Ten years later	2,810.7
Favourable (unfavourable) development	(41.4)%	(96.3)%	(61.2)%	(4.5)%	(2.6)%	17.1%	15.0%	12.3%	8.1%	4.2%

The increase in reserves on accident years 1998 and prior for calendar year 2008 related principally to increased reserves for asbestos and environmental pollution liabilities. The increases in reserves on accident years 1998 through 2002 in recent calendar years related principally to casualty reinsurance written in the United States in the late 1990s and early 2000s. These years experienced a proliferation of claims relating to bankruptcies and corporate improprieties, resulting in an increase in the frequency and severity of claims in professional liability lines. Additionally, claims experience in general liability and excess workers’ compensation classes of business in this period reflected the effects of increasing competitive conditions.

Improvements in competitive conditions and in the economic environment beginning in 2001 resulted in a general downward trend on re-estimated reserves for accident years 2003 through 2007. Initial loss estimates for these more recent accident years did not fully anticipate the improvements in competitive and economic conditions achieved since the early 2000s.

Reinsurance – Other (Group Re and Advent)

The following table shows for Reinsurance – Other (being only Group Re, except as indicated) the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2004 through 2008. The favourable or unfavourable development from prior years has been credited or charged to each year’s earnings.

Reconciliation of Provision for Claims – Reinsurance – Other

	2008	2007	2006	2005	2004

Provision for claims and LAE at January 1	554.4	558.8	632.3	459.2	342.4

Transfer to Runoff(1)	(97.9)	–	–	–	–

Incurred losses on claims and LAE
Provision for current accident year’s claims	132.4	168.6	201.0	325.9	261.6
Foreign exchange effect on claims	(86.7)	65.0	(0.4)	8.2	18.2
Increase (decrease) in provision for prior accident years’ claims	2.3	(28.4)	25.2	(0.9)	(15.6)

Total incurred losses on claims and LAE	48.0	205.2	225.8	333.2	264.2

Payments for losses on claims and LAE
Payments on current accident year’s claims	(42.4)	(54.4)	(73.7)	(55.6)	(21.6)
Payments on prior accident years’ claims	(93.0)	(155.2)	(225.6)	(104.5)	(125.8)

Total payments for losses on claims and LAE	(135.4)	(209.6)	(299.3)	(160.1)	(147.4)

Provision for claims and LAE at December 31 for Advent	372.9	–	–	–	–

Provision for claims and LAE at December 31 excluding CTR Life	742.0	554.4	558.8	632.3	459.2
CTR Life	34.9	21.5	24.8	29.3	27.3

Provision for claims and LAE at December 31	776.9	575.9	583.6	661.6	486.5

(1) Transfer to Runoff of nSpire Re’s Group Re business in 2008.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table shows for Reinsurance – Other (being only Group Re, except as at December 31, 2008) the original provision for claims reserves including LAE at each calendar year-end commencing in 1998, the subsequent cumulative payments made on account of these years and the subsequent re-estimated amount of these reserves.

Reinsurance – Other’s Calendar Year Claims Reserve Development(1)

	Calendar Year
As at December 31	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008

Provisions for claims including LAE	156.3	205.7	209.8	232.4	226.1	263.3	267.6	315.6	373.5	456.5	742.0
Cumulative payments as of:
One year later	39.2	34.8	47.5	66.6	78.2	115.8	54.3	40.3	85.9	93.0
Two years later	65.6	73.6	100.5	129.7	175.5	152.8	74.6	104.3	151.9
Three years later	97.6	119.9	146.0	215.0	206.0	164.9	128.8	160.5
Four years later	129.4	146.9	221.0	232.0	209.0	210.0	179.2
Five years later	136.9	215.4	227.7	222.5	243.4	251.8
Six years later	182.0	216.5	205.4	243.7	276.7
Seven years later	183.1	189.0	220.4	265.2
Eight years later	164.3	200.7	237.9
Nine years later	172.7	213.3
Ten years later	183.3
Reserves re-estimated as of:
One year later	171.6	191.1	205.3	229.5	268.2	286.3	279.6	319.4	429.4	383.8
Two years later	164.5	185.2	202.8	258.5	295.2	302.9	288.2	361.9	375.8
Three years later	163.1	185.5	222.7	277.5	310.1	317.3	326.7	322.9
Four years later	161.3	202.4	242.0	283.2	323.4	348.4	302.8
Five years later	176.3	216.9	245.3	291.1	348.1	338.0
Six years later	183.5	217.6	251.5	307.9	343.5
Seven years later	184.2	222.6	266.0	305.8
Eight years later	189.0	235.4	266.9
Nine years later	200.1	236.0
Ten years later	201.0
Favourable (unfavourable) development	(44.7)	(30.3)	(57.1)	(73.4)	(117.4)	(74.7)	(35.2)	(7.3)	(2.3)	72.7

(1)	The above table has been restated to reflect the transfer of nSpire Re’s Group Re business to Runoff effective January 1, 2008.

Group Re experienced net favourable reserve development of $72.7 during 2008 principally as a result of the effect of favourable foreign exchange movement of the Canadian dollar relative to the U.S. dollar at CRC (Bermuda) of $75.0, partially offset by unfavourable development of $2.3 related primarily to pre-2000 general liability and commercial auto business. The total foreign exchange effect on claims reserves was $86.7, consisting of $75.0 on prior years and $11.7 on the current year. The impact of this foreign exchange movement did not affect the combined ratio but was reflected in the currency translation account included in accumulated other comprehensive income (as CRC (Bermuda)’s functional currency is the Canadian dollar).

Runoff

The following table shows for Fairfax’s Runoff operations the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2004 through 2008. The favourable or unfavourable development from prior years has been credited or charged to each year’s earnings.

Reconciliation of Provision for Claims – Runoff

	2008	2007	2006		2005		2004

Provision for claims and LAE at January 1	2,116.5	2,487.9	1,797.9		1,481.6		2,111.9

Transfer to Runoff(1)	97.9	–	146.2		–		–

Incurred losses on claims and LAE Provision for current accident year’s claims	13.7	5.3	96.2		63.9		129.7
Foreign exchange effect on claims	(30.5)	21.0	29.9		7.3		62.2
Increase in provision for prior accident years’ claims	64.1	90.9	75.8		442.9		115.9
Increase in provision – Swiss Re commutation	–	–	412.6		–		(3.9)

Total incurred losses on claims and LAE	47.3	117.2	614.5		514.1		303.9

Payments for losses on claims and LAE
Payments on current accident year’s claims	(2.6)	(4.1)	(32.8)		(31.0)		(21.5)
Payments on prior accident years’ claims	(269.2)	(484.5)	(37.9	)(2)	(205.0	)(3)	(912.7)

Total payments for losses on claims and LAE	(271.8)	(488.6)	(70.7)		(236.0)		(934.2)

Provision for claims and LAE at December 31 before the undernoted	1,989.9	2,116.5	2,487.9		1,759.7		1,481.6
Provision for claims and LAE at December 31 for Corifrance	–	–	–		38.2		–

Provision for claims and LAE at December 31	1,989.9	2,116.5	2,487.9		1,797.9		1,481.6

(1)	Transfer to Runoff of nSpire Re’s Group Re business in 2008, and of Fairmont in 2006.

(2)	Reduced by $587.4 of proceeds received from the commutation of the Swiss Re corporate adverse development cover.

(3)	Reduced by $570.3 of proceeds received and proceeds due from the commutation of two significant adverse development covers.

In 2008, Runoff experienced $64.1 of net unfavourable development. U.S. runoff experienced net unfavourable development of $66.9, primarily attributable to losses on the commutation of ceded reinsurance recoverables of $11.1, strengthening of uncollectible reinsurance reserves of $4.8, and strengthening of workers’ compensation reserves at TIG of $50.0. Partially offsetting this adverse development in the U.S. was net favourable development of $2.8 experienced in European runoff, principally related to decreased loss activity on its European book of business.

Asbestos, Pollution and Other Hazards

General APH Discussion

A number of Fairfax’s subsidiaries wrote general liability policies and reinsurance prior to their acquisition by Fairfax under which policyholders continue to present asbestos-related injury claims, claims alleging injury, damage or clean up costs arising from environmental pollution, and other health hazard or mass tort (collectively “APH”) claims. The vast majority of these claims are presented under policies written many years ago.

There is a great deal of uncertainty surrounding these types of claims, which impacts the ability of insurers and reinsurers to estimate the ultimate amount of unpaid claims and related settlement expenses. The majority of these claims differ from most other types of claim because there is, across the U.S., inconsistent precedent, if any at all, to determine what, if any, coverage exists or which, if any, policy years and insurers/reinsurers may be liable. These uncertainties are exacerbated by judicial and legislative interpretations of coverage that in some cases have eroded the clear and express intent of the parties to the insurance contracts, and in others have expanded theories of liability. The insurance industry as a whole is engaged in extensive litigation over these coverage and liability issues and is thus confronted with continuing uncertainty in its efforts to quantify APH exposures. Conventional actuarial reserving

FAIRFAX FINANCIAL HOLDINGS LIMITED

techniques cannot be used to estimate the ultimate cost of such claims, due to inadequate loss development patterns and inconsistent and yet-emerging legal doctrine.

Following is an analysis of Fairfax’s gross and net loss and ALAE reserves from APH exposures at year-end 2008, 2007, and 2006 and the movement in gross and net reserves for those years:

	2008		2007		2006
	Gross	Net	Gross	Net	Gross	Net

Runoff Companies
Provision for APH claims and ALAE at January 1	1,039.0	305.2	1,153.2	333.2	1,286.5	366.7
APH losses and ALAE incurred during the year	26.5	18.9	0.8	(6.5)	10.3	7.0
APH losses and ALAE paid during the year	113.2	31.0	115.0	21.5	143.6	40.5
Provision for APH claims and ALAE at December 31	952.3	293.1	1,039.0	305.2	1,153.2	333.2
Crum & Forster
Provision for APH claims and ALAE at January 1	511.8	442.7	509.2	443.5	533.5	475.0
APH losses and ALAE incurred during the year	33.5	36.2	64.1	54.5	51.6	33.9
APH losses and ALAE paid during the year	78.3	78.0	61.5	55.3	75.9	65.4
Provision for APH claims and ALAE at December 31	467.0	400.9	511.8	442.7	509.2	443.5
OdysseyRe(1)
Provision for APH claims and ALAE at January 1	381.2	256.9	344.6	215.7	315.2	199.8
APH losses and ALAE incurred during the year	76.4	45.1	100.1	77.5	61.9	40.3
APH losses and ALAE paid during the year	62.8	41.6	63.5	36.3	32.5	24.4
Provision for APH claims and ALAE at December 31	394.8	260.4	381.2	256.9	344.6	215.7
Fairfax Total
Provision for APH claims and ALAE at January 1	1,932.0	1,004.8	2,007.0	992.4	2,135.2	1,041.5
APH losses and ALAE incurred during the year	136.4	100.2	165.0	125.5	123.8	81.2
APH losses and ALAE paid during the year	254.3	150.6	240.0	113.1	252.0	130.3
Provision for APH claims and ALAE at December 31	1,814.1	954.4	1,932.0	1,004.8	2,007.0	992.4

(1)	Net reserves presented for OdysseyRe exclude cessions under a stop loss agreement with nSpire Re which was commuted in 2006.

Asbestos Claim Discussion

As a result of tort reform, both legislative and judicial, the landscape of asbestos litigation has experienced significant change in the U.S. during the past three years. During this time, several states (Mississippi, Texas, Michigan and Ohio, for example) have enacted local tort reform serving to restrict the volume of filings, increase plaintiffs’ burden of demonstrating an injury, provide seriously injured plaintiffs with preferential treatment on the docket and apportion liability more equitably among defendants. However, with the recent transfer of power in the legislative branches, 2008 proved to be a more difficult year for tort reform efforts. While asbestos tort reform bills continued to be introduced in 2008, few met with any success. It is expected that the plaintiff bar will increase its efforts to reverse the positive momentum that asbestos defendants have gained over the past few years.

Doctors and screening companies that diagnosed large numbers of unimpaired asbestos plaintiffs remain under scrutiny. Some key participants are under investigation by government authorities. Others have had their medical licenses challenged. Others, while under oath, have recanted prior diagnoses. Defendants continue to challenge plaintiffs’ doctors who have engaged in questionable diagnosing practices and some courts have excluded these doctors’ opinions.

The result has been a dramatic decrease in mass asbestos plaintiff screening efforts over the past few years and a sharp decline in the number of unimpaired plaintiffs filing claims. The majority of claims now being filed are mesothelioma, lung cancer or impaired asbestosis cases. This reduction in new filings has focused the litigants on the more seriously injured plaintiffs. While initially there was a concern that such a focus would dramatically increase the settlement value of individual asbestos cases involving malignancies, such values have increased only modestly over the past few years.

With few asbestos litigation controls in place, California continues to be an active and challenging venue for defendants. Plaintiff attorneys from other U.S. states that were once considered pro-plaintiff jurisdictions have established a presence in Southern California and the Bay Area, where they continue to file cases. In 2008 there were at least two plaintiff verdicts returned by Southern California juries. Plaintiff firms have likewise migrated to Delaware, but have yet to see the success at trial that they have experienced in California. As such, the risk to insurers of taking a seriously injured asbestos plaintiff to verdict in California continues to be significant.

Following is an analysis of Fairfax’s gross and net loss and ALAE reserves from asbestos exposures at year-end 2008, 2007, and 2006 and the movement in gross and net reserves for those years:

	2008		2007		2006
	Gross	Net	Gross	Net	Gross	Net

Runoff Companies
Provision for asbestos claims and ALAE at January 1	655.4	199.9	729.8	219.0	857.4	248.6
Asbestos losses and ALAE incurred during the year	7.1	4.0	6.2	(8.7)	(22.9)	(3.6)
Asbestos losses and ALAE paid during the year	73.5	17.1	80.6	10.4	104.7	26.0
Provision for asbestos claims and ALAE at December 31	589.0	186.8	655.4	199.9	729.8	219.0
Crum & Forster
Provision for asbestos claims and ALAE at January 1	391.5	333.6	404.4	348.2	426.9	376.7
Asbestos losses and ALAE incurred during the year	23.1	25.2	31.1	24.3	38.2	22.7
Asbestos losses and ALAE paid during the year	58.2	57.0	44.0	38.9	60.7	51.2
Provision for asbestos claims and ALAE at December 31	356.4	301.8	391.5	333.6	404.4	348.2
OdysseyRe(1)
Provision for asbestos claims and ALAE at January 1	339.2	222.4	308.7	189.0	274.8	169.1
Asbestos losses and ALAE incurred during the year	73.8	41.0	85.9	63.0	62.5	40.6
Asbestos losses and ALAE paid during the year	52.4	32.9	55.4	29.6	28.6	20.7
Provision for asbestos claims and ALAE at December 31	360.6	230.5	339.2	222.4	308.7	189.0
Fairfax Total
Provision for asbestos claims and ALAE at January 1	1,386.1	755.9	1,442.9	756.2	1,559.1	794.4
Asbestos losses and ALAE incurred during the year	104.0	70.2	123.2	78.6	77.8	59.7
Asbestos losses and ALAE paid during the year	184.1	107.0	180.0	78.9	194.0	97.9
Provision for asbestos claims and ALAE at December 31	1,306.0	719.1	1,386.1	755.9	1,442.9	756.2

(1)	Net reserves presented for OdysseyRe exclude cessions under a stop loss agreement with nSpire Re which was commuted in 2006.

The policyholders with the most significant asbestos exposure are traditional defendants who manufactured, distributed or installed asbestos products on a large scale basis. The runoff companies are exposed to these risks and have the bulk of the direct asbestos exposure within Fairfax. While these insureds are relatively few in number, asbestos exposures for such entities have increased over the past decade due to the rising volume of claims, the erosion of underlying limits and the bankruptcies of target defendants. Crum & Forster has asbestos exposure related primarily to less prominent or “peripheral” defendants, including a mix of manufacturers, distributors and installers of asbestos-containing products, as well as premises owners. In 2008 Crum & Forster settled a lawsuit with one policyholder that had contributed significantly to the net asbestos-related loss incurred in 2008, 2007 and 2006. For the most part, these insureds are defendants on a regional rather than a U.S. nationwide basis. OdysseyRe has asbestos exposure arising from reinsurance contracts entered into before 1984.

Reserves for asbestos cannot be estimated using traditional loss reserving techniques that rely on historical accident year loss development factors. Because each insured presents different liability and coverage issues, Fairfax evaluates its direct asbestos exposure on an insured-by-insured basis. Since the mid-1990s this analysis has utilized a sophisticated, non-traditional methodology that draws upon company experience and supplemental databases to assess

FAIRFAX FINANCIAL HOLDINGS LIMITED

asbestos liabilities on reported claims. The methodology utilizes a ground-up, exposure-based analysis that constitutes the industry “best practice” approach for asbestos reserving. The methodology was initially critiqued by outside legal and actuarial consultants, and the results are annually reviewed by independent actuaries, all of whom have consistently found the methodology to be comprehensive and the results reasonable.

In the course of the insured-by-insured evaluation, the following factors are considered: available insurance coverage, including any umbrella or excess insurance that has been issued to the insured; limits, deductibles, and self-insured retentions; an analysis of each insured’s potential liability; the jurisdictions involved; past and anticipated future asbestos claim filings against the insured; loss development on pending claims; past settlement values of similar claims; allocated claim adjustment expenses; and applicable coverage defenses.

As part of the overall review of its asbestos exposure, Fairfax compares its level of reserves to various industry benchmarks. The most widely reported benchmark is the survival ratio, which represents the outstanding loss and ALAE reserves (including IBNR) at December 31 divided by the average paid losses and ALAE for the past three years. The resulting ratio is a simple measure of the estimated number of years before the year-end loss and ALAE reserves would be exhausted using recent payment run rates (the higher the ratio, the more years the loss and ALAE reserves would be expected to cover). The following table presents Fairfax’s asbestos survival ratios (Crum & Forster’s survival ratio is adversely affected as a result of its significant lawsuit settlement in 2008 referred to above):

	Runoff	Crum & Forster	OdysseyRe

Net loss and ALAE reserves	186.8	301.8	230.5
3-year average net paid loss and ALAE	17.8	49.0	27.7
3-year survival ratio	10.5	6.2	8.3

As a result of the processes, procedures and analyses described above, management believes that the reserves carried for asbestos claims at December 31, 2008 are appropriate based upon known facts and current law. However, there are a number of uncertainties surrounding the ultimate value of these claims that may result in changes in these estimates as new information emerges. Among these are: the unpredictability inherent in litigation, including the legal uncertainties described above, the added uncertainty brought upon by recent changes in the asbestos litigation landscape, and possible future developments regarding the ability to recover reinsurance for asbestos claims. It is also not possible to predict, nor has management assumed, any changes in the legal, social or economic environments and their impact on future asbestos claim development.

Environmental Pollution Discussion

Environmental pollution claims represent another significant exposure for Fairfax. However, claims against Fortune 500 companies continue to decline, and while insureds with single-site exposures are still active, Fairfax has resolved the majority of known claims from insureds with a large number of sites. In many cases, claims are being settled for less than initially anticipated due to improved site remediation technology and effective policy buybacks.

Despite the stability of recent trends, there remains great uncertainty in estimating liabilities arising from these exposures. First, the number of hazardous materials sites subject to cleanup is unknown. Today, approximately 1,255 sites are included on the National Priorities List (NPL) of the U.S. Environmental Protection Agency. Second, the liabilities of the insureds themselves are difficult to estimate. At any given site, the allocation of remediation costs among the potentially responsible parties varies greatly depending upon a variety of factors. Third, different courts have been presented with liability and coverage issues regarding pollution claims and have reached inconsistent decisions. There is also uncertainty about claims for damages to natural resources. These claims seek compensation for the harm caused by the loss of natural resources beyond clean up costs and fines. Natural resources are generally defined as land, air, water, fish, wildlife, biota, and other such resources. Funds recovered in these actions are generally to be used for ecological restoration projects and replacement of the lost natural resources.

The state of New Jersey, various special interest groups and Native American tribes in the state of Washington continue to pursue polluters for natural resource damages. However, these claims have developed slowly and have proven difficult for both plaintiffs and defendants to quantify. It remains to be seen whether or not natural resource damages claims will develop into significant risks for Fairfax insureds.

Following is an analysis of Fairfax’s gross and net loss and ALAE reserves from pollution exposures at year-end 2008, 2007, and 2006 and the movement in gross and net reserves for those years:

	2008		2007		2006
	Gross	Net	Gross	Net	Gross	Net

Runoff Companies
Provision for pollution claims and ALAE at January 1	333.4	86.0	360.5	90.5	358.0	90.2
Pollution losses and ALAE incurred during the year	19.2	13.4	(2.4)	0.9	35.6	12.1
Pollution losses and ALAE paid during the year	26.8	10.1	24.7	5.4	33.1	11.8
Provision for pollution claims and ALAE at December 31	325.8	89.3	333.4	86.0	360.5	90.5
Crum & Forster
Provision for pollution claims and ALAE at January 1	94.0	85.0	81.9	73.5	81.2	74.2
Pollution losses and ALAE incurred during the year	8.8	9.4	23.8	22.2	12.1	9.9
Pollution losses and ALAE paid during the year	14.6	15.5	11.7	10.7	11.4	10.6
Provision for pollution claims and ALAE at December 31	88.2	78.9	94.0	85.0	81.9	73.5
OdysseyRe(1)
Provision for pollution claims and ALAE at January 1	42.0	34.5	35.9	26.7	40.4	30.7
Pollution losses and ALAE incurred during the year	2.6	4.1	14.2	14.5	(0.6)	(0.3)
Pollution losses and ALAE paid during the year	10.4	8.7	8.1	6.7	3.9	3.7
Provision for pollution claims and ALAE at December 31	34.2	29.9	42.0	34.5	35.9	26.7
Fairfax Total
Provision for pollution claims and ALAE at January 1	469.4	205.5	478.3	190.7	479.6	195.1
Pollution losses and ALAE incurred during the year	30.6	26.9	35.6	37.6	47.1	21.7
Pollution losses and ALAE paid during the year	51.8	34.3	44.5	22.8	48.4	26.1
Provision for pollution claims and ALAE at December 31	448.2	198.1	469.4	205.5	478.3	190.7

(1)	Net reserves presented for OdysseyRe exclude cessions under a stop loss agreement with nSpire Re which was commuted in 2006.

As with asbestos reserves, exposure for pollution cannot be estimated with traditional loss reserving techniques that rely on historical accident year loss development factors. Because each insured presents different liability and coverage issues, the methodology used by Fairfax’s subsidiaries to establish direct pollution reserves is similar to that used for asbestos liabilities: the exposure presented by each insured and the anticipated cost of resolution is evaluated using a ground-up, exposure-based analysis that constitutes industry “best practice” for pollution reserving. As with asbestos reserving, this methodology was initially critiqued by outside legal and actuarial consultants, and the results are annually reviewed by independent actuaries, all of whom have consistently found the methodology to be comprehensive and the results reasonable.

In the course of performing these individualized assessments, the following factors are considered: the insured’s probable liability and available coverage, relevant judicial interpretations, the nature of the alleged pollution activities of the insured at each site, the number of sites, the total number of potentially responsible parties at each site, the nature of environmental harm and the corresponding remedy at each site, the ownership and general use of each site, the involvement of other insurers and the potential for other available coverage, and the applicable law in each jurisdiction.

The following table presents Fairfax’s environmental pollution survival ratios:

	Runoff	Crum & Forster	OdysseyRe

Net loss and ALAE reserves	89.3	78.9	29.9
3-year average net paid loss and ALAE	9.1	12.3	6.4
3-year survival ratio	9.8	6.4	4.7

Other Mass Tort/Health Hazards Discussion

In addition to asbestos and pollution, Fairfax faces exposure to other types of mass tort or health hazard claims. Such claims include breast implants, pharmaceutical products, chemical products, lead-based pigments, noise-induced hearing loss, tobacco, mold, and welding fumes. Currently, management believes that tobacco, lead pigment and methyl tertiary butyl ether (“MTBE”) are the most significant potential health hazard claim exposures facing Fairfax.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Tobacco companies have not aggressively pursued insurance coverage for tobacco bodily injury claims. One tobacco manufacturer and its parent company have submitted notices of tobacco-related claims to the runoff companies. The greatest exposure currently facing the tobacco companies is in Florida. The Florida Supreme Court overturned a $145 billion class action award but let stand the jury’s findings on negligence and concealment. Individuals who filed suit by January 1, 2008 are allowed to take advantage of those findings. An estimated five thousand to ten thousand claimants met the filing deadline. Also, in December 2008, the U.S. Supreme Court ruled that lawsuits against manufacturers based upon their advertising of certain cigarettes as “Light” or “Low Tar” can proceed and are not preempted by federal labeling laws. This ruling allows various purported class actions to proceed.

Fairfax subsidiaries have received notices of lead claims from former lead pigment manufacturers. In addition to individual actions, governmental actions have been brought against members of the pigment industry alleging they are responsible for abating the presence of lead paint in buildings, and for health care and educational costs for residents exposed to lead. There are active suits in California and Ohio. Notably, however, a verdict against certain lead pigment manufacturers in 2006 in Rhode Island was reversed by that state’s highest court in July 2008, finding that the pigment manufacturers could not be held liable under Rhode Island public nuisance law. This decision joins a growing list of similar decisions in other states.

In 1979, the U.S. Environmental Protection Agency approved MTBE for use as an oxygenate in gasoline. MTBE is a known animal carcinogen and a possible human carcinogen. Though other constituents of gasoline are also carcinogens, MTBE travels faster in groundwater due to its greater solubility. It is also more resistant to natural attenuation and has a low taste and odor threshold. Accordingly, it poses a greater threat to drinking water supplies and is more expensive to remediate. Throughout 2006, most U.S. petroleum companies removed MTBE from their gasoline. Nonetheless, policyholders of Fairfax subsidiaries are involved in nearly 200 underlying actions, including two multi-district litigations (“MDL”). Certain defendants partially settled one of the MDL cases in 2008, but otherwise there was very little noteworthy activity in the MTBE litigation in 2008. The liability that this litigation presents to Fairfax remains uncertain.

Based on recent tort and judicial reform and a federal judge’s findings in the silica MDL, it does not appear that silica claims will present a significant exposure to Fairfax. Silica claim filings continued to drop significantly in 2008 and pending claim counts continue to fall. The two major states where there had been many silica claims filed in the past have had little recent silica trial activity, since the majority of those claims were brought by unimpaired plaintiffs. Under the current laws in those states, a plaintiff may not proceed with his or her claim unless it can be shown that they have suffered lung impairment according to objective medical criteria. Accordingly, very few silica cases were litigated or settled in 2008. Plaintiffs have mounted a constitutional challenge to a critical element of tort reform in Texas, and other efforts to undermine tort reform in the courts and state legislatures are likely. In light of these efforts, the possibility of renewed potential exposure to Fairfax from silica litigation cannot be discounted entirely.

Mass toxic tort litigation has been filed against hundreds of defendants in New York Federal Court by over 11,000 people involved in rescue and clean up activities following the World Trade Center terrorist attacks on September 11, 2001. The plaintiffs allege they sustained bodily injury, ranging from runny noses and coughs to cancer, as a result of exposure to numerous toxins emitted into the air following the collapse of the World Trade Center buildings. Given the sheer number of plaintiffs involved and the variety of injuries alleged, this litigation is moving at an extremely slow pace. The Court has been focused on case management issues and, thus far, very little discovery has taken place. Accordingly, it is difficult at this stage to evaluate the risk that this litigation presents to Fairfax, which currently has nine insureds that have been sued in this litigation. As Fairfax’s coverage for each such insured is at the umbrella and excess layers, we are actively monitoring the defense being provided to the insureds by the underlying insurers.

Following is an analysis of Fairfax’s gross and net loss and ALAE reserves for health hazard exposures (OdysseyRe does not separately disclose health hazards but they are not significant in relation to OdysseyRe’s claims liabilities) at year-end 2008, 2007, and 2006 and the movement in gross and net reserves for those years:

	2008		2007		2006
	Gross	Net	Gross	Net	Gross	Net

Runoff Companies
Provision for health hazards claims and ALAE at January 1	50.2	19.5	62.9	23.9	71.1	28.0
Health hazards losses and ALAE incurred during the year	0.2	1.5	(3.0)	1.3	(2.4)	(1.5)
Health hazards losses and ALAE paid during the year	12.9	3.8	9.7	5.7	5.8	2.6
Provision for health hazards claims and ALAE at December 31	37.5	17.2	50.2	19.5	62.9	23.9
Crum & Forster
Provision for health hazards claims and ALAE at January 1	26.3	24.1	22.9	21.8	25.4	24.1
Health hazards losses and ALAE incurred during the year	1.6	1.6	9.2	8.0	1.3	1.3
Health hazards losses and ALAE paid during the year	5.5	5.5	5.8	5.7	3.8	3.6
Provision for health hazards claims and ALAE at December 31	22.4	20.2	26.3	24.1	22.9	21.8

Similar to asbestos and pollution, traditional actuarial techniques cannot be used to estimate ultimate liability for these exposures. Some claim types were first identified ten or more years ago, for example, breast implants and specific pharmaceutical products. For these exposures, the reserve estimation methodology at the runoff companies is similar to that for asbestos and pollution: an exposure-based approach based on all known, pertinent facts underlying the claim. This methodology cannot at the present time be applied to other claim types such as tobacco, lead paint or MTBE as there are a number of significant legal issues yet to be resolved, both with respect to policyholder liability and the application of insurance coverage. For these claim types, a bulk IBNR reserve is developed based on benchmarking methods utilizing the ultimate cost estimates of more mature health hazard claims. The bulk reserve also considers the possibility of entirely new classes of health hazard claims emerging in the future.

Summary

Management believes that the APH reserves reported at December 31, 2008 are reasonable estimates of the ultimate remaining liability for these claims based on facts currently known, the present state of the law and coverage litigation, current assumptions, and the reserving methodologies employed. These APH reserves are continually monitored by management and reviewed extensively by independent actuaries. New reserving methodologies and developments will continue to be evaluated as they arise in order to supplement the ongoing analysis of APH exposures. However, to the extent that future social, scientific, economic, legal or legislative developments alter the volume of claims, the liabilities of policyholders or the original intent of the policies and scope of coverage, increases in loss reserves may emerge in future periods.

Reinsurance Recoverables

Fairfax’s subsidiaries purchase certain reinsurance so as to reduce their liability on the insurance and reinsurance risks that they write. Fairfax strives to minimize the credit risk of purchasing reinsurance through adherence to its internal reinsurance guidelines. To be an ongoing reinsurer of Fairfax, generally a company must have high A.M. Best and/or Standard & Poor’s financial strength ratings and maintain capital and surplus exceeding $500.0. Most of the reinsurance balances for reinsurers rated B++ and lower or which are not rated were inherited by Fairfax on acquisition of a subsidiary.

Recoverable from reinsurers on the consolidated balance sheet ($4,234.2 at December 31, 2008) consists of future recoverables on unpaid claims ($3.7 billion), reinsurance receivable on paid losses ($298.9) and unearned premiums from reinsurers ($225.0). This $3.7 billion of future recoverables from reinsurers on unpaid claims at December 31, 2008 declined by $0.7 billion during 2008 from $4.4 billion at December 31, 2007. The decline is primarily attributable to the decline in underwriting activity by the operating companies in response to the softening underwriting cycle, Crum & Forster’s second quarter reinsurance commutation ($386.7), decreased reinsurance utilization by Northbridge and continued collections and commutations by the company’s runoff units, partially offset by increased reinsurance utilization by OdysseyRe’s insurance operations and the consolidation of the $93.0 of reinsurance recoverable of Advent.

The following table presents Fairfax’s top 50 reinsurance groups (ranked by gross reinsurance recoverable net of provisions for uncollectible reinsurance) at December 31, 2008. These 50 reinsurance groups represented 81.5% of

FAIRFAX FINANCIAL HOLDINGS LIMITED

Fairfax’s total reinsurance recoverable at December 31, 2008. In the following table and the accompanying tables in this section, reinsurance recoverables are reported net of intercompany reinsurance.

		A.M. Best rating	Gross	Net
		(or S&P	reinsurance	reinsurance
Group	Principal reinsurers	equivalent)(1)	recoverable(2)	recoverable(3)

Swiss Re	Swiss Re America Corp.	A+	823.1	522.5
Nationwide	Nationwide Mutual Ins Co.	A+	356.0	355.9
Lloyd’s	Lloyd’s	A	300.7	267.7
Munich	Munich Reinsurance America, Inc.	A+	216.5	192.4
Aegon	Arc Re	(4)	166.4	15.8
Everest	Everest Reinsurance Co.	A+	125.9	93.2
AIG	Transatlantic Re	A	121.2	117.9
HDI	Hannover Rueckversicherung	A	118.6	88.7
Ace	Insurance Co. of North America	A+	113.8	108.8
Berkshire Hathaway	General Reinsurance Corp.	A++	103.3	92.5
SCOR	SCOR Canada Reinsurance Co.	A-	89.9	81.4
AXA	AXA Re	A	87.7	69.5
Travelers	Travelers Indemnity Co.	A+	77.2	72.5
CNA	Continental Casualty	A	74.1	57.8
Globale Re	Global International Reinsurance. Co. Ltd.	NR	70.1	22.9
Arch Capital	Arch Reinsurance Co.	A	56.5	11.3
Genworth	Genworth Life and Annuity Insurance Company	A+	53.7	53.7
Liberty Mutual	Employers Insurance of Wausau	A	46.4	45.9
GIC	General Insurance Corp. of India	A-	38.6	37.9
Chubb	Federal Insurance Co.	A++	37.8	37.5
XL	XL Reinsurance America Inc	A	35.7	31.5
Hartford	New England Re	A+	35.5	34.5
Max Capital	Max Bermuda Ltd.	A-	33.5	4.0
Platinum	Platinum Underwriters Reinsurance Co.	A	32.5	26.9
PartnerRe	Partner Reinsurance Co. of US	A+	32.3	28.4
Aviva	Aviva International Insurance Ltd.	A+	30.5	29.6
Met Life	Metropolitan Life Insurance Company	A+	28.6	28.6
Sompo	Sompo Japan Insurance Inc.	A+	28.6	25.8
Toa Re	Toa Reinsurance Co. of America	A	25.4	22.4
Allstate	Allstate Insurance Co.	A+	25.4	25.4
Aioi	Aioi Insurance Co. Ltd	A	24.8	18.5
IAT Ins	Harco National Insurance Co.	A-	24.6	–
Aspen	Aspen Insurance UK Ltd	A	23.2	22.0
White Mountains	White Mountains Reinsurance Co. of America	A-	22.7	21.6
American Financial	Great American Assurance Co.	A	22.7	22.7
CCR	Caisse Centrale de Reassurance	A++	22.5	21.9
Manulife	John Hancock Life Insurance Co.	A++	21.0	17.3
Zurich	Zurich Insurance Co.	A	20.3	10.6
FM Global	Factory Mutual Insurance Co.	A+	18.4	18.3
Mitsui	Mitsui Sumitomo Re Ltd	A+	17.2	16.9
Enstar	Harper Insurance Ltd	NR	17.0	14.3
Duke’s Place	Seaton Insurance Co.	NR	16.5	16.4
Starr	Starr Indemnity & Liability Co.	A	16.4	16.4
Axis	Axis Reinsurance Co.	A	15.8	13.6
Brit	Brit Insurance Ltd	A	15.6	14.8
Cigna	Connecticut General Life Insurance Co.	A	14.8	14.7
Wüstenrot	Wüstenrot & Württembergische	NR	14.6	9.6
Validus	Validus Reinsurance Ltd	A-	13.9	8.2
Singapore Re	Singapore Re Corp	A-	13.6	13.1
Tokio Marine	Tokio Marine & Nichido Fire Insurance Co. Ltd	A++	13.5	13.4

Sub-total			3,754.6	2,907.2
Other reinsurers			849.8	675.2

Total reinsurance recoverable			4,604.4	3,582.4
Provision for uncollectible reinsurance			370.2	370.2

Net reinsurance recoverable			4,234.2	3,212.2

(1)	Of principal reinsurer (or, if principal reinsurer is not rated, of group).

(2)	Before specific provisions for uncollectible reinsurance.

(3)	Net of outstanding balances for which security was held, but before specific provisions for uncollectible reinsurance.

(4)	Aegon is rated A+ by S&P; Arc Re is not rated.

The following table presents the classification of the $4,234.2 gross reinsurance recoverable according to the financial strength rating of the responsible reinsurers. Pools & associations, shown separately, are generally government or similar insurance funds carrying limited credit risk.

Consolidated Reinsurance Recoverables

			Outstanding
	A.M. Best		balances	Net
	rating	Gross	for which	unsecured
	(or S&P	reinsurance	security	reinsurance
	equivalent)	recoverable	is held	recoverable

	A++	187.1	10.9	176.2
	A+	1,825.2	301.6	1,523.6
	A	1,041.0	208.3	832.7
	A-	341.1	94.6	246.5
	B++	37.1	4.2	32.9
	B+	47.8	19.0	28.8
	B or lower	117.3	4.3	113.0
	Not rated	925.2	352.9	572.3
	Pools & associations	82.6	26.2	56.4

		4,604.4	1,022.0	3,582.4
Provisions for uncollectible reinsurance		370.2		370.2

Net reinsurance recoverable		4,234.2		3,212.2

To support gross reinsurance recoverable balances, Fairfax had the benefit of letters of credit, trust funds or offsetting balances payable totalling $1,022.0 as at December 31, 2008 as follows:

for reinsurers rated A- or better, Fairfax had security of $615.4 against outstanding reinsurance recoverable of $3,394.4;

for reinsurers rated B++ or lower, Fairfax had security of $27.5 against outstanding reinsurance recoverable of $202.2; and

for unrated reinsurers, Fairfax had security of $352.9 against outstanding reinsurance recoverable of $925.2.

In addition to the above security arrangements, Lloyd’s is also required to maintain funds in Canada and the United States that are monitored by the applicable regulatory authorities.

Substantially all of the $370.2 of provisions for uncollectible reinsurance relates to the $747.0 of net unsecured reinsurance recoverable from reinsurers rated B++ or lower or which are unrated.

The two following tables separately break out the consolidated reinsurance recoverables for the operating companies and for the runoff operations. As shown in those tables, approximately 42.2% of the consolidated reinsurance recoverables relate to runoff operations as at December 31, 2008 (compared to 42.4% at the end of 2007).

FAIRFAX FINANCIAL HOLDINGS LIMITED

Reinsurance Recoverables – Operating Companies

			Outstanding
	A.M. Best		balances	Net
	rating	Gross	for which	unsecured
	(or S&P	reinsurance	security	reinsurance
	equivalent)	recoverable	is held	recoverable

	A++	122.4	10.9	111.5
	A+	938.4	277.2	661.2
	A	698.0	139.3	558.7
	A-	278.1	89.8	188.3
	B++	30.9	3.7	27.2
	B+	40.9	16.0	24.9
	B or lower	46.4	3.0	43.4
	Not rated	344.3	138.3	206.0
	Pools & associations	68.7	26.2	42.5

		2,568.1	704.4	1,863.7
Provisions for uncollectible reinsurance		121.9		121.9

Net reinsurance recoverable		2,446.2		1,741.8

Reinsurance Recoverables – Runoff Operations

			Outstanding
	A.M. Best		balances	Net
	rating	Gross	for which	unsecured
	(or S&P	reinsurance	security	reinsurance
	equivalent)	recoverable	is held	recoverable

	A++	64.7	–	64.7
	A+	886.8	24.4	862.4
	A	343.0	69.0	274.0
	A-	63.0	4.8	58.2
	B++	6.2	0.5	5.7
	B+	6.9	3.0	3.9
	B or lower	70.9	1.3	69.6
	Not rated	580.9	214.6	366.3
	Pools & associations	13.9	–	13.9

		2,036.3	317.6	1,718.7
Provisions for uncollectible reinsurance		248.3		248.3

Net reinsurance recoverable		1,788.0		1,470.4

Based on the results of the preceding analysis of Fairfax’s reinsurance recoverable and on the credit risk analysis performed by RiverStone as described in the next paragraph, Fairfax believes that its provision for uncollectible reinsurance provided for all likely losses arising from uncollectible reinsurance at December 31, 2008.

RiverStone, with its dedicated specialized personnel and expertise in analyzing and managing credit risk, is responsible for the following with respect to recoverables from reinsurers: evaluating the creditworthiness of all reinsurers and recommending to the group management’s reinsurance committee those reinsurers which should be included on the list of approved reinsurers; on a quarterly basis, monitoring reinsurance recoverable by reinsurer and by company, in aggregate, and recommending the appropriate provision for uncollectible reinsurance; and pursuing collections from, and global commutations with, reinsurers which are either impaired or considered to be financially challenged.

The company’s insurance and reinsurance operating companies purchase reinsurance for various reasons including risk diversification and mitigation and protection of capital. As set out in note 7 to the consolidated financial statements, ceded reinsurance transactions had a net negative pre-tax impact in 2008 of $100.1 (including the effect of the $84.2 pre-tax loss on Crum & Forster’s commutation of an aggregate stop loss contract) (2007 – $388.0; 2006 – $748.0, including the effect of the $412.6 pre-tax loss on the commutation of the Swiss Re corporate adverse development cover). Earned premiums ceded to reinsurers in 2008 decreased to $713.5 compared to $725.0 in 2007 and $747.2 in 2006. Earned premiums ceded to reinsurers in 2008 and 2007 decreased as a result of greater retention of premiums written by the insurance and reinsurance operating companies (particularly at Northbridge following changes to its reinsurance programme in 2008, partially offset by the effect of increased reinsurance utilization by the insurance operations of OdysseyRe in 2008) and the effect of declines in gross premiums written from 2007 to 2008 and from 2006 to 2007 related to intensifying competition and deteriorating pricing associated with underwriting cycle softening. Commissions earned on ceded reinsurance premiums were largely unchanged on a consolidated basis from 2007 to 2008 and from 2006 to 2007, despite the effects of increased retentions of written premiums and the declines in written premiums associated with the softening underwriting cycle at Crum & Forster, OdysseyRe and Northbridge (excluding the effect of foreign currency translation for Northbridge), which effects were largely offset by increased commissions earned as a result of increased earned premiums ceded to reinsurers by Fairfax Asia’s First Capital in 2008 and 2007. Increased claims incurred ceded to reinsurers of $483.5 in 2008 compared to $235.9 in 2007 included increased cessions related to current year catastrophe events (including $134.4 related to Hurricanes Ike and Gustav), partially offset by the effect of reinsurance commutations (including Crum & Forster’s second quarter commutation). Claims incurred ceded to reinsurers of $235.9 in 2007 increased from ($98.0) in 2006 (primarily due to the effect in 2006 of the commutation of the Swiss Re corporate adverse development cover). Claims incurred ceded to reinsurers in 2006 were reduced by the $412.6 pre-tax loss on the commutation of the Swiss Re corporate adverse development cover, but included additional cessions by Northbridge related to 2005 hurricane losses. The provision for uncollectible reinsurance declined in 2008 relative to 2007 and 2006, primarily reflecting effective credit risk management and improved credit experience with the company’s reinsurers and the sale of a portion of Runoff’s reinsurance recoverable to a third party which was substantially provided for in prior years. In the most recent three years, Fairfax has recorded net provisions for uncollectible reinsurance in the consolidated statement of earnings of $15.0 in 2008, $46.2 in 2007 and $46.5 in 2006.

The cash flow impact of the company’s reinsurance activities on net cash provided by operating activities in 2008 included a $582.5 reduction in amounts recoverable from reinsurers, with the decrease related primarily to Crum & Forster’s reinsurance commutation, decreased reinsurance utilization by Northbridge in 2008 following changes to its reinsurance programme, reduced underwriting activity as a result of the insurance and operating companies’ disciplined response to the softening underwriting cycle and increasingly competitive market conditions, and continued progress by the Runoff operations, partially offset by the effect of increased reinsurance utilization by OdysseyRe’s insurance operations and the consolidation of the reinsurance recoverable of Advent.

The cash flow impact of the company’s reinsurance activities on net cash used in operating activities in 2007 included a $665.2 reduction in amounts recoverable from reinsurers, with the decrease relative to the change in 2006 reflecting the effect of significant reinsurance recoveries in 2006 of paid claims related to 2005 hurricanes. Cash provided by operating activities was increased significantly in 2006 by reinsurance recoveries, with the $1,154.2 decline during 2006 in amounts recoverable from reinsurers reflecting collections by the insurance and reinsurance operating companies from reinsurers of paid claims related to 2005 and 2004 hurricanes. Cash provided by operating activities in 2006 reflects the non-cash nature of the $412.6 pre-tax loss on the 2006 commutation of the Swiss Re corporate adverse development cover.

Float

Fairfax’s float is the sum of its loss reserves, including loss adjustment expense reserves, and unearned premium reserves, less accounts receivable, reinsurance recoverables and deferred premium acquisition costs. This float arises because an insurance or reinsurance business receives premiums in advance of the payment of claims.

The following table shows the float that Fairfax’s insurance and reinsurance operations have generated and the cost of generating that float. As the table shows, the average float from those operations increased 3.5% (1.6% excluding

FAIRFAX FINANCIAL HOLDINGS LIMITED

Advent) in 2008 to $8.9 billion, at a cost of 5.1% (3.9% excluding Advent). Excluding foreign exchange gains and losses, the float in 2008 had a cost of 3.0%.

				Average long
			Benefit	term Canada
	Underwriting		(cost)	treasury bond
Year	profit (loss)	Average float	of float	yield

1986	2.5	21.6	11.6%	9.6%

2004	147.4	5,898.7	2.5%	5.2%
2005	(437.5)	7,323.9	(6.0%)	4.4%
2006	212.6	8,212.9	2.6%	4.3%
2007	281.3	8,617.7	3.3%	4.3%
2008	(457.7)	8,917.8	(5.1%)	4.1%
Weighted average since inception			(2.8%)	5.1%
Fairfax weighted average financing differential since inception: 2.3%

The following table presents the breakdown of total year-end float for the most recent five years.

					Total
					Insurance
	Canadian	U.S.	Asian		and
	Insurance	Insurance	Insurance	Reinsurance	Reinsurance	Runoff	Total

2004	1,404.2	1,657.1	119.7	3,498.7	6,679.7	741.3	7,421.0
2005	1,461.8	1,884.9	120.2	4,501.1	7,968.0	788.6	8,756.6
2006	1,586.0	1,853.8	85.4	4,932.6	8,457.8	2,061.0	10,518.8
2007	1,887.4	1,812.8	86.9	4,990.4	8,777.5	1,770.5	10,548.0
2008	1,739.1	2,125.1	68.9	5,125.0	9,058.1	1,783.8	10,841.9

In 2008, the Canadian and Asian insurance float decreased by 7.9% (at a cost of 4.5%) and 20.7% (at no cost) respectively, primarily due to a weakening of the Canadian and Singapore dollars against the U.S. dollar. The U.S. insurance float increased 17.2% (at a cost of 8.3%), primarily as a result of Crum & Forster’s second quarter reinsurance commutation, partially offset by a reduction in premiums written. Reinsurance float increased 2.7% (at a cost of 4.1%) in 2008, due to the inclusion of Advent in the reinsurance reporting segment, partially offset by a reduction in business written at OdysseyRe and the transfer of nSpire Re’s Group Re business from the reinsurance segment to Runoff. Excluding Advent, the reinsurance float decreased 3.7% (at a cost of 2.0%). The Runoff float increased 0.8% primarily due to the transfer of nSpire Re’s Group Re float to Runoff, partially offset by continued progress in the reduction of Runoff claims. In the aggregate, the total float increased by 2.8% to $10.8 billion at the end of 2008. Excluding Advent, the total float decreased by 0.2% to $10.5 billion at the end of 2008.

Insurance Environment

The property and casualty insurance and reinsurance industry’s underwriting results deteriorated in 2008 as a result of the significant catastrophe losses from Hurricanes Ike – the third costliest hurricane in U.S. history – and Gustav and the continued softening of insurance pricing. Offsetting this was the effect of net favourable reserve development of prior years’ reserves, as loss emergence in recent accident years has been better than expected in many lines of business. Combined ratios in 2008 for the industry in Canada, for U.S. commercial lines insurers and for U.S. reinsurers are expected to be approximately 98.7%, 106.5% and 103.5% respectively, according to recently published industry composites. The significant reduction in capital that occurred in the insurance industry from the unparalleled investment losses and significant catastrophe losses in 2008, combined with the historically low interest rate environment, could exert a stabilizing effect on insurance rates in 2009. For certain lines of business where claim activity has increased due to the turmoil in the financial markets and in catastrophe-exposed lines, rates have already begun to increase and terms and conditions have become more restrictive.

Investments

The majority of interest and dividend income is earned by the insurance, reinsurance and runoff companies. Interest and dividend income earned on holding company cash, short term investments and marketable securities was $28.7 in 2008 (2007 – $19.3, 2006 – $18.1). Interest and dividend income earned in Fairfax’s first year and for the past ten years (the period since Fairfax’s last significant acquisition) is presented in the following table.

	Average		Interest and dividend income
	investments at		Pre-tax			After tax
	carrying value		Amount	Yield	Per share	Amount	Yield	Per share
				(%)	($)		(%)	($)

1986	46.3		3.4	7.34	0.70	1.8	3.89	0.38

1999	10,020.3		532.7	5.32	39.96	348.0	3.47	26.10
2000	11,291.5		534.0	4.73	40.54	377.6	3.34	28.66
2001	10,264.3		436.9	4.26	33.00	297.1	2.89	22.44
2002	10,377.9		436.1	4.20	30.53	292.2	2.82	20.46
2003	11,527.5		331.9	2.88	23.78	215.8	1.87	15.46
2004	12,955.8	(1)	375.7	2.90	27.17	244.3	1.89	17.66
2005	14,142.5	(1)	466.1	3.30	28.34	303.0	2.14	18.42
2006	15,827.0	(1)	746.5	4.72	42.03	485.3	3.07	27.32
2007	17,898.0	(1)(2)	761.0	4.25	42.99	494.7	2.76	27.95
2008	19,468.8	(1)(2)	626.4	3.22	34.73	416.6	2.14	23.10

(1)	Net of $29.4 (2007 – $1,062.8; 2006 – $783.3; 2005 – $700.3; 2004 – $539.5) of short sale and derivative obligations of the holding company and the subsidiary companies.

(2)	Effective January 1, 2007, Canadian Generally Accepted Accounting Principles changed, requiring the company to carry most of its investments at fair value, whereas previously, these investments would have been carried at cost or amortized cost. The company adopted these new requirements prospectively and accordingly, prior period investment balances in this table have not been restated.

Funds withheld payable to reinsurers shown on the consolidated balance sheet ($355.1 as at December 31, 2008) represented premiums and accumulated accrued interest (at an average interest crediting rate of approximately 7% per annum) on aggregate stop loss reinsurance treaties, principally related to Crum & Forster ($228.8) and OdysseyRe ($55.5). In 2008, $17.4 of interest expense accrued to reinsurers on funds withheld; the company’s total interest and dividend income of $626.4 in 2008 was net of this interest expense. Claims payable under such treaties are paid first out of the funds withheld balances.

Interest and dividend income decreased in 2008 principally due to the year-over-year decline in short term interest rates, despite a $1.6 billion increase in the average investment portfolio in 2008 compared to 2007, including the effect of the consolidation of Advent in 2008. The gross portfolio yield, before interest on funds withheld of $17.4, was 3.31% in 2008 compared to the 2007 gross portfolio yield, before interest on funds withheld of $24.1, of 4.39%. The pre-tax interest and dividend income yield decreased to 3.22% in 2008 from 4.25% in 2007, while the after-tax yield decreased to 2.14% in 2008 from 2.76% in 2007. The decreased yields were primarily attributable to the impact of lower short term interest rates, as three-month U.S. treasury bill yields averaged approximately 1.38% in 2008 compared to approximately 4.45% in 2007 and ten-year U.S. treasury bond yields averaged approximately 3.64% in 2008 compared to approximately 4.63% in 2007. Since 1985, pre-tax interest and dividend income per share has compounded at a rate of 19.4% per year.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Investments (including at the holding company) in Fairfax’s first year and since 1999, at their year-end carrying values, are presented in the following table.

	Cash and
	short term			Preferred	Common	Real			Per share
	investments		Bonds(2)	stocks	stocks(3)	estate	Total		($)

1985	6.4		14.1	1.0	2.5	–	24.0		4.80

1999	1,766.9		9,165.9	92.3	1,209.0	55.6	12,289.7		915.35
2000	1,663.0		7,825.5	46.7	813.6	50.8	10,399.6		793.81
2001	1,931.3		7,357.3	79.4	811.7	49.1	10,228.8		712.76
2002	2,033.2		7,390.6	160.1	992.1	20.5	10,596.5		753.90
2003	6,120.8		4,705.2	142.3	1,510.7	12.2	12,491.2		901.35
2004	4,075.0	(1)	7,260.9	135.8	1,960.9	28.0	13,460.6	(1)	840.80	(1)
2005	4,385.0	(1)	8,127.4	15.8	2,324.0	17.2	14,869.4	(1)	835.11	(1)
2006	5,188.9	(1)	9,017.2	16.4	2,579.2	18.0	16,819.7	(1)	948.62	(1)
2007(4)	3,965.7	(1)	11,669.1	19.9	3,339.5	6.5	19,000.7	(1)	1,075.50	(1)
2008(4)	6,343.5	(1)	9,069.6	50.3	4,480.0	6.4	19,949.8	(1)	1,140.85	(1)

(1)	Net of $29.4 (2007 – $1,062.8; 2006 – $783.3; 2005 – $700.3; 2004 – $539.5) of short sale and derivative obligations of the holding company and the subsidiary companies.

(2)	Includes credit derivatives.

(3)	Includes investments at equity and equity derivatives.

(4)	Effective January 1, 2007, Canadian Generally Accepted Accounting Principles changed, requiring the company to carry most of its investments at fair value, whereas previously, these investments would have been carried at cost or amortized cost. The company adopted these new requirements prospectively and accordingly, prior period investment balances in this table have not been restated.

Total investments and total investments per share increased at year-end 2008 compared to 2007 primarily due to significant net investment gains, which included net gains of $2,079.6 related to equity and equity index total return swaps and short positions, net gains of $1,290.5 related to credit default swaps and net gains on bonds of $273.7, partially offset by $996.4 of other than temporary impairments recorded on common stock and bond investments. Since 1985, investments per share have compounded at a rate of 26.9% per year.

Fairfax’s investment managers perform their own fundamental analysis of each proposed investment, and subsequent to investing, management reviews at least quarterly the carrying value of each investment whose market value has been consistently below its carrying value for some time, to assess whether recording a provision for other than temporary impairment is appropriate. In making this assessment, careful analysis is made comparing the intrinsic value of the investment as initially assessed to the current assessment of intrinsic value based on current outlook and other relevant investment considerations. Other considerations in this assessment include the length of time and extent to which the fair value has been less than its amortized cost, the severity of the impairment, the cause of the impairment, the financial condition and near-term prospects of the issuer, and the company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery of fair value.

The composition of the company’s fixed income portfolio as at December 31, 2008 classified according to the higher of each security’s respective S&P and Moody’s issuer credit ratings, is presented in the table that follows:

	Carrying value of
Issuer Credit Rating	fixed income portfolio	%

AAA	6,512.5	75.2
AA	1,377.8	15.9
A	194.9	2.3
BBB	2.1	0.0
BB	10.0	0.1
B	232.0	2.7
Lower than B and unrated	325.3	3.8

Total	8,654.6	100.0

At December 31, 2008, 93.4% (2007 — 98.5%) of the fixed income portfolio at carrying value was rated investment grade, with 91.1% (2007 — 97.1%) (primarily consisting of government obligations) being rated AA or better. As of December 31, 2008, holdings of fixed income securities in the ten issuers (excluding federal governments) to which the company had the greatest exposure was $2,619.4, which was approximately 13.1% of the total investment portfolio. The exposure to the largest single issuer of corporate bonds held as of December 31, 2008 was $321.1, which was approximately 1.6% of the total investment portfolio.

The consolidated investment portfolio included $4.1 billion in U.S. state, municipal and other tax-exempt bonds, almost all of which were purchased during 2008. Of the $4.0 billion held in the subsidiary investment portfolios at December 31, 2008, approximately $3.6 billion were fully insured by Berkshire Hathaway Assurance Corp. for the payment of interest and principal in the event of issuer default; the company believes that that insurance significantly mitigates the credit risk associated with these bonds.

Subsidiary portfolio investments and holding company investments included $415.0 (2007 – $1,119.1) at fair value of credit default swaps (with a remaining average life of approximately 3.3 years (2007 – 4.0 years)) referenced to various issuers in the banking, mortgage and insurance sectors of the financial services industry, which serve as an economic hedge against declines in the fair value of the company’s financial assets. The company endeavours to limit counterparty risk through the terms of agreements negotiated with the counterparties to its total return swap and credit default swap contracts, pursuant to which the counterparties to these transactions are contractually required to deposit cash or government securities in collateral accounts for the benefit of the company in amounts related to the then current fair value of the total return and credit default swaps. The fair value of this collateral at December 31, 2008, all of which consisted of government securities, was $285.1 (2007 – $886.0), $107.6 of which (2007 – nil) the company had the right to sell or repledge, and $177.5 (2007 – $886.0) of which the company did not have the right to sell or repledge.

Interest Rate Risk

Credit risk aside, the company positions its fixed income securities portfolio based on its view of future interest rates and the yield curve, balanced by liquidity requirements, and may reposition the portfolio in response to changes in the interest rate environment.

At December 31, 2008, the fair value of the company’s investment portfolio included approximately $8.7 billion of fixed income securities which are subject to interest rate risk. Fluctuations in interest rates have a direct impact on the market value of these securities. As interest rates rise, market values of fixed income portfolios fall, and vice versa. The table that follows displays the potential impact on net earnings and other comprehensive income of market value fluctuations caused by changes in interest rates on the company’s fixed income portfolio based on parallel 200 basis point shifts in interest rates up and down, in 100 basis point increments. This analysis was performed on each security individually.

December 31, 2008
		Hypothetical $ change effect on:
	Fair value of	Other	Net	Total fair value of
	fixed income	comprehensive	earnings	fixed income	Hypothetical
Change in interest rates	portfolio	income (pre-tax)	(pre-tax)	portfolio	% change

200 basis point increase	7,275.6	(518.7)	(860.3)	(1,379.0)	(15.9)
100 basis point increase	7,887.2	(290.5)	(476.9)	(767.4)	(8.9)
No change	8,654.6	–	–	–	–
100 basis point decrease	9,507.0	308.1	544.3	852.4	9.8
200 basis point decrease	10,309.6	650.2	1,004.8	1,655.0	19.1

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions, including the maintenance of the level and composition of fixed income security assets at the indicated date, and should not be relied on as indicative of future results.

Certain shortcomings are inherent in the method of analysis presented in the computation of the prospective fair value of fixed rate instruments. Actual values may differ from the projections presented should market conditions vary from assumptions used in the calculation of the fair value of individual securities; such variations include non-parallel shifts in the term structure of interest rates and changes in individual issuer credit spreads.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Return on the Investment Portfolio

The following table presents the performance of the investment portfolio in Fairfax’s first year and for the most recent ten years (the period since Fairfax’s last significant acquisition). For the years 1986 to 2006, the calculation of total return on average investments included interest and dividends, net realized gains (losses) and changes in net unrealized gains (losses). Since 2007, due to the prospective adoption effective January 1, 2007 of new accounting pronouncements as described in footnote 4 to the table, the calculation of total return on average investments included interest and dividends, net investment gains (losses) recorded in net earnings, net unrealized gains (losses) recorded in other comprehensive income and changes in net unrealized gains (losses) on equity method investments. All of the above noted amounts are included in the calculation of total return on average investments on a pre-tax basis.

									Change in
							Net gains (losses)		unrealized
	Average			Net		Change in	recorded in:		gains	Total return
	investments		Interest	realized		unrealized		Other	(losses)	on average
	at carrying		and	gains		gains	Net	comprehensive	on equity method	investments
	value		dividends	(losses)		(losses)	earnings	income	investments		(%)

1986	46.3		3.4	0.7		(0.2)	–	–	–	3.9	8.4

1999	10,020.3		532.7	63.8		(871.4)	–	–	–	(274.9)	(2.7)
2000	11,291.5		534.0	259.1		584.1	–	–	–	1,377.2	12.2
2001	10,264.3		436.9	121.0		194.0	–	–	–	751.9	7.3
2002	10,377.9		436.1	465.0		263.2	–	–	–	1,164.3	11.2
2003	11,527.5		331.9	826.1		142.4	–	–	–	1,300.4	11.3
2004	12,955.8	(1)	375.7	300.5	(2)	165.6	–	–	–	841.8	6.5
2005	14,142.5	(1)	466.1	385.7		73.0	–	–	–	924.8	6.5
2006	15,827.0	(1)	746.5	789.4	(3)	(247.8)	–	–	–	1,288.1	8.1
2007	17,898.0	(1)(4)	761.0	–		–	1,639.4	304.5	(131.2)	2,573.7	14.4
2008	19,468.8	(1)(4)	626.4	–		–	2,720.5	(426.6)	278.3	3,198.6	16.4

Cumulative from inception			6,059.1	3,887.8			4,359.9				9.8	(5)

(1)	Net of $29.4 (2007 – $1,062.8; 2006 – $783.3; 2005 – $700.3; 2004 – $539.5) of short sale and derivative obligations of the holding company and the subsidiary companies.

(2)	Excludes the $40.1 gain on the company’s secondary offering of Northbridge and the $27.0 loss in connection with the company’s repurchase of outstanding debt at a premium to par.

(3)	Excludes the $69.7 gain on the company’s secondary offering of OdysseyRe, the $15.7 loss on the company’s repurchase of outstanding debt at a premium to par and the $8.1 dilution loss on conversions during 2006 of the OdysseyRe convertible senior debenture.

(4)	Effective January 1, 2007, Canadian Generally Accepted Accounting Principles changed, requiring the company to carry most of its investments at fair value, whereas previously these investments would have been carried at cost or amortized cost. The company adopted these new requirements prospectively and accordingly, prior period investment balances in this table have not been restated.

(5)	Simple average of the total return on average investments for each of the 23 years.

Investment gains have been an important component of Fairfax’s financial results since 1985, having contributed an aggregate $8,247.7 (pre-tax) to net earnings since inception. The contribution has fluctuated significantly from period to period: the amount of investment gains (losses) for any period has no predictive value and variations in amount from period to period have no practical analytical value. From inception in 1985 to 2008, total return on average investments has averaged 9.8%.

The company has a long term, value-oriented investment philosophy. It continues to expect fluctuations in the global financial markets for common stocks, bonds and derivative and other securities.

Capital Resources and Management

The company manages its capital based on the following financial measurements and ratios:

	2008		2007		2006(1)		2006		2005	2004

Holding company cash, short term investments and marketable securities, net of short sale and derivative obligations	1,555.0		963.4		783.6		767.4		559.0	566.8

Holding company debt	869.6		1,063.2		1,181.5		1,202.6		1,365.3	1,422.9
Subsidiary debt	910.2		915.0		974.2		981.3		933.2	862.2
Other long term obligations — holding company	187.7		192.6		197.1		197.1		244.5	247.6

Total debt	1,967.5		2,170.8		2,352.8		2,381.0		2,543.0	2,532.7

Net debt	412.5		1,207.4		1,569.2		1,613.6		1,984.0	1,965.9

Common shareholders’ equity	4,866.3		4,121.4		2,799.6		2,720.3		2,507.6	2,665.1
Preferred equity	102.5		136.6		136.6		136.6		136.6	136.6
Non-controlling interests	1,382.8		1,585.0		1,300.6		1,292.9		751.4	579.5

Total equity and non-controlling interests	6,351.6		5,843.0		4,236.8		4,149.8		3,395.6	3,381.2

Net debt/total equity and non-controlling interests	6.5%		20.7%		37.0%		38.9%		58.4%	58.1%
Net debt/net total capital(2)	6.1%		17.1%		27.0%		28.0%		36.9%	36.8%
Total debt/total capital(3)	23.7%		27.1%		35.7%		36.5%		42.8%	42.8%
Interest coverage(4)	16.4	x	11.3	x	5.2	x	5.2	x	n/a	2.6x

(1)	Balances reflect the adjustment at January 1, 2007 upon adoption of the new accounting standards described in note 2 to the consolidated financial statements.

(2)	Net total capital is calculated by the company as the sum of total shareholders’ equity, non-controlling interests and net debt.

(3)	Total capital is calculated by the company as the sum of total shareholders’ equity, non-controlling interests and total debt.

(4)	Interest coverage is calculated by the company as the sum of earnings (loss) from operations before income taxes and interest expense divided by interest expense.

Cash, short term investments and marketable securities held at the holding company at December 31, 2008 of $1,564.2, net of short sale and derivative obligations of $9.2, resulted in a net balance of holding company cash, short term investments and marketable securities of $1,555.0 ($963.4 at December 31, 2007). At December 31, 2008 the company’s consolidated net debt/net total capital ratio improved to 6.1% from 17.1% at December 31, 2007, and the consolidated total debt/total capital ratio improved to 23.7% from 27.1% at December 31, 2007.

Holding company indebtedness (including other long term obligations) at December 31, 2008 declined by $198.5 to $1,057.3 from $1,255.8 at December 31, 2007, primarily reflecting the conversion in the first quarter of the company’s 5.0% convertible senior debentures due July 15, 2023 into 886,888 subordinate voting shares of the company (the company paid a nominal amount of cash to redeem the unconverted debentures and in lieu of fractional shares) and the repayment at maturity in the second quarter of the outstanding $62.1 of its 6.875% unsecured senior notes. In 2008, the company also redeemed preferred shares with stated capital of $34.1 for cash consideration of $48.0.

Subsidiary indebtedness at December 31, 2008 decreased by $4.8 to $910.2 from $915.0 at December 31, 2007, reflecting the repayment at maturity of the Cdn$125.0 of Cunningham Lindsey unsecured 7.0% Series B debentures and the repurchase by Crum & Forster of the $4.3 balance of its 10.375% unsecured senior notes due June 15, 2013, partially offset by additional debt of $93.4 and $21.8 resulting from the consolidation of Advent and Ridley respectively.

Cash, short term investments and marketable securities held at the holding company at December 31, 2007 of $971.8 net of holding company short sale and derivative obligations of $8.4 resulted in a net balance of cash, short

FAIRFAX FINANCIAL HOLDINGS LIMITED

term investments and marketable securities of $963.4 ($783.6 in 2006). Net debt decreased to $1,207.4 at December 31, 2007 from $1,569.2 (pro forma) at December 31, 2006. At December 31, 2007 the company’s consolidated net debt/net total capital ratio improved to 17.1% from 27.0% at December 31, 2006, and the consolidated total debt/total capital ratio improved to 27.1% from 35.7% at December 31, 2006. The above-noted financial leverage ratios improved primarily due to 2007 net earnings, the repayment of Fairfax senior notes upon maturity, the repayment of a portion of the Cunningham Lindsey indebtedness and other opportunistic debt repurchases during the year.

Primarily as a result of 2008 net earnings, partially offset by the effects of the company’s repurchases of its subordinate voting and preferred shares and reduced accumulated other comprehensive income (reflecting a net increase in unrealized losses on available for sale securities and unrealized foreign currency translation losses), shareholders’ equity at December 31, 2008 increased by $710.8 to $4,968.8 from $4,258.0 at December 31, 2007. Common shareholders’ equity at December 31, 2008 was $4,866.3 or $278.28 per basic share (excluding the unrecorded $356.0 excess of fair value over the carrying value of investments carried at equity) compared to $230.01 per basic share at the end of 2007, representing an increase per basic share in 2008 of 21.0% (without adjustment for the $5.00 per share dividend paid in the first quarter of 2008, or 23.2% adjusted to include that dividend). During 2008, the number of basic shares decreased by 179,965, primarily as a result of the company’s repurchase of 1,066,601 subordinate voting shares, partially offset by the issuance of 886,888 subordinate voting shares upon the conversion of the company’s convertible debentures. At December 31, 2008 there were 17,486,825 common shares effectively outstanding.

Non-controlling interests decreased to $1,382.8 at December 31, 2008 from $1,585.0 at December 31, 2007, primarily due to the repurchase by OdysseyRe and Northbridge of their common shares, partially offset by the non-controlling interest share of OdysseyRe’s and Northbridge’s net earnings for the year and the non-controlling interests which arose upon consolidation of Advent and Ridley.

The company has issued and repurchased common shares in the most recent five years as follows:

	Number of	Average
	subordinate	issue/repurchase	Net proceeds/
Date	voting shares	price per share	(repurchase cost)

2004 – issue of shares	2,406,741	124.65	299.7
2004 – repurchase of shares	(215,200)	146.38	(31.5)
2005 – issue of shares	1,843,318	162.75	299.8
2005 – repurchase of shares	(49,800)	148.59	(7.4)
2006 – repurchase of shares	(67,800)	113.57	(7.7)
2007 – repurchase of shares	(38,600)	181.35	(7.0)
2008 – issue of shares	886,888	216.83	192.3
2008 – repurchase of shares	(1,066,601)	264.39	(282.0)

Share issuances in 2004 and 2005 were pursuant to public offerings. Shares issued in 2008 related to the conversion of the company’s 5.0% convertible senior debentures due July 15, 2023.

Fairfax’s indirect ownership of its own shares through The Sixty Two Investment Company Limited results in an effective reduction of shares outstanding by 799,230, and this reduction has been reflected in the earnings per share and book value per share figures.

A common measure of capital adequacy in the property and casualty industry is the ratio of premiums to surplus (or total shareholders’ equity). These ratios are shown for the insurance and reinsurance operating companies of Fairfax for the most recent five years in the following table:

	Net premiums written to surplus
	(total shareholders’ equity)
	2008	2007	2006	2005	2004

Insurance
Northbridge (Canada)	1.0	0.7	1.0	1.1	1.3
Crum & Forster (U.S.)	0.8	0.8	1.0	0.9	0.9
Fairmont (U.S.)(1)	n/a	n/a	n/a	0.9	1.0
Fairfax Asia	0.3	0.3	0.4	0.5	0.6
Reinsurance
OdysseyRe	0.7	0.8	1.1	1.5	1.6
Other(2)	0.6	0.6	1.2	1.1	1.5
Canadian insurance industry	1.0	1.0	1.0	1.1	1.2
U.S. insurance industry	1.0	0.9	0.9	1.0	1.1

(1)	Crum & Forster acquired the ongoing Fairmont business in 2006.

(2)	Other includes Group Re and (effective September 11, 2008, as described in note 17 to the consolidated financial statements) Advent.

In the U.S., the National Association of Insurance Commissioners (NAIC) has developed a model law and risk-based capital (RBC) formula designed to help regulators identify property and casualty insurers that may be inadequately capitalized. Under the NAIC’s requirements, an insurer must maintain total capital and surplus above a calculated threshold or face varying levels of regulatory action. The threshold is based on a formula that attempts to quantify the risk of a company’s insurance and reinsurance, investment and other business activities. At December 31, 2008, the U.S. insurance, reinsurance and runoff subsidiaries had capital and surplus in excess of the regulatory minimum requirement of two times the authorized control level – each subsidiary had capital and surplus in excess of 4.7 times the authorized control level, except for TIG (2.4 times).

In Canada, property and casualty companies are regulated by the Office of the Superintendent of Financial Institutions on the basis of a minimum supervisory target of 150% of a minimum capital test (MCT) formula. At December 31, 2008, Northbridge’s subsidiaries had a weighted average MCT ratio of 224% of the minimum statutory capital required, compared to 311% at December 31, 2007, well in excess of the 150% minimum supervisory target.

In countries other than the U.S. and Canada where the company operates (the United Kingdom, France, Mexico, Singapore, Hong Kong, Ireland and other jurisdictions), the company met or exceeded the applicable regulatory capital requirements at December 31, 2008.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The issuer credit ratings and financial strength ratings of Fairfax and its insurance and reinsurance operating companies were as follows as at December 31, 2008:

Standard
	A.M. Best	& Poor’s		Moody’s	DBRS

Issuer Credit Ratings
Fairfax Financial Holdings Limited	bbb	BBB-	(2)	Ba2	BBB (low	)
Crum & Forster Holdings Corp.	bbb	BB+		Ba2	–
Odyssey Re Holdings Corp.	bbb	BBB-		Baa3	–
Financial Strength Ratings
Crum & Forster Holdings Corp.(1)	A	BBB+		Baa2	–
Odyssey Re Holdings Corp.(1)	A	A-		A3	–
Lombard General Insurance Company of Canada	A	A-		–	–
Commonwealth Insurance Company	A	A-		–	–
Markel Insurance Company of Canada	A	A-		–	–
Federated Insurance Company of Canada	A	A-		–	–
CRC (Bermuda) Reinsurance Limited	A	–		–	–
First Capital Insurance Limited	A	–		–	–
Falcon Insurance Company (Hong Kong) Limited	–	A-		–	–

(1)	Financial strength ratings apply to the operating companies

(2)	Reflects Standard & Poor’s upgrade of Fairfax from BB+ to BBB- in early 2009

During 2008, A.M. Best upgraded the financial strength ratings of the Crum & Forster operating companies to an “A” rating after having upgraded the Northbridge operating companies to an “A” rating and Fairfax to investment grade in 2007. In 2008, DBRS upgraded Fairfax’s issuer credit rating to investment grade, with a similar upgrade received from Standard & Poor’s in early 2009.

Liquidity

The purpose of liquidity management is to ensure that there will be sufficient cash to meet all financial commitments and obligations as they become due.

The company believes that cash, short term investments and marketable securities held at the holding company provide more than adequate liquidity to meet the holding company’s obligations in 2009. In addition to these holding company resources, the holding company expects to continue to receive investment management and administrative fees, investment income on its holdings of cash, short term investments and marketable securities, and dividends from its insurance and reinsurance subsidiaries. The holding company’s known significant obligations for 2009, beyond the January and February 2009 payments that included Cdn$458.4 of payment in respect of the company’s privatization of Northbridge (as described in note 17), the $140.8 dividend on common shares ($8.00 per share), the $57.0 cash purchase consideration paid for Polish Re, and the $49.0 additional investment in Cunningham Lindsey Group Limited in conjunction with that company’s acquisition of the international business of GAB Robins, consist of interest and corporate overhead expenses, preferred share dividends, income tax payments and approximately $34.2 of purchase consideration payable.

Holding company cash, short term investments and marketable securities at December 31, 2008 totalled $1,564.2 ($1,555.0 net of $9.2 of holding company short sale and derivative obligations), compared to $971.8 at December 31, 2007 ($963.4 net of $8.4 of holding company short sale and derivative obligations). Significant movements at the Fairfax holding company level during 2008 included the receipt of $608.7 in dividends from subsidiaries (including the dividends described in the two following paragraphs), the repurchase of 1,066,601 subordinate voting shares at a net cost of $282.0, the payment of $99.0 of common and preferred share dividends, the repayment at maturity of the outstanding $62.1 of the company’s 6.875% unsecured senior notes, the repurchase of 2,000,000 Series A and B preferred shares at a cost of $48.0, and $652.7 of investment income earned (including investment gains and losses in net earnings or in other comprehensive income). The carrying values of holding company short term investments and marketable securities vary with changes in the fair values of those securities.

During the second quarter of 2008, the U.S. runoff company TIG Insurance Company distributed an extraordinary dividend out of excess capital, which was approved by the relevant insurance regulator, in the amount of approximately $210. Of the proceeds of the dividend, approximately $100 of cash and approximately $10 of securities were distributed to Fairfax and approximately $100 of securities was distributed to nSpire Re.

During the fourth quarter of 2008, Crum & Forster distributed an extraordinary dividend out of excess capital, which was approved by the relevant insurance regulator, in the amount of $350.0. The proceeds of the dividend, consisting of $191.2 of cash and $158.8 of securities, were distributed to Fairfax.

Subsidiary cash and short term investments increased by $2,290.4 to $5,508.5 at December 31, 2008 from $3,218.1 at December 31, 2007, with the increase primarily related to the proceeds of sales of bonds and credit default swaps, the proceeds of Crum & Forster’s second quarter reinsurance commutation and the addition of $396.4 as a result of the consolidation of Advent and Ridley, net of amounts used for increased investments in U.S. state, municipal and other tax-exempt bonds, common stocks and other investments, and subsidiaries’ repurchases of their common shares. During the second quarter, subsidiary cash of $896.0 was used to close certain equity index short positions, as the company changed its approach to equity hedging by substituting equity index total return swaps for short sales. Subsidiary cash used to close the short positions had been classified as assets pledged for short sale and derivative obligations prior to this action. Subsidiary cash and short term investments decreased by $1,384.6 to $3,218.1 at the end of 2007 from $4,602.7 at the end of 2006, with the cash and sale proceeds of short term investments having been primarily invested in government bonds.

The decrease in 2008 in consolidated cash resources was $586.8 compared to a $2,651.3 decrease in consolidated cash resources in 2007. The decrease in 2008 reflected $1,069.8 of cash used in financing activities ( primarily as a result of $749.7 of repurchases of holding company and subsidiary common and preferred shares, $198.8 of repayments and retirement of holding company and subsidiary debt and $124.6 of common and preferred share dividends paid by the holding company and subsidiaries), $119.9 of cash provided by operating activities and $587.9 of cash provided by investing activities, primarily as a result of greater net sales of investment securities. The $2,651.3 decrease in consolidated cash resources in 2007 primarily reflected cash used in investing activities of $2,109.8 as a result of greater net purchases of investment securities, principally bonds.

Contractual Obligations

The following table provides a payment schedule of current and future obligations (holding company and subsidiaries) as at December 31, 2008:

	Less than			More than
	1 year	1 - 3 years	3 - 5 years	5 years	Total

Net claims liability	2,739.2	3,221.5	1,916.2	3,166.5	11,043.4
Long term debt obligations – principal	14.4	2.0	406.7	1,392.9	1,816.0
Long term debt obligations – interest	132.0	263.7	236.7	625.7	1,258.1
Operating leases – obligations	48.4	73.3	32.5	76.4	230.6
Other long term liabilities – principal	4.6	12.8	8.7	161.6	187.7
Other long term liabilities – interest	16.2	30.9	29.0	67.4	143.5

	2,954.8	3,604.2	2,629.8	5,490.5	14,679.3

The timing of claims liability payments is not fixed and represents the company’s best estimate. The payment obligations associated with the $1,326.5 of accounts payable and accrued liabilities at December 31, 2008 are generally expected to be discharged during the 2009 fiscal year except for certain balances such as the net accrued liability for defined benefit and post retirement benefit plans ($95.8), which are long term by their nature. The timing of the payment obligations associated with the $355.1 of funds withheld payable to reinsurers at December 31, 2008 is long term in nature.

For further detail on the company’s net claims liability, long term debt principal and interest obligations, other long term principal and interest obligations and operating lease obligations, please see notes 5, 8, 9 and 15 respectively to the consolidated financial statements.

FAIRFAX FINANCIAL HOLDINGS LIMITED

SEC Subpoenas

For a full description of this matter, please see “SEC Subpoenas” in note 13 (Contingencies and Commitments) to the consolidated financial statements.

Lawsuits

For a full description of this matter, please see “Lawsuits” in note 13 (Contingencies and Commitments) to the consolidated financial statements.

Management’s Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including the company’s CEO and CFO, the company conducted an evaluation of the effectiveness of its disclosure controls and procedures as of December 31, 2008 as required by Canadian securities legislation. Disclosure controls and procedures are designed to ensure that the information required to be disclosed by the company in the reports it files or submits under securities legislation is recorded, processed, summarized and reported on a timely basis and that such information is accumulated and reported to management, including the company’s CEO and CFO, as appropriate, to allow required disclosures to be made in a timely fashion. Based on their evaluation, the CEO and CFO have concluded that as of December 31, 2008, the company’s disclosure controls and procedures were effective.

Management’s Report on Internal Control over Financial Reporting

The company’s management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934). The company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The company’s management assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2008. In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. The company’s management, including the CEO and CFO, concluded that, as of December 31, 2008, the company’s internal control over financial reporting was effective based on the criteria in Internal Control — Integrated Framework issued by COSO.

The effectiveness of the company’s internal control over financial reporting as of December 31, 2008 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in its report which appears herein.

Issues and Risks

The following issues and risks, among others, should be considered in evaluating the outlook of the company. For a fuller detailing of issues and risks relating to the company, please see Risk Factors in Fairfax’s most recent Supplemental and Base Shelf Prospectus filed with the securities regulatory authorities in Canada and the United States, which is available on SEDAR and EDGAR.

Claims Reserves

The major risk that all property and casualty insurance and reinsurance companies face is that the provision for claims is an estimate and may be found to be deficient, perhaps very significantly, in the future as a result of unanticipated frequency or severity of claims or for a variety of other reasons including unpredictable jury verdicts, expansion of insurance coverage to include exposures not contemplated at the time of policy issue (as was the case with asbestos and pollution exposures) and extreme weather events. Fairfax’s gross provision for claims was $14,728.4 at December 31, 2008. The company’s management of reserving risk is discussed in note 18 (Financial Risk Management) to the consolidated financial statements and in the Asbestos, Pollution and Other Hazards section of this Annual Report.

Latent Claims

The company has established loss reserves for asbestos, environmental and other latent claims that represent its best estimate of ultimate claims and claims adjustment expenses based upon known facts and current law. As a result of significant issues surrounding liabilities of insurers, risks inherent in major litigation and diverging legal interpretations and judgments in different jurisdictions, actual liability for these types of claims could exceed the loss reserves set by the company by an amount that could be material to its operating results and financial condition in future periods. The company’s management of reserving risk is discussed in note 18 (Financial Risk Management) to the consolidated financial statements and in the Asbestos, Pollution and Other Hazards section of this Annual Report.

Recoverable from Reinsurers

Most insurance and reinsurance companies reduce their liability for any individual claim by reinsuring amounts in excess of the maximum they want to retain. This third party reinsurance does not relieve the company of its primary obligation to the insured. Recoverable from reinsurers balances may become an issue mainly due to reinsurer solvency and credit concerns, due to the potentially long time period over which claims may be paid and the resulting recoveries are received from the reinsurers, or due to policy disputes. Fairfax had $4,234.2 recoverable from reinsurers (including recoverables on paid losses) as at December 31, 2008.

Although the magnitude of the company’s recoverable from reinsurers balance is significant, this is to a large extent the result of past acquisitions of companies that had relied heavily on reinsurance and of the company’s greater reliance on reinsurance in prior years, and is not necessarily indicative of the extent that the company has utilized reinsurance more recently. The credit risk associated with these older reinsurance recoverable balances is addressed in note 18 (Financial Risk Management) to the consolidated financial statements and in the Reinsurance Recoverables section of Management’s Discussion and Analysis of Financial Condition and Results of Operation in this Annual Report.

Cost of Reinsurance and Adequate Protection

The availability of reinsurance and the rates charged by reinsurers are subject to prevailing market conditions, both in terms of price and available capacity, which can affect the company’s business volume and profitability. Many reinsurance companies have begun to exclude certain coverages from the policies they offer. In the future, alleviation of risk through reinsurance arrangements may become increasingly difficult.

The rates charged by reinsurers and the availability of reinsurance to the company’s subsidiaries will generally reflect the recent loss experience of the company and of the industry in general. For example, the significant hurricane losses in 2004 and 2005 caused the prices for catastrophe reinsurance protection in Florida to increase significantly in 2006. Rather than incurring increased costs of reinsurance by virtue of purchasing more reinsurance or by virtue of these higher rates, in the following year the company elected to decrease its direct catastrophe exposure in that region, therefore requiring the purchase of a reduced amount of catastrophe reinsurance. In 2007 reinsurance rates stabilized while primary rates continued to decrease, increasing the cost of reinsurance for Fairfax’s operating companies on a relative basis. Significant catastrophe losses incurred by reinsurers in 2008 have made and may continue to make catastrophe exposed reinsurance more expensive in the future.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Catastrophe Exposure

Insurance and reinsurance companies are subject to losses from catastrophes such as earthquakes, hurricanes, windstorms, hailstorms and terrorist attacks, which are unpredictable and can be very significant. The company’s management of catastrophe risk is discussed in note 18 (Financial Risk Management) to the consolidated financial statements.

Prices

Prices in the insurance and reinsurance industry are cyclical and can fluctuate quite dramatically. Competitors may price below underlying costs for many years and may often still survive, despite the resulting negative financial impact of under-reserving. The property and casualty insurance and reinsurance industry is highly competitive. The company’s management of pricing risk is discussed in note 18 (Financial Risk Management) to the consolidated financial statements.

Foreign Exchange

The company has assets, liabilities, revenue and costs that are subject to currency fluctuations that may expose the company to foreign currency risk. These currency fluctuations have been and may be very significant and may affect the statement of earnings or, through the currency translation account in accumulated other comprehensive income, shareholders’ equity. The company’s management of foreign currency risk is discussed in note 18 (Financial Risk Management) to the consolidated financial statements.

Cost of Revenue

Unlike most businesses, the insurance and reinsurance business can have enormous costs that can significantly exceed the premiums received as revenue on the underlying policies. Similar to short selling in the stock market (selling shares not owned), there is no limit to the losses that can arise from most insurance policies, even though most contracts specify policy limits and deductibles that limit insurable losses.

Regulation

Insurance and reinsurance companies are regulated businesses, which means that except as permitted by applicable regulation, Fairfax does not have access to its insurance and reinsurance subsidiaries’ net income and shareholders’ capital without the requisite approval of applicable insurance regulatory authorities.

Taxation

Realization of the company’s future income taxes asset is dependent upon the generation of taxable income in those jurisdictions where the relevant tax losses and other temporary differences exist. The tax effected operating and capital loss carryforwards were not significant as at December 31, 2008, but in prior years had been a major component of the company’s future income taxes asset. Failure to achieve projected levels of profitability could lead to a writedown in the future income taxes asset if the expected recovery period for capitalized loss carryforwards becomes longer than anticipated.

Bonds, Common and Preferred Stocks and Derivative Securities Holdings

The company holds bonds, common stocks, preferred stocks and derivative securities in its portfolio. The market value of bonds and preferred stocks fluctuates with changes in interest rates and credit outlook. The market value of common stocks is exposed to fluctuations in the stock market. Risks associated with investments in derivative securities include market risk, interest rate risk, liquidity risk and credit risk. The company’s use of derivatives is primarily for general protection against declines in the fair value of the company’s financial assets and is governed by the company’s investment policies. The derivative securities are extremely volatile, with the result that their market value and their liquidity may vary dramatically either up or down in short periods, and their ultimate value will therefore only be known upon their disposition. The company’s management of credit risk, liquidity risk, market risk and interest rate risk is discussed in note 18 (Financial Risk Management) to the consolidated financial statements.

Goodwill

The goodwill on the consolidated balance sheet arises from various acquisitions made by the company or from acquisitions made by the company’s operating subsidiaries. Continued profitability of the acquired entity on business is essential for there to be no impairment in the carrying value of the goodwill.

Ratings

The company has financial strength or claims paying and issuer credit or debt ratings by the major rating agencies in North America. As financial stability is very important to its customers and others, the company is vulnerable to downgrades by the rating agencies.

Holding Company

Being a small holding company, Fairfax is very dependent on strong operating management, which makes it vulnerable to management turnover.

Financial Strength

Fairfax strives to be soundly financed. If the company requires additional capital or liquidity but cannot obtain it at all or on reasonable terms, its business, operating results and financial condition would be materially adversely affected.

Information Requests or Proceedings by Government Authorities

The existence of information requests or proceedings by government authorities could have various adverse effects. For a full description of the current state of such requests or proceedings, please see “SEC Subpoenas” in note 13 (Contingencies and Commitments) to the consolidated financial statements.

Lawsuits

The existence of lawsuits against the company or its affiliates, directors or officers could have various adverse effects. For a full description of the current state of such lawsuits, please see “Lawsuits” in note 13 (Contingencies and Commitments) to the consolidated financial statements.

Change in Accounting Policy

On January 1, 2007, the company adopted the new accounting standards related to financial instruments issued by the Canadian Institute of Chartered Accountants. As a result of adopting these new standards, the company’s financial assets and liabilities are carried at fair value in the consolidated balance sheets, except for receivables and non-trading financial liabilities, which are carried at amortized cost. Realized and unrealized gains and losses on financial assets and liabilities which are held for trading are recorded in the consolidated statements of earnings. Unrealized gains and losses on financial assets which are classified as available for sale are recorded in other comprehensive income until realized, at which time the cumulative gain or loss is recorded in the consolidated statement of earnings. All derivatives are recorded at fair value in the consolidated balance sheet.

Unrealized gains and losses on financial assets which are classified as available for sale and unrealized foreign currency translation amounts arising from self-sustaining foreign operations are recorded in the statement of accumulated other comprehensive income until recognized in the consolidated statement of earnings. Accumulated other comprehensive income is a component of shareholders’ equity. For further details, see note 2 to the consolidated financial statements.

International Financial Reporting Standards

The Canadian Accounting Standards Board confirmed in 2008 that the use of International Financial Reporting Standards (“IFRS”) by publicly accountable enterprises will be required in 2011 with comparative data for the prior year. IFRS uses a conceptual framework similar to Canadian GAAP, but there could be significant differences in recognition, measurement and disclosures that will need to be addressed.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The company has established a steering committee, a project team and working groups to review the adoption of and implement IFRS. The project team provides regular updates to management, the Steering Committee and the Audit Committee. An IFRS project kick-off meeting was held in November 2008 for the CFOs and IFRS project leaders of the company’s major operating groups. Education sessions have been, and will continue to be, provided for employees, management and the Audit Committee to increase knowledge and awareness of IFRS and its impact.

The company’s IFRS conversion plan consists of four phases: Preliminary Impact Assessment, Detailed Planning, Execution and Post-Implementation Review. The company has substantially completed the Detailed Planning phase and is commencing its work on the Execution phase, which it expects to complete by mid-2010. In working through the Detailed Planning phase, the company has reviewed current requirements under IFRS, has commenced the process of identifying potential measurement differences between IFRS and Canadian GAAP, and is considering accounting policy choices along with available first-time adopter implementation exemptions.

With a project of this scale and significance to the company’s financial reporting, the company is carefully assessing the impact of any changes in requirements and processes on the adequacy of its financial reporting systems and internal controls. A significant amount of effort to adopt and comply with IFRS requirements is expected.

Throughout the project the company will continue to monitor discussion papers, exposure drafts and standards released by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee. The company will assess the impact of the proposed standards on its financial statements and disclosure as additional information becomes available. Due to anticipated changes in IFRS prior to the company’s transition, financial impacts cannot be reasonably determined at this time.

Based on initial assessments, the company has identified that the following areas may have the greatest potential impact on the company’s accounting: The Effects of Foreign Exchange on Debt Securities, Employee Benefits, Business Combinations and IFRS 4 Insurance Contracts Phase II (Exposure Draft to be issued in the second half of 2009 with the Standard currently scheduled for release in 2011).

A more detailed analysis and evaluation of the financial, information systems and the financial reporting impact of the issues identified in the Preliminary Impact Assessment and Detailed Planning phases are expected to be completed in 2009.

Critical Accounting Estimates and Judgments

In the preparation of the company’s consolidated financial statements, management has made a number of estimates and judgments, the more critical of which are discussed below.

Provision for Claims

For Fairfax’s reinsurance subsidiaries, provisions for claims are established based on reports and individual case estimates provided by the ceding companies. For Fairfax’s subsidiaries that write direct insurance, provisions for claims are based on the case method as they are reported. Case estimates are reviewed on a regular basis and are updated as new information is received. An additional provision over and above those provisions established under the case method is established for claims incurred but not yet reported, potential future development on known claims and closed claims that may reopen (IBNR reserves). The company’s actuaries establish the IBNR reserves based on estimates derived from reasonable assumptions and appropriate actuarial methods. Typically, actuarial methods use historical experience to project the future; therefore, the actuary must use judgment and take into consideration potential changes, such as changes in the underlying book of business, in law and in cost factors.

In order to ensure that the estimated consolidated provision for claims included in the company’s financial statements is adequate, the provisions at the company’s insurance, reinsurance and runoff operations are subject to several reviews, including by one or more independent actuaries. The reserves are reviewed separately by, and must be acceptable to, internal actuaries at each operating company, the Chief Actuary at Fairfax, and one or more independent actuaries, including an independent actuary whose report appears in each Annual Report.

Provision for Uncollectible Reinsurance Recoverables

Fairfax establishes provisions for uncollectible reinsurance recoverables on a centralized basis, which are based on a detailed review of the credit risk of each underlying reinsurer. Considerations involved in establishing these provisions include the balance sheet strength of the reinsurer, its liquidity (or ability to pay), its desire to pay (based on prior history), financial strength ratings as determined by external rating agencies and specific disputed amounts based on contract interpretations which occur from time to time. The company monitors these provisions and reassesses them on a quarterly basis, or more frequently if necessary, updating them as new information becomes available.

Provision for Other than Temporary Impairment in the Value of Investments

Fairfax reviews those investments that are carried at cost or amortized cost, those that are carried at equity, and those that are classified as available for sale on a quarterly basis and focuses its attention on investments for which the fair value has been below cost for six months and on investments that have experienced sharp declines in the market based on critical events, even if those investments have been below cost for less than a six month period. In considering whether or not an impairment is other than temporary, the company assesses the underlying intrinsic value of the investment as of the review date as compared to the date of the original investment and considers the impact of any changes in the underlying fundamentals of the investment. The company also considers the issuer’s financial strength and health, the company’s ability and intent to hold the security to maturity for fixed income investments, the issuer’s performance as compared to its competitors, industry averages, views published by third party research analysts, and the company’s expectations for recovery in value in a reasonable time frame. Provisions for other than temporary impairment in the value of investments are reviewed on a regular basis and, if appropriate, are increased if additional negative information becomes available. Any such provisions are only released on the sale of the security.

Valuation Allowance for Recovery of Future Income Taxes

In determining the need for a valuation allowance for the recovery of future income taxes (which is based on management’s best estimate), management considers primarily current and expected profitability of the companies and their ability to utilize the losses fully within the next few years. Fairfax reviews the recoverability of its future income taxes asset and the valuation allowance on a quarterly basis, taking into consideration the underlying operation’s performance as compared to plan, the outlook for the business going forward, the impact of enacted and proposed changes to tax law and the expiry date of the tax losses.

Assessment of Goodwill for Potential Impairment

Goodwill is subject to impairment tests annually or when significant changes in operating expectations occur. Management estimates the fair value of each of the company’s reporting units using discounted expected future cash flows, which requires the making of a number of estimates, including estimates about future revenue, net earnings, corporate overhead costs, capital expenditures, cost of capital, and the growth rate of the various operations. The discounted cash flows supporting the goodwill in the reporting unit are compared to its book value. If the discounted cash flows supporting the goodwill in the reporting unit are less than its book value, a goodwill impairment loss is recognized equal to the excess of the book value of the goodwill over the fair value of the goodwill. Given the variability of the future-oriented financial information, a sensitivity analysis of the goodwill impairment test is performed by varying the discount and growth rates to enable management to conclude whether or not the goodwill balance has been impaired.

Compliance with Corporate Governance Rules

Fairfax is a Canadian reporting issuer with securities listed on the Toronto Stock Exchange and the New York Stock Exchange (the “NYSE”). It has in place corporate governance practices that comply with all applicable rules and substantially comply with all applicable guidelines and policies of the Canadian Securities Administrators and the practices set out therein. In the context of its listing on the NYSE, Fairfax also substantially complies with the corporate governance standards prescribed by the NYSE even though, as a “foreign private issuer”, it is not required to comply with most of those standards. The only significant difference between Fairfax’s corporate governance practices and the standards prescribed by the NYSE relates to shareholder approval of the company’s equity compensation plans, which would be required by NYSE standards but is not required under applicable Canadian rules as the plans involve only outstanding shares purchased in the market and do not involve newly issued securities.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The Board has adopted a set of Corporate Governance Guidelines (which include a written mandate of the Board), established an Audit Committee, a Governance and Nominating Committee and a Compensation Committee, approved written charters for all of its committees, approved a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the company and established, in conjunction with the Audit Committee, a Whistleblower Policy. The company continues to monitor developments in the area of corporate governance as well as its own procedures.

Forward-Looking Statements

Certain statements contained herein may constitute forward-looking statements and are made pursuant to the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The words “believe”, “anticipate”, “project”, “expect”, “intend”, “will likely result”, “will seek to”, or “will continue” and similar expressions identify forward-looking statements which relate to, among other things, the company’s plans and objectives for future operations and reflect the company’s current views with respect to future results, performance and achievements. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Fairfax to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, but are not limited to: a reduction in net earnings if the reserves of the company’s subsidiaries (including reserves for asbestos, environmental and other latent claims) are insufficient; underwriting losses on the risks these subsidiaries insure that are higher or lower than expected; the lowering or loss of one of these subsidiaries’ financial strength or claims paying ability ratings; an inability to realize the company’s investment objectives; exposure to credit risk in the event the company’s subsidiaries’ reinsurers or insureds fail to make payments; a decrease in the level of demand for these subsidiaries’ products, or increased competition; an inability to obtain reinsurance coverage at reasonable prices or on terms that adequately protect these subsidiaries; an inability to obtain required levels of capital; an inability to access cash of the company’s subsidiaries; risks associated with requests for information from the Securities and Exchange Commission or other regulatory bodies; risks associated with current government investigations of, and class action litigation related to, insurance industry practice or any other conduct; the passage of new legislation; and the failure to realize future income tax assets. Additional risks and uncertainties are described in this Annual Report under the heading Issues and Risks and in Fairfax’s most recent Supplemental and Base Shelf Prospectus (under “Risk Factors”) filed with the securities regulatory authorities in Canada and the United States, which is available on SEDAR and EDGAR. Fairfax disclaims any intention or obligation to update or revise any forward-looking statements, except as otherwise required by law.

Quarterly Data (unaudited, except for full year)

Years ended December 31

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year

2008
Revenue	2,390.8	1,245.3	2,155.1	2,184.2	7,975.4
Net earnings	631.8	27.6	467.6	346.8	1,473.8
Net earnings per share	$34.72	$0.84	$25.40	$19.73	$80.38
Net earnings per diluted share	$33.78	$0.84	$25.27	$19.62	$79.53
2007
Revenue	1,535.0	1,670.1	1,871.2	2,407.4	7,483.7
Net earnings	110.9	168.1	253.2	563.6	1,095.8
Net earnings per share	$6.10	$9.32	$14.12	$31.71	$61.20
Net earnings per diluted share	$5.88	$8.92	$13.47	$30.15	$58.38
2006
Revenue	1,714.5	1,935.6	1,515.1	1,638.5	6,803.7
Net earnings (loss)	198.4	229.2	(359.2)	159.1	227.5
Net earnings (loss) per share	$10.99	$12.73	$(20.41)	$8.81	$12.17
Net earnings (loss) per diluted share	$10.51	$12.14	$(20.41)	$8.45	$11.92

Operating results at the company’s insurance and reinsurance operations were improving as a result of company efforts, although they have recently been affected by an increasingly difficult competitive environment. Individual quarterly results have been (and may in the future be) affected by losses from significant natural or other catastrophes, by reserve strengthenings and by settlements or commutations, the occurrence of which are not predictable, and have been (and are expected to continue to be) significantly impacted by net gains or losses on investments (including significant gains related to credit default swaps in the fourth quarter of 2007 and during 2008, and related to equity total return swaps in the third and fourth quarters of 2008), the timing of which are not predictable.

Stock Prices and Share Information

As at March 6, 2009 Fairfax had 16,738,107 subordinate voting shares and 1,548,000 multiple voting shares outstanding (an aggregate of 17,486,877 shares effectively outstanding after an intercompany holding). Each subordinate voting share carries one vote per share at all meetings of shareholders except for separate meetings of holders of another class of shares. Each multiple voting share carries ten votes per share at all meetings of shareholders except in certain circumstances (which have not occurred) and except for separate meetings of holders of another class of shares. The multiple voting shares are not publicly traded.

The table that follows presents the Toronto Stock Exchange high, low and closing prices of subordinate voting shares of Fairfax for each quarter of 2008, 2007 and 2006.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(Cdn$)

2008
High	342.20	340.00	350.00	390.00
Low	255.32	240.01	221.94	303.85
Close	298.90	261.00	341.14	390.00
2007
High	276.00	270.48	262.54	311.87
Low	200.00	203.50	195.25	222.16
Close	260.00	203.50	242.52	287.00
2006
High	179.09	151.51	159.85	241.00
Low	120.00	100.00	107.52	141.59
Close	124.20	106.16	145.03	231.67

The table that follows presents the New York Stock Exchange high, low and closing prices of subordinate voting shares of Fairfax for each quarter of 2008, 2007 and 2006.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(US$)

2008
High	343.00	336.00	330.00	355.48
Low	258.23	235.70	210.50	241.71
Close	287.10	253.90	328.50	313.41
2007
High	238.75	234.42	260.57	310.34
Low	169.41	191.67	180.00	228.64
Close	224.58	191.67	244.00	286.13
2006
High	156.00	130.00	142.50	209.00
Low	102.50	88.87	94.99	126.91
Close	107.21	95.03	130.11	198.50